SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

THE CLOROX COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE CLOROX COMPANY

Notice of 2005 Annual Meeting
Proxy Statement
and
Annual Financial Statements

Annual Meeting of
Stockholders

November 16, 2005

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2005

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the “Company”), will be held at 9:00 a.m. on Wednesday, November 16, 2005, at the offices of the Company, 1221 Broadway, Oakland, California 94612-1888, for the following purposes:

1.	To elect a board of ten directors to hold office until the next annual election of directors;

2.	To approve the 2005 Stock Incentive Plan;

3.	To approve the Executive Incentive Compensation Plan;

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 20, 2005 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and, during the ten days prior to the Annual Meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California 94612-1888.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

A copy of the Company’s Annual Report for the fiscal year ended June 30, 2005 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

By Order of the Board of Directors
Laura Stein,
Senior Vice President —
General Counsel & Secretary

October 4, 2005

THE CLOROX COMPANY
1221 Broadway
Oakland, California 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:00 a.m. on November 16, 2005 at the above offices of the Company.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about October 4, 2005. The costs of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, are borne by the Company.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities of the Company are its shares of Common Stock, of which 150,645,850 shares were outstanding and entitled to vote at the close of business on September 20, 2005. Only stockholders of record at the close of business on September 20, 2005 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Voting Procedures

Stockholders can vote their shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. Stockholders who chose to vote by proxy may do so by mail, via the internet or by telephone. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the board of directors recommends that you vote by proxy. In this way, your shares of Common Stock will be voted as directed if you are unable to attend the Annual Meeting.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By signing and returning the proxy card by mail according to the enclosed instructions or by following the procedures for voting via the internet or by telephone, you will enable Gerald E. Johnston, Daniel J. Heinrich and Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner indicated. When you vote your proxy, you can specify whether your shares should be voted for all, some or none of the nominees for director identified in Proposal 1. You can also specify whether you approve, disapprove or abstain from voting on Proposals 2, 3 and 4, each of which is described in this proxy statement. If you submit the proxy card, but do not indicate voting instructions, your shares will be voted as follows:

•	FOR the election of the ten nominees for director (Proposal 1);

•	FOR the approval of the 2005 Stock Incentive Plan (Proposal 2);

•	FOR the approval of the Executive Incentive Compensation Plan (Proposal 3); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006 (Proposal 4).

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting by Mail, via the Internet or by Telephone

If you hold your shares in your own name as a holder of record, you may vote your shares by mailing in a completed proxy card or by following the instructions for voting via the internet or by telephone that are set forth on the proxy card. To vote by mailing a proxy card, sign and return the proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the Annual Meeting in the manner you direct. The internet and telephone voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the internet or telephone, you do not need to return your proxy card.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the internet. If telephone or internet voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage-paid envelope provided.

Voting at the Annual Meeting

If you wish to attend the Annual Meeting and vote in person, you may vote by written ballot at the Annual Meeting. If your shares are held in the name of a bank or brokerage firm, you must bring a proxy executed in your favor from that bank or brokerage firm in order to vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	submitting written notice of revocation to the Secretary of the Company;

•	submitting another proxy with a later date; or

•	voting in person at the Annual Meeting.

Quorum

In order for the business of the Annual Meeting to be conducted, a minimum number of shares, constituting a quorum, must be present. The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote for purposes of determining whether there is a quorum.

Broker Non-Votes

A “broker non-vote” occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares, and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. “Broker non-votes” are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the rules of the New York Stock Exchange, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on Proposals 1 and 4 even if you do not provide voting instructions to your broker. However, the broker is not entitled to vote your shares on Proposals 2 and 3 without your instructions.

Required Vote

Proposal 1: Directors are elected by a plurality vote, and the ten nominees for director who receive the most votes of all the votes cast for directors will be elected. Abstentions or votes withheld will have no effect on the outcome of the vote.

Proposals 2, 3 and 4: The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on each of Proposals 2, 3 and 4 is required for their adoption. Abstentions on Proposals 2, 3 and 4 will have the same effect as a vote against these Proposals. Broker non-votes on Proposals 2 and 3 will have no effect on the outcome because such votes are not considered present and entitled to vote with respect to such matters.

Recommendations of the Board of Directors

The board of directors recommends that you vote:

•	FOR the election of the ten nominees for director (Proposal 1);

•	FOR the approval of the 2005 Stock Incentive Plan (Proposal 2);

•	FOR the approval of the Executive Incentive Compensation Plan (Proposal 3); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006 (Proposal 4).

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, ten persons will be elected as members of the board of directors, each for a one-year term, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Nominating and Governance Committee of the board of directors has nominated the ten persons listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these ten nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the Annual Meeting. William R. Johnson, a current member of the board of directors, is not seeking re-election to the board of directors at the Annual Meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of July 31, 2005.

Name, Principal Occupation And Other Information	Director Since
DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.	1990
Mr. Boggan has served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) since September 2003. He served as senior vice president of the National Collegiate Athletic Association from 1996 through his retirement in August 2003, after having been group executive director for education services for the National Collegiate Athletic Association since November 1994. Previously, he was vice chancellor for business and administrative services at the University of California at Berkeley since 1986. Prior to that, he served several cities and two counties as a senior manager. Mr. Boggan is a director of Payless Shoesource, Inc. and Viad Corp., is a trustee of The California Endowment and serves on various local boards. Age: 59.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997
Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. He is a director of CapitalSource, LLC, Mattel, Inc. and Tempurpedic International, Inc. He is also a member of the executive committee, a trustee and the treasurer of the American Enterprise Institute. Age: 63.

GERALD E. JOHNSTON Chairman of the Board and Chief Executive Officer of the Company.	2003
Mr. Johnston was elected chairman of the board of the Company in January 2005, and has served as chief executive officer since July 2003. He joined the Company in July 1981. He was vice president – corporate development from June 1992 through November 1993, vice president – Kingsford Products from November 1993 through June 1996, group vice president from July 1996 through January 1999 and president and chief operating officer from January 1999 through June 2003. Mr. Johnston is a director of Del Monte Foods Company. Age: 58.

Name, Principal Occupation And Other Information	Director Since
ROBERT W. MATSCHULLAT Presiding Director of the Company.	1999
Mr. Matschullat was elected presiding director of the board of directors of the Company in January 2005. He served as chairman of the board of the Company from January 2004 to January 2005. He was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from 1995 until his relinquishment of his position as chief financial officer in December 1999 and retirement from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was one of six management members of the Morgan Stanley Group board of directors. He is a director of The Walt Disney Company and McKesson Corporation. Age: 57.

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001
Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He is a director of Questar Corporation, OfficeMax Incorporated, Harrah’s Entertainment, Inc. and Idacorp. Age: 64.

JAN L. MURLEY Chief Executive Officer of The Boyds Collection, Ltd.	2001
Ms. Murley became chief executive officer of The Boyds Collection, Ltd. (a leading designer and manufacturer of gifts and collectibles), in October 2003. Prior to that, she was group vice president – marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) from 1999 to 2002. Previously, Ms. Murley was employed by Procter & Gamble for over 20 years, most recently as vice president for skin care and personal cleansing products. Ms. Murley is a director of The Boyds Collection, Ltd. Age: 54.

Name, Principal Occupation And Other Information	Director Since
LARY R. SCOTT Retired Executive Vice President, Arkansas Best Corporation.	1989
Mr. Scott was executive vice president of Arkansas Best Corporation (a holding company with a multi-industry composition) from January 1996 until his retirement in February 2002. Previously, he had been chairman and chief executive officer of WorldWay Corporation from May 1993 until January 1996. Prior to that, Mr. Scott was president and chief executive officer of Consolidated Freightways, Inc. (a worldwide transportation company). Age: 69.

MICHAEL E. SHANNON President MEShannon & Associates, Inc.	2001
Mr. Shannon is president of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investment). Previously, he was the chairman of the board and chief financial and administrative officer of Ecolab, Inc. (a Fortune 500 specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, Mr. Shannon held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon serves as a director of CenterPoint Energy, Inc., Apogee Enterprises and NACCO Industries, Inc. Age: 68.

PAMELA THOMAS-GRAHAM Group President – Liz Claiborne, Inc.	2005
Ms. Thomas-Graham has served as Group President of Liz Claiborne, Inc. since September 2005. From February 2005 through September 2005, she served as chairman of CNBC and served as president and chief executive officer of CNBC from July 2001 to February 2005. From February 2001 to July 2001, she served as president and chief operating officer of CNBC and from September 1999 to February 2001, she served as an executive vice president of NBC and president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a consultant at McKinsey & Company from September 1989 to September 1999, the last four years as a partner. Ms. Thomas-Graham serves as a director of Idenix Pharmaceuticals, Inc. Age: 42.

Name, Principal Occupation And Other Information	Director Since
CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems.	2005
Ms. Ticknor joined the board of directors in January 2005. She was president of Hewlett Packard Company’s Imaging and Printing Systems from 1999 until her retirement in 2001. She served as president and general manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. Ms. Ticknor serves as a director of OfficeMax Incorporated and Lucille Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center. Age: 58.

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors who the board of directors has determined are independent under the New York Stock Exchange listing standards and the board of directors’ independence standards set forth in the Company’s Corporate Governance Guidelines.

Executive Committee.  The Executive Committee, consisting of directors Friedman, Johnston (chair), Matschullat, Michael and Shannon, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of the full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 2005.

Finance Committee.  The Finance Committee is composed of directors Boggan, Friedman (chair), Murley and Ticknor and, working with the Company’s finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held four meetings during fiscal year 2005.

Audit Committee.  The Audit Committee is composed of directors Michael (chair), Matschullat, Scott and Shannon, and is the principal link between the board and the Company’s independent registered public accounting firm. The Audit Committee operates in accordance with its charter and has the duties set out therein. The duties include assisting the board of directors in overseeing (a) the integrity of the Company’s financial statements, (b) the independent registered public accounting firm’s qualifications, independence and performance, (c) the performance of the Company’s internal audit function, (d) the Company’s system of disclosure controls and system of internal control regarding finance, accounting, legal compliance and ethics and (e) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s duties also include preparing the report required by the Securities and Exchange Commission (“SEC”) proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held eight meetings during fiscal year 2005. The charter of the Audit Committee can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/company information/governance/charters, and is available in print to any stockholder who requests it. The board of directors has determined that Mr. Michael is both independent and an audit committee financial expert, as defined by SEC guidelines. Mr. Michael also serves as a member of the audit committees of three other public companies. The board of directors has determined that such service does not impair his ability to serve as a member of the Company’s Audit Committee.

Nominating and Governance Committee.  Directors Boggan, Matschullat (chair), Michael and Murley are the members of the Nominating and Governance Committee. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become board members, recommending to the board of directors individuals to be selected as director nominees for the next annual meeting of stockholders and reviewing and recommending to the board of directors changes in the Corporate Governance Guidelines applicable to the Company, including changes relating to the board of directors. The Nominating and Governance Committee held five meetings during fiscal year 2005. The charter of the Nominating and Governance Committee can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/company information/governance/charters, and is available in print to any stockholder who requests it.

The Company’s Corporate Governance Guidelines, which are explained below, describe the attributes that the board of directors seeks in nominees, but the board of directors has not established any specific minimum qualifications that a potential nominee must possess. The Nominating and Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with biographical and business experience information regarding the nominee, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

During fiscal year 2005, the Nominating and Governance Committee did not engage the services of an outside search firm and no funds were paid to outside parties in connection with identification of nominees. All nominees for election as directors currently serve on the board of directors and are known to the committee in that capacity.

Management Development and Compensation Committee.  The Management Development and Compensation Committee currently consists of directors Friedman, Scott, Shannon (chair) and Ticknor. The Management Development and Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans. The Management Development and Compensation Committee held five meetings during fiscal year 2005. The charter of the Management Development and Compensation Committee can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/company information/governance/charters, and is available in print to any stockholder who requests it.

Board Committee and Meeting Attendance

The board of directors held six meetings during fiscal year 2005. All directors attended at least 75% of the meetings of the board and committees of which they were members during fiscal year 2005.

Annual Meeting Attendance

The policy of the Company is that all board members are expected to attend the annual meeting of stockholders. All of the directors attended the annual meeting of stockholders on November 17, 2004, except for Mses. Thomas-Graham and Ticknor, who were not members of the Company’s board of directors at that time.

Corporate Governance Guidelines and Director Independence

In January 2004, the board of directors adopted Corporate Governance Guidelines, which can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/company information/governance/charters, and is available in print to any stockholder who requests it.

The board’s Corporate Governance Guidelines set forth its principles concerning overall governance practices. The Corporate Governance Guidelines include independence standards. The board of directors has determined that the following directors are independent under the New York Stock Exchange listing standards and the independence standards: Mses. Murley, Thomas-Graham and Ticknor and Messrs. Boggan, Friedman, Matschullat, Michael, Scott and Shannon.

Standards of Business Conduct

The Company has adopted a Standards of Business Conduct, which can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/company information/governance/charters and is available in print to any stockholder who requests it. The Standards of Business Conduct apply to all of the Company’s employees, contractors, officers and directors.

Presiding Director and Executive Sessions

After consultation with the Nominating and Governance Committee, the non-employee members of the board of directors appointed Mr. Matschullat to serve as the presiding director in January 2005. The presiding director is responsible for coordinating the activities of the independent directors. In addition, the presiding director assists the board of directors and Company officers in promoting compliance with and implementation of the Corporate Governance Guidelines, moderates the executive sessions of the independent directors and evaluates, along with the members of the Management Development and Compensation Committee, the performance of the chief executive officer. The independent directors meet regularly without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of board affairs and the chief executive officer’s performance.

Director Compensation

Non-management directors receive annual fees for service on the board of directors and board committees as follows:

Annual director retainer	$75,000
Presiding director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee*	0
Finance Committee	5,000
Audit Committee	15,000
Management Development and Compensation Committee	15,000

*	The presiding director is currently chair of the Nominating and Governance Committee and does not receive a committee chair retainer in addition to the Presiding Director retainer.

Under the Company’s Independent Directors’ Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of his or her annual retainer and fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-management director receives an annual grant of deferred stock units with a value of $75,000. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank’s prime lending rate in effect on January 1 of each year. Each deferred stock unit represents a hypothetical share of Common Stock, and additional deferred stock units are allocated to a participant’s deferred stock unit account in amounts equivalent to Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the account of the director under the Independent Directors’ Stock-Based Compensation Plan are paid out at the director’s election in five annual installments or in one lump sum payment. In addition, each non-management director is entitled to receive $2,500 per day for any special assignment requested of any such director by the board of directors. No special assignment fees were paid in fiscal year 2005.

In addition to the annual fees described above, under the Company’s 1993 Directors’ Stock Option Plan each new director receives a one-time grant of 8,000 options upon joining the board of directors. Ms. Ticknor received an option to purchase 8,000 shares of Common Stock at an exercise price of $59.09 per share upon joining the board in January 2005. Ms. Thomas-Graham received an option to purchase 8,000 shares of Common Stock at an exercise price of $57.00 per share upon joining the board in September 2005.

Other than the compensation described above, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company’s employee benefit plans, except the Company’s higher education matching gifts program, under which the Company will match up to $5,000 annually in gifts to an eligible institution of higher learning. Management directors receive no additional compensation for their service as directors.

If the Company’s stockholders approve the 2005 Stock Incentive Plan at the Annual Meeting (Proposal 2), the 1993 Directors’ Stock Option Plan and the Independent Directors’ Stock-Based Compensation Plan will each terminate on November 16, 2005, though such termination will not impact awards previously granted under the those plans. Future grants to directors would be made under the 2005 Stock Incentive Plan and it is anticipated that director compensation amounts would remain the same.

Stock Ownership Guidelines.  The board believes that the linkage of directors’ interests to those of stockholders is strengthened when board members are also stockholders. The board therefore requires that directors, within three years of being first elected, own Company stock with a market value of at least two times their annual retainer.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2005, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table on page 17 (the “Named Officers”), and (iii) all directors and executive officers of the Company as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Barclays Global Investors, N.A. (4) 45 Fremont St., 17th Flr San Francisco, CA 94105	14,516,986	9.6%
Daniel Boggan, Jr.	17,946	*
Tully M. Friedman	34,000	*
Daniel J. Heinrich	110,208	*
William R. Johnson (5)	16,603	*
Gerald E. Johnston	890,205	*
Robert W. Matschullat	21,148	*
Gary G. Michael	8,748	*
Jan L. Murley	18,398	*
Lawrence S. Peiros	373,069	*
Lary R. Scott	25,580	*
Michael E. Shannon	17,500	*
Mary Beth Springer	68,617	*
Frank A. Tataseo	324,511	*
Pamela Thomas-Graham (6)	—	*
Carolyn M. Ticknor	—	*
All directors and executive officers as a group (18 persons) (7)	2,063,773	1.3%

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

(2)	Each beneficial owner listed has sole voting and dispositive power (or shares such power with his or her spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2005:

Mr. Boggan — 16,500; Mr. Friedman — 22,500; Mr. Heinrich — 90,470; Mr. Johnson — 14,500; Mr. Johnston — 754,822; Mr. Matschullat — 18,500; Mr. Michael — 4,500; Ms. Murley — 14,500; Mr. Peiros — 336,661; Mr. Scott — 18,500; Mr. Shannon — 14,500; Ms. Springer — 59,611; Mr. Tataseo — 266,686; and all directors and executive officers as a group — 1,727,644. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Johnston — 18,110; Mr. Peiros — 12,353; Mr. Tataseo — 13,270; and all executive officers as a group — 43,733. The numbers in the table above do not include the following numbers of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan — 11,564; Mr. Friedman — 12,310; Mr. Johnson — 6,562; Mr. Matschullat — 13,973; Mr. Michael — 1,097; Ms. Murley — 1,097; Mr. Scott — 17,052; Mr. Shannon — 2,925 and Ms. Ticknor — 579.

(3)	On July 31, 2005, there were 151,694,567 shares of Common Stock outstanding.

(4)	Barclays Global Investors, N.A. and various related entities have indicated that they have sole voting power over 12,527,288 shares and sole dispositive power over 14,516,986 shares as reported on Schedule 13G/A dated March 10, 2005 and filed with the SEC.

(5)	Mr. Johnson will not be standing for re-election to the board of directors at the Annual Meeting.

(6)	Ms. Thomas-Graham was elected to the board of directors on September 20, 2005.

(7)	Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company’s chief executive officer, all group vice presidents, all senior vice presidents and the vice president – general manager, international.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of Company securities to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2005.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	12,776	$38	6,756
Equity compensation plans not approved by security holders	—	—	—
Total	12,776	$38	6,756

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board of directors. A copy of that charter is available on the internet at http://www.thecloroxcompany.com/company information/governance/charters and is available in print to any stockholder who requests it. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and control, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2005 with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationship that may impact their objectivity and independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the SEC.

Gary Michael, Chair	Michael E. Shannon
Robert W. Matschullat	Lary R. Scott

(Members of the Audit Committee)

The Company incurred the following fees for services performed by Ernst & Young LLP in fiscal years 2005 and 2004:

	2005	2004
Audit Fees (1)	$3,985,000	$2,359,000
Audit-Related Fees (2)	552,400	281,000
Tax Fees (3)	176,600	68,000
All Other Fees (4)	0	0
Total	$4,714,000	$2,708,000

(1)	Consists of aggregate fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended June 30,

2005 and June 30, 2004 and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of those fiscal years. For fiscal year 2005, the amount also includes $1,385,000 of fees billed for the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended June 30, 2005 and June 30, 2004, and not included in the Audit Fees listed above. These services included audits of the Company’s employee benefit plans.

(3)	Consists of aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice, and tax planning for each of the fiscal years ended June 30, 2005 and June 30, 2004. These services included tax return preparation and review services for foreign subsidiaries and affiliates and consultation on tax matters.

(4)	Consists of aggregate fees billed or expected to be billed by Ernst & Young LLP for all other services not included in the three categories set forth above for each of the fiscal years ended June 30, 2005 and June 30, 2004. There were no such services in either of these fiscal years.

The Audit Committee has established a policy to require that it approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Management Development and Compensation Committee, referred to in this report as the Committee, consists entirely of independent directors who have never been employees of the Company (see page 8).

COMPENSATION PHILOSOPHY

The Committee determines executive compensation levels and policies designed to:

•	Attract and retain qualified candidates for executive positions;

•	Motivate each executive toward the achievement of the Company’s short- and long-term goals, as reflected in its strategic business plans;

•	Provide competitive opportunities based on performance and results;

•	Ensure that a significant proportion of each executive’s total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance, both Company performance and the individual’s contributions to the Company’s results; and

•	Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS.  The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”) and Annual Incentive Plan (the “AIP Plan”) and long-term incentive awards in the form of stock options and performance units under the Company’s 1996 Stock Incentive Plan. The Committee regularly compares executive compensation to a compensation comparator group, as described below. Compensation guidelines are determined by the Committee based upon competitive data collected from the compensation comparator group and internal performance assessment of the executive officer group. General targeted competitive levels for base annual salary and annual short-term incentive awards are at the 50th percentile of the compensation comparator group. General targeted competitive levels for long-term compensation are also at the 50th percentile. Actual long-term incentive awards are intended to vary around median, above or below, to reflect Clorox stock performance. Executive officers may earn more than the targeted levels if the Company’s performance exceeds the goals discussed in this report and less when performance falls below the established levels.

BASE ANNUAL SALARY.  Base annual salaries for executive officers are determined by the following factors: (1) the individual’s performance; (2) promotions resulting in increases in responsibility; (3) parity to market; and (4) equity in relationship to other executive positions within the Company. Surveys are conducted of benchmark positions in the compensation comparator group, consisting of seventeen similar-sized branded consumer products companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. Six companies included in this comparator group are also among the twelve companies that comprise the composite index utilized by the Company in its stock performance graph appearing on page 21, which is composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index. The Committee considers the competitiveness of the total compensation package of the Company’s executive officers compared to the compensation comparator group as well as each individual component of pay. The Committee regularly reviews the composition of the compensation comparator group and updates the group periodically. For fiscal year 2005, the Committee established salaries for executive officers that were generally below the 50th percentile or median level of the compensation comparator group benchmark positions based upon factors including the executive officer’s time in position, performance, as judged by his or her immediate superior and the chief executive officer, and parity to market. The chief executive officer’s salary and performance is determined by the Committee in consultation with the full board of directors. The salary and performance of the Company’s other executive officers are determined by the Committee, taking into consideration recommendations by the chief executive officer.

SHORT-TERM COMPENSATION.  Executive officers are eligible for short-term compensation under both the EIC Plan and the AIP Plan. The Committee’s policy is to grant awards under the EIC and AIP Plans that reward executive officers for superior performance, to make smaller awards if the Company achieves financial performance levels that exceed the minimum but do not satisfy the target levels and not to make awards if the Company does not achieve minimum corporate financial performance levels established by the Committee at the beginning of the fiscal year.

For the short-term incentive awards, the Committee has divided the executive officer group into two subcategories based upon their responsibilities: the executive officers who serve as members of the management executive committee and other officers. As of June 30, 2005, the seven executive officers serving as members of the management executive committee were Gerald E. Johnston, chairman of the board and chief executive officer, Lawrence S. Peiros, group vice president, Frank A. Tataseo, group vice president, Mary Beth Springer, group vice president, Laura Stein, senior vice president – general counsel, Daniel J. Heinrich, senior vice president – chief financial officer and Jacqueline P. Kane, senior vice president – human resources and corporate affairs.

For the management executive committee officers, awards under the EIC and AIP Plans were based upon achievement of corporate financial performance measured against targets for operating margin, return on invested capital (ROIC) and net sales growth. The Committee had discretion to reduce, but not to increase, awards computed in accordance with these criteria based on an assessment of performance against performance measures that support the key elements of the Company strategy: building consumer, customer, cost, people and process capabilities, and other key individual objectives.

The target total short-term compensation award for the management executive committee members ranged from 60% to 70% of base annual salary at June 30, 2005 (110% for the chief executive officer) if the objectives were achieved. The maximum award was 216% to 252% of base annual salary at June 30, 2005 (396% for the chief executive officer) if the goals were substantially exceeded, and the minimum award was 0% if the results were substantially lower than the target performance goals. All EIC and AIP Plan awards for executive officers are determined based on recommendations from the chief executive officer to the Committee or, in the chief executive officer’s case, by the Committee. The Company met its targeted financial goals for the year and achieved its strategic objectives, and the members of the executive committee met their individual objectives as well. As a result, the awards for the executive committee members (excluding the chief executive officer) ranged from 65% to 97% of base salary.

The short-term compensation awards to the members of the officer group who were not members of the management executive committee were determined based on (i) corporate financial performance measured against targets for operating margin, return on invested capital (ROIC) and net sales growth multiplied by an individual modifier and (ii) for business unit officers, business unit financial performance measures multiplied by an individual modifier based on individual performance. The target short-term compensation award for these other members of the officer group was 45% to 60% of base annual salary at June 30, 2005 if goals were achieved up to a maximum of 162% to 216% if the goals were substantially exceeded and down to a minimum of 0% if the results were substantially lower than the goals. Based on the Company’s results against its targets, strategic goals and other factors such as the success of the Henkel transaction, awards for the officers who were not members of the management executive committee ranged from 27% to 86% of base salary.

LONG-TERM COMPENSATION.  A major goal of the Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of stock-based incentive plans and through actual stock ownership. Long-term incentives for executive officers consist of annual stock option grants and multi-year performance awards, denominated in either stock or cash. Together these plans focus and reward the executive team on stock price appreciation and delivering total stockholder returns to stockholders that are superior to other leading consumer products companies. In fiscal year 2005, equity grant guidelines were established to be generally competitive with the median of the compensation comparator group. Officers received both stock options and performance shares. The vesting of the performance shares is based on a three-year cumulative Clorox total stockholder return performance relative to the Company’s financial peer group. Individual grants were adjusted for job responsibility, impact and performance.

STOCK OWNERSHIP GUIDELINES.  Committee-approved target stock ownership levels for fiscal year 2005 by officers are required to be achieved within five years of becoming an officer. The levels are the equivalent of four times base annual salary for the chief executive officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for the other officers. For fiscal year 2005, ownership levels were based on shares of Company Common Stock held, including restricted stock, performance shares, performance units and shares held via The Clorox Company 401(k) Plan. Stock options were not included in determining ownership levels. All members of the management executive committee, including the chief executive officer, achieved target ownership levels as of the end of fiscal year 2005. As of July 1, 2005, new stock ownership levels have been put into effect, including a stricter definition of stock ownership. Unvested restricted stock, performance shares and performance units will no longer be included in the ownership definition.

BENEFITS.  The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and The Clorox Company 401(k) Plan. Except for the Supplemental Executive Retirement Plan, which is designed to provide certain retirement benefits, the Nonqualified Deferred Compensation Plan described on pages 21 and 22, which is designed to enable managers to defer the receipt of taxable compensation until retirement or termination and a few non-material perquisites provided to executive officers, including an auto allowance and financial planning, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.  The Committee increased Mr. Johnston’s base annual salary from $900,000 to $950,000 and his bonus from 100% to 110% of base annual salary on October 1, 2004. Effective January 18, 2005, Mr. Johnston’s responsibilities were increased when he was named chairman of the board as well as chief executive officer. Mr. Johnston’s base annual salary was increased from $950,000 to $1,000,000, effective March 1, 2005, to recognize the additional responsibilities resulting from his appointment to the position of chairman of the board. The Committee took into consideration the Company’s recent performance, Mr. Johnston’s contributions, the Company’s overall pay philosophy and competitive market data in determining the amount of Mr. Johnston’s fiscal year 2005 salary increases and short-term incentive target change.

Mr. Johnston’s short-term compensation award for fiscal year 2005 was based upon achievement of corporate financial performance measured against targets for operating margin, return on invested capital (ROIC) and net sales growth. The Committee had discretion to reduce, but not to increase, Mr. Johnston’s award based on an assessment of his performance against measures that support the key elements of the Company strategy, building consumer, customer, cost, people and process capabilities and other considerations such as the success of the Henkel transaction. The Company met its overall financial goals for the year. In addition, it exceeded its goals of driving its sales growth from new products and increasing Company share versus the competition. The Company exceeded its cost savings targets and is also on track with its business process capability initiatives such as implementing new technology platforms and improvements in business, financial and customer strategic planning. The Company has also continued the steps necessary to build its people capability through leadership development and a focus on succession planning and diversity. Based on performance results against these measures and objectives, Mr. Johnston’s short-term performance award was $1,526,300. The Committee did not treat Mr. Johnston’s EIC Plan award differently from other members of the management executive committee.

Based on Mr. Johnston’s expected future contributions to the Company and an assessment of market data, for fiscal year 2005, Mr. Johnston received 211,200 stock options and 48,200 performance shares in September 2004 as his annual long-term incentive grant. For fiscal year 2005, the overall compensation for the Company’s chairman and chief executive officer was below the 50th percentile or market median for comparable positions, primarily due to time in role.

ONGOING REVIEW OF COMPENSATION.  The Company’s compensation consulting firm conducts an ongoing review of the Company’s existing executive compensation programs for the Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Committee has the responsibility to select and meet independently with any consultant at its discretion. During the 2005 fiscal year, the Committee retained an independent compensation consultant to advise the Committee directly on matters of executive compensation. The Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Committee’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year. The Company’s EIC Plan and stock-based incentive plan are designed to comply with the Section 162(m) requirements.

William R. Johnson, Chair	Michael E. Shannon
Tully M. Friedman	Lary R. Scott

(Members of the Management Development and Compensation Committee during fiscal year 2005)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Management Development and Compensation Committee for the prior fiscal year were directors Friedman, Johnson, Shannon, Scott and Christoph Henkel (through November 2004). None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Management Development and Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Officers”).

					Long-Term Compensation Awards
	Annual Compensation						Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)(4)	Securities Underlying Options (#)(1)(4)	LTIP Payouts ($)(4)(5)	All Other Compensation ($)(6)
Gerald E. Johnston	2005	$954,167	$1,526,300	$189,789	0	211,200	$141,206	$195,975
Chairman and Chief	2004	900,000	1,059,500	153,880	3,318,750	185,000	89,316	174,482
Executive Officer	2003	687,500	785,400	15,081	0	88,000	1,139,520	207,898

Lawrence S. Peiros	2005	468,750	411,500	13,427	0	45,000	58,350	73,964
Group Vice President	2004	443,750	322,200	12,903	905,000	46,000	43,416	84,511
	2003	416,250	392,700	10,287	0	40,000	496,530	110,465

Frank A. Tataseo	2005	400,000	321,800	14,424	0	35,200	37,990	58,274
Group Vice President	2004	320,000	233,800	13,861	678,750	23,000	26,528	57,264
	2003	301,250	261,690	11,050	0	22,000	241,988	71,844

Daniel J. Heinrich	2005	388,750	419,900	0	557,200	35,200	20,940	58,190
Senior Vice President –	2004	328,750	244,300	0	0	32,000	12,015	50,529
Chief Financial Officer	2003	258,750	189,475	0	0	13,000	48,120	57,692

Mary Beth Springer	2005	289,824	301,200	0	0	29,600	15,551	41,123
Group Vice President	2004	252,760	176,300	0	0	14,000	10,254	32,570
	2003	180,000	153,945	0	0	13,000	6,343	27,982

(1)	Amounts include awards earned for the years indicated.

(2)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer. The amount for Mr. Johnston reflects dividends earned on deferred stock units received in December 1995, reinvested at his election, and dividends earned on restricted stock units received in July 2003, reinvested by the terms of the restricted stock unit award agreement. The amounts for Messrs. Peiros and Tataseo reflect dividends earned on deferred stock units received in December 1995, reinvested at the election of the Named Officers.

(3)	As of June 30, 2005, all Named Officers held restricted stock awards. Mr. Johnston was awarded 75,000 shares of restricted stock units in fiscal year 2004, all of which will vest on July 15, 2007. Settlement of the shares will be deferred until January 15 of the calendar year following termination of his continuous service. The value of this award was $4,179,000 based on the fair market value of $55.72 on June 30, 2005. Dividends will be accrued and converted to stock units on the restricted stock unit award on dividend payment dates commencing from the date of grant until the latest to occur of the following: (i) the vesting of the units, (ii) the settlement of the units, or (iii) the forfeiture of unvested units prior to July 15, 2007. Mr. Johnston holds no other restricted stock in the Company.

Mr. Peiros and Mr. Tataseo were awarded 20,000 and 15,000 shares of restricted stock, respectively, in fiscal year 2004, of which 50% vest on September 17, 2005 and the remaining 50% vest on September 17, 2007. The values of these awards were $1,114,400 and $835,800 respectively based on the fair market value of $55.72 on June 30, 2005. Dividends are paid on the restricted stock award commencing from the date of grant. Mr. Peiros and Mr. Tataseo hold no other restricted stock in the Company.

Mr. Heinrich was awarded 10,000 shares of restricted stock in fiscal year 2005, of which 50% vest May 13, 2007 and the remaining 50% vest on May 13, 2009. The value of the award was $557,200 based on the fair market value of $55.72 on June 30, 2005. Dividends are paid on the restricted stock award commencing from the date of grant. Mr. Heinrich holds no other restricted stock in the Company.

Ms. Springer was awarded 1,542 shares of restricted stock in fiscal year 2001, all of which vest on September 20, 2005. The value of this award was $85,920 based on the fair market value of $55.72 on June 30, 2005. Ms. Springer was also awarded 1,581 shares of restricted stock in fiscal year 2002, all of which vest on September 24, 2006. The value of this award was $88,093 based on the fair market value of $55.72 on June 30, 2005.

(4)	See “Employment Agreements and Other Arrangements” on page 22 for a description of the accelerated vesting provisions applicable to the restricted stock and performance units. A feature of the Company’s 1996 Stock Incentive Plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5)	The amounts reflect dividends received from performance units granted in September 2002 and September 2003 and any outstanding restricted stock. In addition, the amounts for fiscal year 2003 include the value of performance units granted between May 1999 and March 2001, which vested at 50% on June 30, 2003. Based on their value on the earliest settlement date on July 31, 2003, the number and value of such vested performance units shown in the amounts for fiscal year 2003 were as follows: 24,800 units ($1,076,072) for Mr. Johnston; 10,800 units ($468,612) for Mr. Peiros; 5,250 units ($227,798) for Mr. Tataseo; and 1,000 units ($43,390) for Mr. Heinrich.

(6)	Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally. The amounts shown in the column represent actual Company contributions under the Company’s 401(k) Plan, the Nonqualified Deferred Compensation Plan, and term life insurance premiums paid by the Company for the benefit of each Named Officer, respectively, in the following amounts: for fiscal year 2005, $15,207, $179,601, and $1,168, for Mr. Johnston; $15,207, $58,185, and $572 for Mr. Peiros; $15,207, $42,580, and $487 for Mr. Tataseo;

$15,207, $42,505, and $478 for Mr. Heinrich; and $15,207, $25,501, and $415 for Ms. Springer; for fiscal year 2004, $15,000, $158,272, and $1,210 for Mr. Johnston; $15,000, $68,915, and $596 for Mr. Peiros; $15,000, $41,834, and $430 for Mr. Tataseo; $16,260, $33,827, and $442 for Mr. Heinrich; and $14,665, $17,594, and $312 for Ms. Springer; for fiscal year 2003, $15,000, $191,977, and $921 for Mr. Johnston; $15,000, $94,901, and $564 for Mr. Peiros; $15,000, $56,442, and $402 for Mr. Tataseo; $20,000, $37,344, and $348 for Mr. Heinrich; and $13,600, $14,076, and $306 for Ms. Springer. Contributions under the Company’s 401(k) Plan include value sharing plan payments in excess of 7% for employees not fully vested.

STOCK OPTIONS

The following tables show options granted or exercised during fiscal year 2005 to or by the Named Officers, and the value of the options held by the Named Officers at June 30, 2005. The Company has no stock appreciation rights outstanding.

	Options Grants in Last Fiscal Year
	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(3)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (1)	Expiration Date (1)	0%	5% (4)	10% (4)
Gerald E. Johnston	211,200	8.81%	$53.88	9/15/14	0	$7,156,479	$18,135,922
Lawrence S. Peiros	45,000	1.88	53.88	9/15/14	0	1,524,818	3,864,188
Frank A. Tataseo	35,200	1.47	53.88	9/15/14	0	1,192,746	3,022,654
Daniel J. Heinrich	35,200	1.47	53.88	9/15/14	0	1,192,746	3,022,654
Mary Beth Springer	17,600	0.73	53.88	9/15/14	0	596,373	1,511,327
	12,000	0.50	58.55	1/18/15	0	441,861	1,119,763

(1)	The stock options awarded to the Named Officers in fiscal year 2005 had ten-year lives and an exercise price equal to the fair market value on the date of grant. One-fourth of the number of option shares will vest on the first four anniversaries of the date of grant. See “Employment Agreements and Other Arrangements” on page 22 for a description of the accelerated vesting provisions applicable to the stock options.

(2)	The total number of options granted to employees of the Company in fiscal year 2005 represented 2,360,267 shares of Common Stock. This does not include options representing 38,000 shares of Common Stock granted to non-employee directors during fiscal year 2005.

(3)	The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the SEC. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The September 15, 2004 stock option grant price was $53.88 per share based on the closing sale price on September 14, 2004. The January 18, 2005 grant price of Ms. Springer’s stock options was $58.55 based on the closing sale price on January 17, 2005.

(4)	Based on the fair market value of $55.72 of the outstanding shares of Common Stock on June 30, 2005, and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5% and 10% for a ten-year period for all stockholders would be $5,315,287,994 and $13,469,983,370, respectively. The potential realizable value at assumed annual rates of appreciation of 5% and 10% on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $12,105,024 and $30,676,508, respectively. Thus, the Named Officers’ potential realizable value as a percentage of all stockholders’ gain would be .23% in the event of a 5% assumed annual rate of appreciation and .23% in the event of a 10% assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders’ gain would be 1.45% in the event of a 5% assumed annual rate of appreciation and 1.45% in the event of a 10% assumed annual rate of appreciation over the ten-year option terms.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable (1)	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable (1)(2)
Gerald E. Johnston	0	$0	655,772/379,284	$14,568,737/$2,489,319
Lawrence S. Peiros	0	0	325,411/92,834	8,011,108/653,218
Frank A. Tataseo	0	0	257,886/59,784	6,919,651/362,884
Daniel J. Heinrich	0	0	81,670/63,534	1,555,880/393,387
Mary Beth Springer	0	0	55,211/57,434	1,086,357/210,950

(1)	The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1996 Stock Incentive Plan. See “Employment Agreements and Other Arrangements” on page 22 for a description of the accelerated vesting provisions applicable to the stock options.

(2)	The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options at the fiscal year end by $55.72, the fair market value of the Common Stock on June 30, 2005, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

The table below reflects performance share and unit awards to the Named Officers during fiscal year 2005 under the 1996 Stock Incentive Plan. If conditions are met, such awards are payable in shares of Common Stock.

(a)	(b)	(c)
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payment (2)
Gerald E. Johnston	48,200	9/30/07 or Forfeited
Lawrence S. Peiros	10,000	9/30/07 or Forfeited
Frank A. Tataseo	8,000	9/30/07 or Forfeited
Daniel J. Heinrich	8,000	9/30/07 or Forfeited
Mary Beth Springer	6,700	9/30/07 or Forfeited

(1)	To continue its objective of focusing the executive officers on creation of stockholder value, the Management Development and Compensation Committee approved a new three-year grant of performance units to all executive officers in September 2004. The September 2004 grants could vest on September 30, 2007 based on the relative total stockholder return (stock price appreciation plus dividends paid) (“TSR”), comparing the month of September 2004 with the month of September 2007, of the Common Stock measured against the TSR of an index of the common stocks of a financial comparator group consisting of a peer group of companies used by the Company for financial analysis purposes. If, on September 30, 2007, the Company’s three-year cumulative TSR is at or above the 75th percentile relative to that of the comparator group, the performance units will vest at 125% of target; if the Company’s three-year TSR is at or above the 50th percentile, the performance units will vest at 100% of target; if the Company’s three-year TSR is at or above the 45th percentile, the performance units will vest at 75% of target; if the Company’s three-year TSR is at or above the 40th percentile, the performance units will vest at 50% of target; if the Company’s three-year TSR is below the 40th percentile, the performance units will be forfeited. If the performance units vest, they are payable in Common Stock. See the first paragraph of the section of the Management Development and Compensation Committee report entitled “Long Term Compensation” on page 15 for further information.

(2)	See “Employment Agreements and Other Arrangements” on page 22 for a description of the accelerated vesting provisions applicable to the performance units.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index (referred to below as the Peer Group) for a five-year period ending June 30, 2005. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: The Clorox Company Pension Plan (the “Pension Plan”), the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan (“SERP”).

The Pension Plan is a noncontributory defined benefit plan qualified under pertinent income tax laws. The Pension Plan contains separate benefit formulas for union and nonunion employees. For nonunion employees including the executive officers, the Pension Plan provides a noncontributory “cash balance” benefit. Essentially all employees with at least one year of service participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the Pension Plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants’ benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Mr. Johnston, who has met the age and years of service levels and will receive the greater of the benefits under the current and prior formula, each of the Named Officers will receive benefits calculated under the cash balance formula. A participant is fully vested in his or her benefit after five years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation (except bonuses need not be consecutive). Compensation consists of base annual salary and the EIC Plan bonus. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 17. Participants must attain at least age 55 with ten years of service before leaving the Company to be eligible for benefits under the SERP. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the 401(k) Plan and Nonqualified Deferred Compensation Plan.

Pension benefits are subject to actual market returns; therefore, the ultimate benefit payable could exceed the SERP objective of 55% of average compensation. Assuming retirement at age 65, fiscal year 2005 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the total pension benefit for the Named Officers is not expected to exceed 55% of their average compensation. The annual retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight line annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of ten years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

Compensation (1)	15 or more Years of Service
$ 400,000	$220,000
$ 600,000	$330,000
$ 800,000	$440,000
$1,000,000	$550,000
$1,200,000	$660,000
$1,400,000	$770,000
$1,600,000	$880,000
$1,800,000	$990,000
$2,000,000	$1,100,000
$2,200,000	$1,210,000
$2,400,000	$1,320,000
$2,600,000	$1,430,000
$2,800,000	$1,540,000
$3,000,000	$1,650,000
$3,200,000	$1,760,000

(1)	The number of years of credited service for each of the Named Officers are: Mr. Johnston, 24; Mr. Peiros, 25; Mr. Tataseo, 11; Mr. Heinrich, 4, and Ms. Springer, 15.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

Employment Agreements. The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 17 above. The terms of the employment agreements are “evergreen” in that they renew daily to maintain a three-year term (Mr. Johnston) or a 2-year term (all others), unless the Company gives notice of non-renewal. The employment agreements are also terminable at any time by the Company for “Cause,” as that term is defined in them, or “at will” by either the officer or the Company. In the case of an “at will” termination by the Company, an officer is entitled to receive a lump sum amount equal to his or her then current base salary plus 75% of his or her average annual EIC and AIP Plan awards for the preceding three years, divided by 12 and then multiplied by the number of months in the remaining term of his or her employment agreement. The employee agreements provide that the officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the same period. In addition, the officer would receive pro-rated EIC and AIP Plan awards for the year in which termination occurs.

Change in Control Agreements. The Company has entered into change in control agreements with each of the Named Officers. Within a two-year period after a “change in control,” “business combination,” or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 17) (each of which is referred to below as a “Corporate Event”), the officers may terminate their employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits. A change in control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of 30% of the then outstanding shares of Common Stock or has, directly or indirectly, 30% of the combined voting power of the then outstanding securities entitled to vote for directors. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. In the event of such termination, or a termination without cause by the Company, the officer will receive a lump sum amount equal to three times his or her then current base salary plus 100% of his or her average annual EIC and AIP Plan awards for the preceding three years. If payments received under the change in control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change in control), the Company will make an additional payment to the officer in respect of such tax.

Accelerated Vesting Provisions. In the event of a change in control, business combination, or complete liquidation or dissolution of the Company (a "corporate transaction"), all stock options granted before September 15, 2004 will become vested and exercisable on an accelerated basis and all restricted stock and restricted stock unit awards granted before September 15, 2004 will become vested on an accelerated basis.

Stock options, shares of restricted stock and restricted stock units awarded on or after September 15, 2004 that are assumed by the successor company in a corporate transaction will not become vested and (for stock options) exercisable on an accelerated basis at the time of the corporate transaction, however, such stock options, restricted stock and restricted stock units will become vested and (for stock options) exercisable on an accelerated basis if the holder is terminated without cause or resigns for good reason within 24 months following the corporate transaction. Stock options, shares of restricted stock and restricted stock units granted on or after September 15, 2004 that are not assumed by the successor company in a corporate transaction will become vested and (for stock options) exercisable immediately prior to the effective date of the corporate transaction.

Performance units granted on or after September 15, 2004 will vest pro-rata on an accelerated basis immediately prior to the effective date of the corporate transaction in the same proportion as the time since the beginning of the vesting period bears to the shortest time remaining in the vesting period until such awards could otherwise completely vest. The level of vesting of the award will be based on the level of performance achieved as of the accelerated vesting date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and greater than 10% stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during fiscal year 2005, except as set forth below.

Ms. Murley purchased shares in August 2004 which transaction was not reported on a Form 4 until September 2004. Ms. Murley also received shares in lieu of quarterly director fees in June 2005 which transaction was not reported on a Form 4 until July 2005. Mr. Friedman sold shares in March 2005 which transaction was not reported on a Form 4 until April 2005. Mr. Michael received shares in lieu of quarterly director fees in June 2005 which transaction was not reported on a Form 4 until July 2005. Ms. Robin Evitts, the Company’s vice president – chief information officer, sold shares in October 2004 which transaction was not reported on a Form 4 until November 2004. Ms. Pamela Fletcher, the Company’s vice president, acquired shares in November 2004 which transaction was not reported on a Form 4 until December 2004.

PROPOSAL NO. 2:
APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

The board of directors is asking stockholders to approve the 2005 Stock Incentive Plan (the “2005 Plan”). The board of directors has adopted the 2005 Plan, subject to approval at the Annual Meeting. If stockholders approve the 2005 Plan at the Annual Meeting, the 2005 Plan will become effective on November 16, 2005 and terminate on November 15, 2015. If the 2005 Plan is approved, the 1993 Directors’ Stock Option Plan (the “1993 Plan”), the 1996 Stock Incentive Plan (the “1996 Plan”), the 1987 Long Term Incentive Plan (the “1987 Plan”) and the Independent Directors’ Stock-Based Compensation Plan (the “Independent Directors’ Plan”) will each terminate on November 16, 2005, though such termination will not impact awards previously granted under the 1987 Plan, the 1993 Plan, the 1996 Stock Plan or the Independent Directors’ Plan.

2005 Plan Summary

The following paragraphs provide a summary of the principal features of the 2005 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2005 Plan, which is attached to this proxy statement as Appendix A. Capitalized terms used herein and not defined shall have the same meanings set forth in the 2005 Plan.

Background and Purpose. The purposes of the 2005 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors or consultants of the Company or its subsidiaries (collectively, the “Participants”) and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the Participants in the 2005 Plan to those of the Company’s stockholders. The 2005 Plan permits the grant of the following types of incentive awards: (1) Options, (2) Restricted Stock, (3) Restricted Stock Units (“RSUs”), (4) Stock Appreciation Rights (“SARs”), (5) Performance Shares, (6) Performance Units and (7) Other Stock-Based Awards (each individually, an “Award”).

Shares Subject to the 2005 Plan. The number of shares of the Company’s Common Stock (“Shares”) initially reserved for issuance under the 2005 Plan is 2,000,000 Shares, plus any shares available under the 1987 Plan, the 1993 Plan, the 1996 Plan or the Independent Directors’ Plan (the “Prior Plans”). In addition, the following Shares shall not be considered as having been issued under the 2005 Plan or the Prior Plans: (i) Shares that are potentially deliverable under an Award or a Prior Plan award that expires or is canceled, forfeited, settled in cash or otherwise settled without the delivery of Shares, (ii) Shares that are held back or tendered to cover the Exercise Price or tax withholding obligations with respect to an Award or Prior Plan award, (iii) Shares that are issued pursuant to Awards that are assumed, converted or substituted in connection with a merger, acquisition, reorganization or similar transaction and (iv) Shares that are repurchased in the open market with Option Proceeds from Awards or Prior Plan awards, provided that the aggregate number of Shares deemed not issued pursuant to the repurchase of Shares with Option Proceeds shall not exceed the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option or Prior Plan option giving rise to such proceeds. However, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award or a Prior Plan award that expires or is canceled, forfeited or settled in cash shall be treated as not having been issued under the 2005 Plan or the Prior Plans. The market value of a Share as of September 20, 2005 was $57.00.

Administration. The 2005 Plan shall be administered by a committee of the board (the “Committee”). The board of directors has currently designated the Management Development and Compensation Committee as the

Committee for the 2005 Plan. Subject to the provisions of the 2005 Plan, the Committee has the authority to: (1) select the persons to whom Awards are to be granted, (2) determine whether and to what extent Awards are to be granted, (3) determine the size and type of Awards, (4) approve forms of agreement for use under the 2005 Plan, (5) determine the terms and conditions applicable to Awards, (6) establish performance goals for any Performance Period and determine whether such goals were satisfied, (7) amend any outstanding Award in the event of termination of employment or a Change in Control, (8) construe and interpret the 2005 Plan and any Award Agreement and apply its provisions and (9) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2005 Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of Options or rights and on all persons deriving their rights therefrom. Subject to applicable law, the Committee may delegate its authority under the 2005 Plan.

Eligibility to Receive Awards. The 2005 Plan provides that Awards may be granted to Participants, except that Incentive Stock Options may be granted only to Employees. The approximate number of persons eligible to participate in the 2005 Plan is 1,100.

Code Section 162(m). The Company has designed the 2005 Plan so that it permits the issuance of Awards that are intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

No Repricing. The 2005 Plan prohibits repricing of Options or SARs, including by way of an exchange for another Award, unless stockholder approval is obtained.

Terms and Conditions of Stock Options. Each Option granted under the 2005 Plan is evidenced by an Award Agreement between the optionee and the Company and is subject to the following terms and conditions:

•	Exercise Price. The Committee sets the Exercise Price of the Shares subject to each Option, provided that the Exercise Price cannot be less than 100% of the Fair Market Value of the Company’s Common Stock on the Option grant date. In addition, the Exercise Price of an Incentive Stock Option must be at least 110% of Fair Market Value if, on the grant date, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a “10% Stockholder”).

•	Form of Consideration. The means of payment for Shares issued upon exercise of an option is specified in each option agreement. Payment generally may be made by cash, other Shares of Common Stock owned by the optionee, any other method permitted by the Committee, or by a combination of the foregoing.

•	Exercise of the Option. Each Award Agreement will specify the term of the Option and the date when the Option is to become exercisable, provided that except as specified in an Award Agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, no Option may be exercisable prior to one (1) year from the date of grant. The 2005 Plan provides that in no event shall an Option granted under the 2005 Plan be exercised more than ten (10) years after the date of grant. Moreover, in the case of an Incentive Stock Option granted to a 10% Stockholder, the term of the Option shall be for no more than five (5) years from the date of grant.

•	Termination of Employment. If an optionee’s employment terminates for any reason (including death or permanent disability), all Options held by such optionee under the 2005 Plan expire upon the earlier of (i) such period of time as is set forth in his or her Award Agreement or (ii) the expiration date of the Option. The optionee may exercise all or part of his or her Option at any time before such expiration to the extent that such Option was exercisable at the time of termination of employment.

Terms and Conditions of Stock Appreciation Rights. SAR grants may be either freestanding or tandem with Option grants. Each SAR grant shall be evidenced by an agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee shall determine.

The Exercise Price of SARs may not be less than 100% of the Fair Market Value of the Company’s Common Stock on the grant date of the Award. The Committee, subject to the provisions of the 2005 Plan, shall have the discretion to determine the terms and conditions of SARs granted under the 2005 Plan. Each Award Agreement will specify the term of the SAR and the date when the SAR is to become exercisable, provided that except as specified in an Award Agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, no SAR may be exercisable prior to one (1) year from the date of grant.

Upon exercise of a SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the Fair Market Value of a share on the date of exercise and the Exercise Price and (ii) the number of Shares for which the SAR is exercised. At the discretion of the Committee, payment to the holder of a SAR may be in cash, Shares of Common Stock or a combination thereof. To the extent that a SAR is settled in cash, the Shares available for issuance under the 2005 Plan shall not be diminished as a result of the settlement.

SARs granted under the 2005 Plan expire as determined by the Committee, but in no event later than ten (10) years from the date of grant. No SAR may be exercised by any person after its expiration.

Share Limit for Stock Options and SARs. In order that such Awards may qualify as performance-based compensation under Section 162(m) of the Code, no Participant may be granted Options and SARs to purchase more than 2,000,000 Shares in any 36-month period.

Terms and Conditions of Restricted Stock and Restricted Stock Unit Grants. Each Restricted Stock or RSU grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Committee shall determine.

The Committee shall have the discretion to determine (i) the number of Shares subject to a Restricted Stock Award granted to any Participant and (ii) the conditions for vesting that must be satisfied, provided that there shall be a minimum vesting period of three (3) years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one (1) year) for up to 5% of the shares available for Full-Value Awards under the 2005 Plan.

Performance Share Grants. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine.

The Committee shall have complete discretion to determine (i) the number of Shares of Common Stock subject to a Performance Share Award and (ii) the conditions that must be satisfied for grant or for vesting, provided that there shall be a minimum vesting period of one (1) year.

Share Limit for Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards. In order that such Awards may qualify as performance-based compensation under Section 162(m), no Participant shall be granted Restricted Stock, RSUs Performance Shares, or Other Stock-Based Awards covering, in the aggregate, more than 800,000 Shares in any 36-month period.

Performance Units. Performance Units are similar to Performance Shares, except that they are cash-based and may be settled in Shares, cash or a combination of the two. The Shares available for issuance under the 2005 Plan shall not be diminished as a result of the settlement of a Performance Unit in cash. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as shall be determined at the discretion of the Committee, provided that there shall be a minimum vesting period of one (1) year.

Limit for Performance Units. In order that such Awards may qualify as performance-based compensation under Section 162(m), no Participant shall be granted a Performance Unit Award providing for a payment value of more than $10,000,000 in any one fiscal year.

Other Stock-Based Awards. The Committee has the right to grant other stock-based Awards that may include, without limitation, grants of Shares based on attainment of performance goals, payment of Shares as a bonus in lieu of cash based on performance goals, and the payment of shares in lieu of cash under other Company incentive or bonus programs. The Committee shall have the discretion to determine the vesting of any such Award, provided that, except as specified in an Award Agreement upon a termination of employment or a Change in Control or Subsidiary Disposition, there shall be a minimum vesting period of three (3) years, except that the Committee has the discretion to provide for a shorter vesting period (not less than one (1) year) for up to 5% of the shares available for Full-Value Awards under the 2005 Plan, and provided further that an Award with a payment of Shares in lieu of cash under other Company incentive or bonus programs shall not be subject to a minimum vesting period.

Performance-Based Awards. The Committee may grant Awards which are intended to qualify as “performance-based compensation” for purposes of deductibility under Section 162(m) of the Code. For any such Award, the Committee will establish the performance objectives to be used within 90 days after the commencement of the Performance Period, or, if less, 25% of the Performance Period applicable to such Award. The performance objectives to be used shall be selected from the following list of measures (collectively, the “Performance Measures”): total stockholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction and employee satisfaction. The targeted level or levels of performance with respect to the Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the SEC. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on these or such other performance measures as the Committee may determine.

Non-Transferability of Awards. An Award granted under the 2005 Plan which is an Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. Other Awards will be transferable to the extent provided in the Award, except that no Award may be transferred for consideration.

Adjustments Upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of Shares that may be delivered under the 2005 Plan, the individual Award limits set forth in the 2005 Plan, and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Any such adjustment shall be made by the Committee, whose determination shall be conclusive.

Change in Control. In the event of a Change in Control, if the successor corporation does not assume the Awards or substitute equivalent Awards, such Awards shall become 100% vested. In this event, performance-based Awards will vest on a pro rata monthly basis based on the performance level attained on the date of the Change in Control, if determinable, or target level, if not determinable. In such event, the Committee shall notify the Participant that each Award subject to exercise is fully exercisable.

Amendment, Suspensions and Termination of the 2005 Plan. The Company’s board of directors may amend, suspend or terminate the 2005 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with the New York Stock Exchange listing standards or applicable laws. In addition, no amendment, suspension or termination may adversely impact an Award previously granted without the consent of Participant to whom such Award was granted unless required by applicable law.

Benefits to Be Received Upon Approval. It is not possible at this time to determine awards that will be made in the event that the 2005 Plan is approved by stockholders. However, it is anticipated that Awards generally will be similar to those granted under Prior Plans.

Federal Tax Aspects

The following paragraphs are a summary of the material U.S. federal income tax consequences associated with Awards granted under the 2005 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. Furthermore, this summary does not address the new federal tax provisions of the recently enacted American Jobs Creation Act of 2004. Although guidance regarding Section 409A of the Code has not been issued, to the extent applicable, it is intended that the 2005 Plan and any Awards granted thereunder will comply with the requirements of Section 409A of the Code. The new rules imposed by the act will change the way certain types of deferred compensation are taxed. As a result, tax consequences for any particular Participant may vary based on individual circumstances.

Incentive Stock Options. No taxable income is recognized when an Incentive Stock Option is granted or exercised, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. If the Participant exercises the Option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the Exercise Price generally will be taxed as long-term capital gain or loss. If these holding periods are not satisfied, the Participant will recognize ordinary income at the time of sale or other disposition equal to the difference between the Exercise Price and the lower of (i) the Fair Market Value of the Shares at the date of the Option exercise or (ii) the sale price of the Shares. Any gain or loss recognized on such a premature disposition of the Shares in excess of the amount treated as ordinary income will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Nonqualified Stock Options. No taxable income is recognized when a Nonqualified Stock Option is granted to a Participant with an Exercise Price equal to the Fair Market Value on the date of grant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares on the exercise date over the Exercise Price. Any taxable income recognized in connection with the exercise of a Nonqualified Stock Option by an Employee is subject to tax withholding by the Company. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Stock Appreciation Rights. No taxable income is recognized when a stock appreciation right is granted to a Participant. Upon exercise, the Participant will recognize ordinary income in an amount equal to the amount of cash received and the Fair Market Value of any Shares received. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss, which may be long-term or short-term capital gain or loss depending on the holding period.

Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units. A Participant generally will not have taxable income upon grant of Restricted Stock, RSUs, Performance Shares, or Performance Units. Instead, the Participant will recognize ordinary income at the time of vesting equal to the Fair Market Value (on the vesting date) of the Shares or cash received minus any amount paid. For Restricted Stock only, a Participant instead may elect to be taxed at the time of grant.

Other Stock-Based Awards. A Participant generally will recognize income upon receipt of the Shares subject to Award (or, if later, at the time of vesting of such shares).

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a Participant and at the time the Participant recognizes such income (for example, the exercise of a Nonqualified Stock Option). Special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next four most highly compensated executive officers. Under Section 162(m) of the Code, unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the 2005 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such Awards even to the extent that they exceed $1,000,000.

Vote Required and Board of Directors’ Recommendation

The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of the Company hereby approve and adopt the 2005 Stock Incentive Plan attached as Appendix A to the proxy statement for this meeting.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to approve the 2005 Plan.

PROPOSAL NO. 3:
APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN

The board of directors is asking stockholders to approve the Executive Incentive Compensation Plan (the “Incentive Plan”). The board of directors of the Company adopted the Incentive Plan subject to approval at the Annual Meeting. Stockholder approval of the Incentive Plan will allow bonuses paid under the Incentive Plan to qualify as deductible

“performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Incentive Plan is approved by the stockholders, it will be effective as of July 1, 2005 and will remain in effect until such time as it is terminated by the board of directors.

Plan Summary

The following paragraphs provide a summary of the principal features of the Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Incentive Plan, which is attached to this proxy statement as Appendix B. Capitalized terms used herein and not defined shall have the same meanings as set forth in the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to enhance the Company’s ability to attract and retain highly qualified executives and provide such executives with additional financial incentives (referred to herein as “Awards”) to promote the success of the Company and its Subsidiaries. Awards granted under the Incentive Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Eligibility. Participation in the Incentive Plan is limited to the Company’s chief executive officer and each other officer of the Company who is determined by the Committee to be a “covered employee” of the Company within the meaning of Section 162(m) of the Code or who is selected by the Committee to participate in the Incentive Plan (collectively “Participants”). The number of persons eligible to participate in the Incentive Plan is approximately 20.

Administration. The Incentive Plan will be administered by a committee of the board of directors, consisting of two or more members of the board who are “outside directors” within the meaning of Section 162(m) of the Code, “non-employee directors” within the meaning of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended, and “independent directors” under the New York Stock Exchange Listing Standards (the

“Committee”). The board of directors has currently designated the Management Development and Compensation Committee as the Committee for the Incentive Plan. The Committee has the authority to (i) select the Participants to whom Awards shall be granted; (ii) designate the Performance Period; and (iii) specify the terms and conditions for the determination and payment of each Award. Except as otherwise provided by the board of directors and subject to applicable laws, the Committee has the full and final authority in its discretion to establish rules and take all actions determined by the Committee to be necessary in the administration of the Incentive Plan, including, without limitation, interpreting the terms of the Incentive Plan and any related documents, rules, or regulations and deciding all questions of fact arising in their application. All decisions, determinations and interpretations of the Committee are final, binding and conclusive on all persons, including the Company, its Subsidiaries, its shareholders, the Participants and their estates and beneficiaries.

Performance Goal. “Earnings Before Income Taxes” is the measure of performance necessary for the payment of Awards under the Incentive Plan. For purposes of the Incentive Plan, Earnings Before Income Taxes consists of earnings before income taxes of the Company as reported on the Company’s income statement for the applicable Performance Period, and adjusted to exclude the effect of restructurings, discontinued operations, extraordinary items and the cumulative effect of tax and accounting changes.

Performance Period. The Performance Period under the Incentive Plan is the Company’s fiscal year, but may be a shorter or longer period as determined by the Committee. In no event will the Performance Period be less than six (6) months or more than five (5) years.

Awards. Within 90 days after the commencement of each Performance Period, or the number of days that is equal to 25% of such Performance Period, if less, the Committee shall select, in writing, the Participants to whom Awards shall be granted, designate the Performance Period, and specify the terms and conditions for the determination and payment of such Awards. Each Participant is eligible to receive an Award equal to 0.6% of Earnings Before Income Taxes for the Performance Period, except for the Company’s chief executive officer who is eligible to receive an Award equal to 1.0% of Earnings Before Income Taxes for the Performance Period. However, the Committee may condition payment of an Award upon the satisfaction of such objective or subjective standards that the Committee determines to be appropriate.

Maximum Award. The maximum Award that may be paid to any Participant other than the Company’s chief executive officer for any Performance Period shall not exceed 0.6% of Earnings Before Income Taxes. The maximum Award that may be paid to the Company’s chief executive officer for any Performance Period shall not exceed 1.0% of Earnings Before Income Taxes.

Committee Certification. As soon as practicable after the end of each Performance Period, the Committee shall determine the amount of the Awards to be paid to each Participant for the Performance Period and shall certify such determination in writing.

Payment of Awards. All awards will be paid in cash, Shares or a combination thereof. Award payments made in Shares, in whole or in part, shall be made from the aggregate number of Shares authorized to be issued under the 2005 Stock Incentive Plan (or its successor). Awards shall be paid to Participants following the Committee’s certification no later than ninety (90) days after the close of the Performance Period, unless all or a portion of an Award is deferred pursuant to the Participant’s timely and validly made election.

Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award granted under the Incentive Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by any Participant. During the lifetime of the Participant, payment of an Award shall only be made to such Participant. The Committee may, however, establish procedures necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of the Participant’s death.

Amendment and Termination. The board of directors may at any time alter, amend, suspend or terminate the Incentive Plan, in whole or in part, provided, however, that no amendment that requires stockholder approval in order to maintain qualification of the Awards as performance-based compensation under Section 162(m) of the Code shall be made without such approval. If changes are made to Section 162(m) of the Code or the related regulations that permit greater flexibility with respect to any Award, the Committee may make adjustments to the Incentive Plan and/or Awards as it deems appropriate.

Benefits to Be Received Upon Approval. Awards under the Incentive Plan are determined based on future performance and, therefore, future actual Awards cannot now be determined.

Federal Income Tax Consequences

The following is a brief summary of the material U.S. federal income tax consequences associated with Awards granted under the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. Furthermore, this summary does not address the new federal tax provisions of the recently enacted American Jobs Creation Act of 2004, as codified in Section 409A of the Code. Although complete guidance regarding Section 409A of the Code has not yet been issued, to the extent applicable, it is intended that the Incentive Plan and any Awards granted thereunder will comply with the requirements of Section 409A of the Code. The new rules imposed by Section 409A of the Code will change the way certain types of deferred compensation are taxed. As a result, tax consequences for any particular Participant may vary based on individual circumstances.

Participants will recognize ordinary income equal to the amount of the Award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the Participant.

Vote Required and Board of Directors’ Recommendation

The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of the Company hereby approve and adopt the Company’s Executive Incentive Compensation Plan attached as Appendix B to the proxy statement for this meeting.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to approve the Incentive Plan.

PROPOSAL NO. 4:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006. Ernst & Young LLP has been so engaged since February 15, 2003.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The Audit Committee and the board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER INFORMATION

Financial Statements and Form 10-K

Consolidated financial statements for the Company are attached as Appendix C to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549. A copy of the 2005 Form 10-K (excluding exhibits) may be obtained, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week or by writing to the secretary at the address shown on the top of the notice accompanying this proxy statement.

Director Communications

Stockholders may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group or to the board of directors as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or to the board as a whole c/o The Clorox Company, Attention: Secretary, 1221 Broadway, Oakland, CA 94612-1888. The secretary, in consultation with the general counsel, will forward to the independent directors any communications directed to the independent directors as a group and will review all communications so addressed and will relay to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers, and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail and via the internet.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2006 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than June 6, 2006. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Company’s bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not less than 70 days nor more than 170 days prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2006 Annual Meeting, the notice must be received by the Secretary between May 30, 2006 and September 7, 2006. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

By Order of the Board of Directors
Laura Stein,
Senior Vice President —
General Counsel & Secretary

October 4, 2005

APPENDIX A

THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN

1.	Establishment, Objectives and Duration

(a) Establishment of the Plan.  The Clorox Company (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as “The Clorox Company 2005 Stock Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. The Plan is effective as of November 16, 2005 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company at the 2005 Annual Meeting. Definitions of capitalized terms used in the Plan are contained in the attached Glossary, which is an integral part of the Plan.

(b) Objectives of the Plan.  The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

(c) Duration of the Plan.  No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

2.	Administration of the Plan

(a) The Committee.  The Plan shall be administered by the Management Development and Compensation Committee of the Board or such other committee (the “Committee”) as the Board shall select consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under New York Stock Exchange Listing standards. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(b) Authority of the Committee.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to:

(i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;

(ii) determine whether and to what extent Awards are granted hereunder;

(iii) determine the size and types of Awards granted hereunder;

(iv) approve forms of Award Agreement for use under the Plan;

(v) determine the terms and conditions of any Award granted hereunder;

(vi) establish performance goals for any Performance Period and determine whether such goals were satisfied;

(vii) amend the terms of any outstanding Award granted under the Plan in the event of a Participant’s termination of employment or in the event of a Change in Control, provided that, except as otherwise provided in Section 18, no such amendment shall reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs without the approval of the stockholders of the Company, and provided further, that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent;

(viii) construe and interpret the terms of the Plan and any Award Agreement entered into under the Plan, and to decide all questions of fact arising in its application; and

(ix) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

As permitted by Applicable Laws, the Committee may delegate its authority as identified herein, including the power and authority to make Awards to Participants who are not “insiders” subject to Section 16(b) of the Exchange Act, pursuant to such conditions and limitations as the Committee may establish.

(c) Effect of Committee’s Decision.  All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, Employees, Directors, Consultants and their estates and beneficiaries.

3.	Shares Subject to the Plan; Effect of Grants; Individual Limits

(a) Number of Shares Available for Grants.  Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares which may be issued pursuant to Awards under the Plan shall be 2,000,000 Shares, plus any Shares remaining available for issuance under the Prior Plans as of the Effective Date, plus the number of Shares subject to outstanding awards under the Prior Plans at the Effective Date that are deemed not delivered under the Prior Plans pursuant to paragraphs (i), (ii), (iii) or (iv) of this Section 3(a).

(i) Shares that are potentially deliverable under an Award or a Prior Plan award that expires or is canceled, forfeited, settled in cash or otherwise settled without the delivery of Shares shall not be treated as having been issued under the Plan or a Prior Plan.

(ii) Shares that are held back or tendered (either actually or constructively by attestation) to cover the exercise price or tax withholding obligations with respect to an Award or Prior Plan award shall not be treated as having been issued under the Plan or a Prior Plan.

(iii) Shares that are issued pursuant to awards that are assumed, converted or substituted in connection with a merger, acquisition, reorganization or similar transaction shall not be treated as having been issued under the Plan.

(iv) Shares that are repurchased in the open market with Option Proceeds from Awards or Prior Plan awards shall not be treated as having been issued under the Plan or a Prior Plan; provided, however, that the aggregate number of Shares deemed not issued pursuant to the repurchase of Shares with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option or Prior Plan option giving rise to such proceeds.

Notwithstanding paragraphs (i) through (iv) above, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award or a Prior Plan award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan or a Prior Plan.

The Shares to be issued pursuant to Awards may be authorized but unissued Shares or treasury Shares.

(b) Individual Limits.  Subject to adjustment as provided in Section 18 hereof, the following rules shall apply with respect to Awards:

(i) Options and SARs: The maximum aggregate number of Shares with respect to which Options and SARs may be granted in any 36-month period to any one Participant shall be 2,000,000 Shares.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards: The maximum aggregate number of Shares of Restricted Stock and Shares with respect to which Restricted Stock Units, Performance Shares and Other Stock-Based Awards may be granted in any 36-month period to any one Participant shall be 800,000 Shares.

(iii) Performance Units: The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $10,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

4.	Eligibility and Participation

(a) Eligibility.  Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

(b) Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award. The Committee may establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan.

5.	Types of Awards

(a) Type of Awards.  Awards under the Plan may be in the form of Options (both Nonqualified Stock Options and/or Incentive Stock Options), SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards.

(b) Designation of Award.  Each Award shall be designated in the Award Agreement.

6.	Options

(a) Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine including, but not limited to, the Option vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, and payment contingencies. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. Options that are intended to be Incentive Stock Options shall be subject to the limitations set forth in Section 422 of the Code.

(c) Exercise Price.  Except for Options adjusted pursuant to Section 18 herein, and replacement Options granted in connection with a merger, acquisition, reorganization or similar transaction, the Exercise Price for each grant of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the Exercise Price for each grant of an Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

(d) Term of Options.  The term of an Option granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(e) Exercise of Options.  Options granted under this Section 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, no Option may be exercisable prior to one (1) year from the date of grant.

(f) Payments.  Options granted under this Section 6 shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of the Exercise Price. The Exercise Price of an Option shall be payable to the Company: (i) in cash or its equivalent, (ii) by tendering (either actually or constructively by attestation) Shares having an aggregate Fair

Market Value at the time of exercise equal to the Exercise Price, (iii) in any other manner then permitted by the Committee, or (iv) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (i), for administrative convenience, to comply with Applicable Laws or otherwise.

(g) Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Section 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(h) Termination of Employment or Service.  Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

7.	Stock Appreciation Rights

(a) Grant of SARs.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

(b) Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

(c) Grant Price.  The grant price of a Freestanding SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that these limitations shall not apply to Awards that are adjusted pursuant to Section 18 herein.

(d) Term of SARs.  The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

(e) Exercise of Tandem SARs.  A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

(f) Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement; provided, however, that except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, no Freestanding SARs may be exercisable prior to one (1) year from the date of grant.

(g) Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(ii) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(h) Termination of Employment or Service.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

8.	Restricted Stock

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

(c) Period of Restriction and Other Restrictions.  Except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, an Award of Restricted Stock shall have a minimum Period of Restriction of three (3) years, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis (as specified in an Award Agreement); provided, however, that in the Committee’s sole discretion, up to five percent (5%) of the Shares available for issuance as Full-Value Awards under the Plan may have a shorter Period of Restriction, but in no case less than one (1) year. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, additional time-based restrictions, and/or restrictions under Applicable Laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

(d) Removal of Restrictions.  Subject to Applicable Laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

(e) Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Laws, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

(f) Dividends and Other Distributions.  Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock shall receive all regular cash Dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

(g) Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

9.	Restricted Stock Units

(a) Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Award Agreement.  Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the applicable Period of Restriction, the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

(c) Value of Restricted Stock Units.  The initial value of a Restricted Stock Unit shall equal the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Awards that are adjusted pursuant to Section 18 herein.

(d) Period of Restriction.  Except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, an Award of Restricted Stock Units shall have a minimum Period of Restriction of three (3) years, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis; provided, however, that in the Committee’s sole discretion, up to five percent (5%) of the Shares available for issuance as Full-Value Awards under the Plan may have a shorter Period of Restriction, but in no case less than one (1) year.

(e) Form and Timing of Payment.  Except as otherwise provided in Section 19 herein or a Participant’s Award Agreement, payment of Restricted Stock Units shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction. The Committee, in its sole discretion, may pay earned Restricted Stock Units by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(f) Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

(g) Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting an Award of Restricted Stock Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units, and may reflect distinctions based on the reasons for termination of employment or service.

10.	Performance Shares

(a) Grant of Performance Shares.  Subject to the terms and provisions of the Plan, Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Award Agreement.  Each grant of Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Performance Period(s) and Performance Measure(s), the number of Performance Shares granted, and such other provisions as the Committee shall determine; provided, however, that except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, in no case shall a Performance Period be for a period of less than one (1) year.

(c) Value of Performance Shares.  The initial value of a Performance Share shall equal the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Awards that are adjusted pursuant to Section 18 herein.

(d) Form and Timing of Payment.  Except as otherwise provided in Section 19 herein or a Participant’s Award Agreement, payment of Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Performance Period. The Committee, in its sole discretion, may pay earned Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

(e) Voting Rights.  A Participant shall have no voting rights with respect to any Performance Shares granted hereunder.

(f) Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting an Award of Performance Shares following termination of the Participant’s employment or, if the Participant is a Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Participants, and may reflect distinctions based on the reasons for termination of employment or service.

11.	Performance Units

(a) Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Award Agreement.  Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s) and Performance Measure(s), the performance goals and such other provisions as the Committee shall determine; provided, however, that except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, in no case shall a Performance Period be for a period of less than one (1) year.

(c) Value of Performance Units.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

(d) Form and Timing of Payment.  Except as otherwise provided in Section 19 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

(e) Voting Rights.  A Participant shall have no voting rights with respect to any Performance Units granted hereunder.

(f) Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout respecting an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

12.	Other Stock-Based Awards

(a) Grant.  The Committee shall have the right to grant other Awards that may include, without limitation, the grant of Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

(b) Period of Restriction.  Except as otherwise provided in a Participant’s Award Agreement upon a termination of employment or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, Awards

granted pursuant to this Section 12 shall have a minimum Period of Restriction of three (3) years, which period may, at the discretion of the Committee, lapse on a pro-rated, graded, or cliff basis (as specified in an Award Agreement); provided, however, that in the Committee’s sole discretion, up to five percent (5%) of the Shares available for issuance as Full-Value Awards under the Plan may have a shorter Period of Restriction, but in no case less than one (1) year. Notwithstanding the above, an Award of payment Shares in lieu of cash under other Company incentive or bonus programs shall not be subject to the minimum Period of Restriction limitations described above.

(c) Payment of Other Stock-Based Awards.  Subject to Section 12(b) hereof, payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine. The Committee may provide that settlement of Other Stock-Based Awards shall be deferred, on a mandatory basis or at the election of the Participant.

(d) Termination of Employment or Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination of employment or service.

13. Dividend Equivalents.  At the discretion of the Committee, Awards granted pursuant to the Plan may provide Participants with the right to receive Dividend Equivalents, which may be paid currently or credited to an account for the Participants, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish.

14.	Performance-Based Exception

(a) The Committee may specify that the attainment of one or more of the Performance Measures set forth in this Section 14 shall determine the degree of granting, vesting and/or payout with respect to Awards that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measures (the “Performance Measures”): total shareholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, management profit, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash value added, economic value added, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, customer satisfaction, and employee satisfaction. The targeted level or levels of performance with respect to such Performance Measures may be established at such levels and on such terms as the Committee may determine, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments or functions, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Awards that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

(b) Unless otherwise determined by the Committee, measurement of performance goals with respect to the Performance Measures above shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the SEC.

(c) Performance goals may differ for Awards granted to any one Participant or to different Participants.

(d) Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period specified in the Award Agreement, and the goals shall be established not later than 90 days after the beginning of the Performance Period or, if less than 90 days, the number of days which is equal to 25% of the relevant Performance Period applicable to the Award.

(e) The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

15. Transferability of Awards.  Incentive Stock Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. Other Awards shall be transferable to the extent provided in the Award Agreement, except that no Award may be transferred for consideration.

16. Taxes.  The Company shall have the power and right, prior to the delivery of Shares pursuant to an Award, to deduct or withhold, or require a participant to remit to the Company (or a Subsidiary), an amount (in cash or Shares) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any applicable tax withholding requirements. Subject to such restrictions as the Committee may prescribe, a Participant may satisfy all or a portion of any tax withholding requirements by electing to have the Company withhold Shares having a Fair Market Value equal to the amount to be withheld up to the minimum statutory tax withholding rate (or such other rate that will not result in a negative accounting impact).

17.	Conditions Upon Issuance of Shares

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

18. Adjustments Upon Changes in Capitalization.  In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of Shares that may be delivered under the Plan, the individual limits set forth in Section 3(b), and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Adjustments made by the Committee pursuant to this Section 18 shall be final, binding, and conclusive.

19.	Change in Control, Cash-Out and Termination of Underwater Options/SARs, and Subsidiary Disposition

(a) Change in Control. Except as otherwise provided in a Participant’s Award Agreement or pursuant to Section 19(b) hereof, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(i) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable unless such Awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event of a Participant’s termination of employment without Cause within twenty-four (24) months following consummation of a Change in Control, any replacement awards will become immediately exercisable;

(ii) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards shall lapse unless such Awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event of a Participant’s termination of employment without Cause within twenty-four (24) months following consummation of a Change in Control, the Period of Restriction on any replacement awards shall lapse; and

(iii) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the Change in Control, if determinable, or (B) at the target level, if not determinable. The amount of the vested Award may be computed under the following formula: total Award number of Shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the specified effective date of the Change in Control.

With respect to paragraphs (i) and (ii) of Section 19(a) above, the Award Agreement may provide that any replacement awards will become immediately exercisable or any Period of Restriction shall lapse in the event of a termination of employment by the Participant for “good reason” as such term is defined in any employment agreement or severance agreement or policy applicable to such Participant.

(b) Cash-Out and Termination of Underwater Options/SARs.  The Committee may, in its sole discretion, provide that (i) all outstanding Options and SARs shall be terminated upon the occurrence of a Change in Control and that each Participant shall receive, with respect to each Share subject to such Options or SARs, an amount in cash equal to the excess of the Fair Market Value of a Share immediately prior to the occurrence of the Change in Control over the Option Exercise Price or the SAR grant price; and (ii) Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment therefore if the Fair Market Value of a Share as of the date of the Change in Control is less than the Option Exercise Price or the SAR grant price.

(c) Subsidiary Disposition. The Committee shall have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Subsidiary Disposition, but only with respect to those Participants who are at the time engaged primarily in Continuous Service with the Subsidiary involved in such Subsidiary Disposition. The Committee also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the affected Participant’s Continuous Service with that Subsidiary within a specified period following the effective date of the Subsidiary Disposition. The Committee may provide that any Awards so vested or released from such limitations in connection with a Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award.

20.	Amendment, Suspension or Termination of the Plan

(a) Amendment, Modification and Termination.  The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

(b) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 18 hereof) affecting the Company or the financial statements of the Company or of changes in Applicable Laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to any Awards intended to comply with the Performance-Based Exception, unless otherwise determined by the Committee, any such exception shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

(c) Awards Previously Granted.  No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the participant holding such Award, unless such termination, modification or amendment is required by Applicable Laws and except as otherwise provided herein.

(d) No Repricing.  Except for adjustments made pursuant to Section 18, no amendment shall reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs, nor may any outstanding Options or outstanding SARs be surrendered to the Company as consideration for the grant of new Options or SARs with a lower Exercise Price or grant price, without the approval of the stockholders of the Company.

(e) Compliance with the Performance-Based Exception.  If it is intended that an Award comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 20, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

21.	Reservation of Shares

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.	Rights of Participants

(a) Continued Service.  The Plan shall not confer upon any Participant any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

(b) Participant.  No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

23. Successors.  All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award agreements shall be deemed to refer to such successors.

24.	Legal Construction

(a) Gender, Number and References.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or any Award agreement or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.

(b) Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Requirements of Law.  The granting of Awards and the issuance of Shares or cash under the Plan shall be subject to all Applicable Laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(e) Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(f) Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

GLOSSARY OF DEFINED TERMS

1. Definitions.  As used in the Plan, the following definitions shall apply:

“Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, and the rules of any applicable stock exchange or national market system.

“Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted under the Plan.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful and continued failure of the Participant substantially to perform the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company, a member of the Committee, or another authorized officer of the Company, which specifically identifies the manner in which the sender believes that the Participant has not substantially performed the Participant’s duties; or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

No act or failure to act on the part of the Participant shall be considered to be “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a member of the Committee or another authorized officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until the Chief Executive Officer, Vice President of Human Resources and General Counsel unanimously agree that, in their good faith opinion, the Participant is guilty of the conduct described in subsections (i) or (ii) above, and so notify the Participant specifying the particulars thereof in detail.

“Change in Control” means

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee, as specified in Section 2(a), appointed by the Board to administer the Plan.

“Company” means The Clorox Company and any successor thereto as provided in Section 23 herein.

“Consultant” means any consultant or advisor to the Company or a Subsidiary.

“Continuous Service” means that the provision of services to the Company or any Subsidiary in any capacity of Employee or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

“Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary who is not an Employee.

“Dividend” means the dividends declared and paid on Shares subject to an Award.

“Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the Dividends declared and paid on an equal number of outstanding Shares.

“Employee” means any employee of the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a)	Where there exists a public market for the Share, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(b)	In the absence of an established market of the type described above, for the Share, the Fair Market Value thereof shall be determined by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Section 7 herein.

“Full-Value Award” means Awards other than Options, SARs, or other Awards for which the Participant pays the grant date intrinsic value directly or by forgoing a right to receive a cash payment from the Company.

“Incentive Stock Option” or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” means an Option that is not intended to meet the requirement of Section 422 of the Code.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Section 6 herein.

“Option Proceeds” means the cash received by the Company as payment of the Exercise Price upon exercise of an Option or a Prior Plan option plus the federal tax benefit that could be realized by the Company as a result of the Option of Prior Plan option exercise, which shall be determined by multiplying the amount that is deductible as a result of the Option or Prior Plan option exercise (currently equal to the amount upon which the Participant’s withholding tax obligation is calculated) by the maximum federal corporate income tax rate for the year of exercise. To the extent that a Participant pays the Exercise Price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amount paid in such manner.

“Other Stock-Based Award” means a Share-based or Share-related Award granted pursuant to Section 12 herein.

“Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

“Performance Measures” shall have the meaning set forth in Section 14(a).

“Performance Period” means the period during which a performance measure must be met.

“Performance Share” means an Award granted to a Participant, as described in Section 10 herein.

“Performance Unit” means an Award granted to a Participant, as described in Section 11 herein.

“Period of Restriction” means the period Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture and are not transferable, as provided in Sections 8, 9 and 12 herein.

“Plan” means The Clorox Company 2005 Stock Incentive Plan.

“Prior Plans” means The Clorox Company 1996 Stock Incentive Plan, The Clorox Company 1987 Long Term Compensation Program, The Clorox Company Independent Directors’ Stock-Based Compensation Plan, and the 1993 Directors’ Stock Option Plan.

“Restricted Stock” means an Award granted to a Participant, as described in Section 8 herein.

“Restricted Stock Units” means an Award granted to a Participant, as described in Section 9 herein.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of common stock of the Company, par value $1.00 per share, subject to adjustment pursuant to Section 18 herein.

“Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Section 7 herein.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

“Subsidiary Disposition” means the disposition by the Company of its equity holdings in any Subsidiary effected by a merger or consolidation involving that Subsidiary, the sale of all or substantially all of the assets of that Subsidiary or the Company’s sale or distribution of substantially all of the outstanding capital stock of such Subsidiary.

“Tandem SAR” means a SAR that is granted in connection with a related Option, as described in Section 7 herein.

“Voting Securities” means voting securities of the Company entitled to vote generally in the election of Directors.

APPENDIX B

THE CLOROX COMPANY
EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Establishment, Objectives, Duration

The Clorox Company (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “The Clorox Company Executive Incentive Compensation Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of July 1, 2005, subject to the approval of the Plan by the stockholders of the Company at the 2005 Annual Meeting. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 11 herein.

2.	Definitions

The following terms, when capitalized, shall have the meanings set forth below:

(a) “Award” means a bonus paid in cash, Shares or any combination thereof.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.

(e) “Company” means The Clorox Company.

(f) “Earnings Before Income Taxes” means the earnings before income taxes of the Company as reported in the Company’s income statement for the applicable Performance Period. For purposes of the foregoing definition, Earnings Before Income Taxes shall be adjusted to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, as well as the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i) Where there exists a public market for the Share, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii) In the absence of an established market of the type described above for the Share, the Fair Market Value thereof shall be determined by the Committee in good faith, and such determination shall be conclusive and binding on all persons.

(i) “Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(j) “Performance Period” means the fiscal year of the Company, or such shorter or longer period as determined by the Committee; provided, however, that a Performance Period shall in no event be less than six (6) months or more than five (5) years.

(k) “Plan” means The Clorox Company Executive Incentive Compensation Plan.

(l) “Share” means a share of common stock of the Company, par value $1.00 per share.

(m) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

3.	Administration of the Plan

(a) The Committee.  The Plan shall be administered by the Management Development and Compensation Committee of the Board or such other committee (the “Committee”) as the Board shall select consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under New York Stock Exchange Listing standards. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(b) Authority of the Committee.  Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

(c) Effect of Committee’s Decision.  All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

4.	Eligibility

Eligibility under this Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

5.	Form of Payment of Awards

Payment of Awards under the Plan shall be made in cash, Shares or a combination thereof, as the Committee shall determine, subject to the limitations set forth in Sections 6 and 7 herein.

6.	Shares Subject to the Plan

Award payments that are made in the form of Shares, in whole or in part, shall be made from the aggregate number of Shares authorized to be issued under and otherwise in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (or any successor stock incentive plan approved by the stockholders of the Company).

7.	Awards

(a) Selection of Participants and Designation of Performance Period and Terms of Award.  Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an Award, the Committee shall, in writing, (i) select the Participants to whom Awards shall be granted, (ii) designate the applicable Performance Period, and (iii) specify terms and conditions for the determination and payment of the Award for each Participant for such Performance

Period, including, without limitation, the extent to which the Participant shall have the right to receive an Award following termination of the Participant’s employment. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination of employment.

(b) Maximum Award.  The maximum Award that may be paid to any Participant other than the Company’s chief executive officer under the Plan for any Performance Period shall not exceed 0.6% of Earnings Before Income Taxes. The maximum Award that may be paid to the Company’s chief executive officer under the Plan for any Performance Period shall not exceed 1.0% of Earnings Before Income Taxes.

(c) Actual Award.  Subject to the limitation set forth in paragraph (b) hereof, each Participant under the Plan shall be eligible to receive an Award equal to 0.6% of Earnings Before Income Taxes for the designated Performance Period, except for the Company’s chief executive officer who shall be eligible to receive an Award equal to 1.0% of Earnings Before Income Taxes for the designated Performance Period; provided, however, that the Committee may condition payment of an Award upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

8.	Committee Certification and Payment of Awards

As soon as reasonably practicable following the end of each Performance Period, the Committee shall determine the amount of the Award to be paid to each Participant for such Performance Period and shall certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than ninety (90) days following the close of the Performance Period with respect to which the Awards are made, unless all or a portion of a Participant’s Award is deferred pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board or a committee thereof may determine.

9.	Termination of Employment

Except as may be specifically provided in an Award pursuant to Section 7(a), a Participant shall have no right to an Award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such Award relates. In establishing Awards under Section 7(a), the Committee may also provide that in the event a Participant is not employed by the Company or a Subsidiary on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

10.	Taxes

The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company (or a Subsidiary), an amount (in cash or Shares) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any applicable tax withholding requirements. Subject to such restrictions as the Committee may prescribe, a Participant may satisfy all or a portion of any tax withholding requirements relating to Awards payable in Shares by electing to have the Company withhold Shares having a Fair Market Value equal to the amount to be withheld.

11.	Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 11, make any adjustments to the Plan and/or Awards it deems appropriate.

12.	No Rights to Employment

The Plan shall not confer upon any Participant any right with respect to continuation of employment with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time, with or without cause.

13.	No Assignment

Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

14.	Legal Construction

(a) Gender, Number and References.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.

(b) Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Requirements of Law.  The granting of Awards and the issuance of cash or Shares under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) Unfunded Plan.  Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(e) Governing Law.  To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(f) Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(g) Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

APPENDIX C

Management’s Discussion and Analysis of Financial Condition,
Financial Statements, Management’s Report on Internal Control over Financial Reporting and Report of Independent Registered Accounting Firm

MANAGEMENT’S DISCUSSION & ANALYSIS
The Clorox Company
(Dollars in millions, except per-share amounts)

EXECUTIVE OVERVIEW

The Clorox Company (the “Company” or “Clorox”) is a leading manufacturer and marketer of consumer products with fiscal year 2005 revenues of $4,388. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With approximately 7,600 employees worldwide, the Company manufactures products in more than 20 countries and markets them in more than 100 countries.

GOAL AND STRATEGIES

The Company’s goal is to develop and market products that are the most successful in their categories and that make consumers’ lives easier, healthier and better. Brands like Glad Press ‘n Seal® and GladWare®, that help make storing and protecting food easier; Clorox® bleach and Clorox disinfecting wipes, that help make homes healthier; and Kingsford charcoal, which helps make grilled foods taste better, are products that are consistent with this goal. The Company competes in mid-sized categories that generally have a regional profile, like the United States or Latin America, and usually have limited major competitors.

The Company evaluates the brands and businesses in its portfolio to assess whether they have a strong market position and solid profit-growth potential, or are likely to establish such a competitive position and growth potential. The Company plans to make further investments in those brands or businesses that have the greatest potential to accelerate top-line and profit growth over time. The Company plans to sustain its investments in those brands or businesses where strong market positions and growth potential already exist, and plans to optimize for value, or in some cases, exit, the few brands or businesses in which less growth potential is expected.

The Company’s strategy is to continue to expand strategic capabilities that drive value into the categories in which it competes. In order to win over the long term, the Company plans to continue to develop its strategic capabilities in six cornerstone areas: consumers, customers, cost, people, process and partnerships. The most important success factor is the ability to build and apply world-class consumer insights into brand-building activities. The other major keys to success include the ability to deliver value-creating services to retail customers based on mutual growth and profit potential, and the ability to improve productivity, enhance margins and lower costs. The ability to successfully execute these core business strategies rests on the strength of the enabling strategies: the leadership capabilities and bench strength of our people, processes that create a seamless organization and partnerships that create virtual scale and drive growth.

FISCAL YEAR 2005 FINANCIAL PERFORMANCE AND BUSINESS EVENTS

The Company leveraged its corporate capabilities to deliver strong performance against its annual financial targets, while continuing to strive for consistency in its annual financial results. The following discussion highlights the most significant aspects of its fiscal year 2005 financial performance, along with other key events and trends.

FINANCIAL PERFORMANCE

•

Net sales increased 5% during fiscal year 2005 reflecting results of brand-building efforts from our consumer insights process. Innovative new products developed from our consumer insights process provided meaningful growth, including the fiscal year 2004 fourth quarter launch of Clorox ToiletWand™ disposable toilet-cleaning system, and the fiscal year 2005 launches of Glad ForceFlex™ trash bags, and Clorox BathWand™ cleaning system. The Company expects annual net sales growth of 3% to 5% through 2008 supported by growth from established brands and new products. In fiscal year 2006, this includes, among other items, the expansion of the Glad ForceFlex technology into the OdorShield® line of trash bags, and the launch of improved Kingsford charcoal, which offers improved cooking performance for consumers.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

•

Diluted net earnings per common share from continuing operations increased 26% despite a challenging commodities cost environment and increased investment in advertising and other brand-building activities. Gross margin decreased 1% driven in large part by rapidly rising commodities costs. The Company responded to these margin pressures through price increases and cost savings initiatives. In fiscal year 2005, the Company delivered approximately $104 in cost savings through trade spending efficiencies, reductions in unsaleables, logistics and manufacturing efficiencies and procurement savings. The Henkel share exchange (described below) also contributed to earnings per share accretion in fiscal year 2005.

•

In fiscal year 2005, the Company delivered free cash flow of 14% of net sales, ahead of its longer term target range of 10% to 12%. Strong performance in free cash flow, defined as cash flow from operations less capital expenditures, was delivered through strong earnings and continued discipline in fixed and working capital management (see page A-4 for a reconciliation of free cash flow).

•

The Company’s return on invested capital (“ROIC”) (see page A-4 for a discussion of ROIC and exhibit 99-3 for a reconciliation of ROIC) was 13.9% in fiscal year 2005 reflecting a modest improvement for the fiscal year. Strong capital management helped to mitigate the impact of commodity cost increases on the return on invested capital in fiscal year 2005. The Company is targeting 150 to 250 basis point improvement in its return on invested capital by 2008 through continued focus on top-line growth, margin enhancement and capital management.

SHARE EXCHANGE AGREEMENT

The Company completed the largest transaction in its history with Henkel KG&A (“Henkel”) during November 2004, by exchanging its ownership interest in a subsidiary for Henkel’s interest in Clorox common stock. Prior to the completion of the exchange, Henkel owned approximately 61.4 million shares, or about 29% of the Company’s outstanding common stock. The parties agreed that the Company would provide exchange value equal to $46.25 per share of Company stock being acquired in the exchange. The subsidiary transferred to Henkel contained Clorox’s existing insecticides and Soft Scrub® cleanser operating businesses, its 20% interest in the Henkel Iberica joint venture, and $2,095 in cash. This transaction was structured to qualify as a tax-free exchange and was ultimately financed through the issuance of $1,650 in senior notes. The Company experienced earnings-per-share accretion in fiscal year 2005 due to the lower amount of outstanding shares caused by this transaction, partially offset by lost profits related to the exchanged operating businesses and higher interest costs. The Company expects this accretion to continue into fiscal year 2006.

GLAD SUPPLY CHAIN RESTRUCTURING

In July 2004, the board of directors approved the second phase of a restructuring plan involving the Glad plastic bags, wraps and containers business, part of the Specialty Group operating segment. This phase included closing a manufacturing facility and assigning remaining production between certain of the Company’s North American plants and third-party suppliers during fiscal year 2005. The Company recorded pretax restructuring charges of $32 during fiscal year 2005 in conjunction with this phase, including asset impairment charges of $26, and employee severance and other charges of $6. In addition to restructuring charges, the Company recorded $7 of incremental operating costs, which were associated primarily with equipment and inventory transfer charges. Together with the first phase of the Glad restructuring plan, which was approved in fiscal year 2004 and included $10 of asset impairment charges related to certain manufacturing equipment taken out of service and $1 of employee severance charges, the Company expects annual pretax cost savings of approximately $15 to $20 from the Glad supply chain restructuring.

OTHER DEVELOPMENTS

In January 2005, the Company announced new management responsibilities, which resulted in the transfer of the automotive and professional products businesses from the Specialty Group segment to the Household Group — North America segment, and the transfer of the domestic Glad plastic bags, wraps and containers business from the Household Group — North America segment to the Specialty Group segment.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

The following are highlights of other key fiscal year 2005 developments, which are discussed in more detail on the parenthetically-referenced pages of Management’s Discussion and Analysis:

•

In January 2005, The Procter & Gamble Company (“P&G”) paid the Company $133 to exercise its option to increase its interest in the Venture Agreement from 10% to 20% (Page A-11). The Company expects that the scale created by this business partnership, which has already yielded consumer product innovations such as Glad Press ’n Seal and Glad ForceFlex, will continue to drive product innovation in future periods.

•

In April 2005, the Company settled a tax contingency with the Internal Revenue Service (“IRS”), which resulted in tax payments of $94 (excluding $6 of tax benefits) in fiscal year 2005 and $150 in the first quarter of fiscal year 2006 (Page A-13).

•

The Company expects to repatriate approximately $200 of earnings from its foreign subsidiaries in fiscal year 2006 in order to receive a one-time dividends-received deduction allowed under the terms of the American Jobs Creation Act of 2004 (the “Act”). The Company expects that the cash made available to the parent company by the Company’s foreign locations will be used for reinvestment in qualifying activities (Page A-15).

•

Beginning in fiscal year 2006, the Company will begin to record compensation cost for its stock option grants and implement other new rules related to share-based payments, which the Company expects to reduce annual diluted net earning per common share by $0.14 to $0.16 in fiscal year 2006 (Page A-15).

The Company believes the success of its strategies is reflected in its strong financial performance in fiscal year 2005. For a more detailed analysis of the Company’s fiscal year results, please refer to the “Results of Worldwide Operations” and “Financial Position and Liquidity” in the sections that follow.

RESULTS OF WORLDWIDE OPERATIONS

Management’s discussion and analysis of the results of operations, unless otherwise noted, compares fiscal year 2005 to fiscal year 2004 and fiscal year 2004 to fiscal year 2003, using percent changes calculated on an unrounded basis. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion.

As described in Note 1 in the Notes to Consolidated Financial Statements, certain reclassifications have been made to all prior periods presented to conform to the current year presentation, including the reclassifications necessary to reflect the fiscal year 2005 realignment of management responsibilities in the reporting of segment information, which was discussed in the Executive Overview. On March 3, 2005, the Company filed reclassified financial statements to reflect as discontinued operations the operating businesses that it exchanged as part of the Henkel share exchange, which is also discussed above in the Executive Overview.

FINANCIAL PERFORMANCE MEASURES

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Net sales	$4,388	$4,162	$3,986	5%	4%
Gross profit	1,895	1,831	1,815	3	1
Diluted net earnings per common share from continuing operations	2.88	2.28	2.08	26	10
Free cash flow as a % of net sales	14.0%	17.5%	15.1%
Return on invested capital	13.9%	13.5%	13.9%

Net sales in fiscal year 2005 increased 5% compared to the prior period, driven primarily by overall volume growth of 5%. Other factors impacting net sales included price increases offset by increased trade-promotion spending. The improvement in volume was driven by new product introductions and increased shipments of established products. During fiscal year 2005, the Company introduced several new products, including Glad ForceFlex trash

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

bags, the Clorox BathWand cleaning system, Clorox dual action toilet bowl cleaner, Clorox disinfecting bathroom cleaner, Glad Press ’n Seal Freezer™ wrap, and three new flavors of K C Masterpiece food items.

Net sales in fiscal year 2004 increased 4% compared to fiscal year 2003, driven by overall volume growth of 4%, resulting from new product introductions and increased shipments of established products. During fiscal year 2004, the Company introduced several new products, including Glad Press ’n Seal sealable plastic wrap, Clorox Bleach Pen® gel and Clorox ToiletWand disposable toilet-cleaning system, three new flavors of Hidden Valley salad dressings and two new K C Masterpiece barbeque items.

Gross profit increased 3% in fiscal year 2005, and decreased as a percentage of net sales to 43% in fiscal year 2005 from 44% in fiscal year 2004. This decline as a percentage of net sales was primarily due to higher expenses for raw materials, transportation and warehousing, partially offset by price increases and cost savings.

Gross profit increased 1% in fiscal year 2004, and decreased as a percentage of net sales to 44% in fiscal year 2004, from 45% in fiscal year 2003. This decrease as a percentage of net sales was driven by higher raw material, transportation and warehousing costs, the third-party production of some Match Light® charcoal and start-up costs for new products, partially offset by cost savings.

Diluted net earnings per common share from continuing operations increased by $0.60 in fiscal year 2005. This improvement was driven by a $27 increase in earnings from continuing operations as well as a decrease in common shares outstanding during fiscal year 2005 due to the Henkel share exchange. Increased earnings from continuing operations were driven by sales growth and cost savings, partially offset by higher expenses for raw materials, interest and logistics.

Diluted net earnings per common share from continuing operations increased $0.20 in fiscal year 2004. This improvement reflected a $29 increase in earnings from continuing operations as well as a decrease in common shares outstanding during fiscal year 2004 due to the repurchase of 5 million shares. Increased earnings from continuing operations were principally due to volume and sales growth from new products and increased shipments of established brands. This growth was partially offset by commodity and other manufacturing cost increases.

Free cash flow is a “non-GAAP measure” used by the Company’s management to help assess funds available for investing and financing activities such as debt payments, dividend payments and share repurchases, and also to fund potential acquisitions. As shown below, free cash flow is calculated as cash provided by operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2005	2004	2003
Cash provided by operations	$765	$899	$803
Less: capital expenditures	(151)	(170)	(203)
Free cash flow	$614	$729	$600

Free cash flow as a percentage of net sales decreased approximately 350 basis points in fiscal year 2005 primarily due to a $94 tax settlement payment and sales growth, partially offset by increased earnings from continuing operations. Free cash flow as a percentage of net sales increased approximately 250 basis points in fiscal year 2004 primarily due to strong earnings from continuing operations and decreases in working capital, partially offset by sales growth of 4%.

ROIC is a “non-GAAP measure” used by management to evaluate the efficiency of its capital spending (for a detailed reconciliation of ROIC, refer to exhibit 99-3). ROIC is generally defined as net operating profit after taxes, excluding certain costs and expenses, divided by average invested capital. ROIC increased approximately 40 basis points during fiscal year 2005 due to a higher adjusted net operating profit after taxes driven primarily by sales growth, partially offset by higher average invested capital. ROIC decreased approximately 40 basis points in fiscal year 2004 primarily due to higher average invested capital.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

CONSOLIDATED RESULTS

OPERATING EXPENSES

				% Change
						% of Net Sales
	2005	2004	2003	2005 to 2004	2004 to 2003	2005	2004	2003
Gross profit	$1,895	$1,831	$1,815	3%	1%	43.2%	44.0%	45.5%
Selling and administrative expenses	551	543	523	2	4	12.6	13.0	13.1
Advertising costs	435	420	446	3	(6)	9.9	10.1	11.2
Research and development costs	88	84	75	6	10	2.0	2.0	1.9
Operating profit	$821	$784	$771	5%	2%	18.7%	18.9%	19.3%

Selling and administrative expenses increased 2% in fiscal year 2005 due to compensation cost and professional fee increases but declined slightly as a percentage of net sales.

Selling and administrative expenses increased 4% in fiscal year 2004, primarily due to higher amortization of $12 related to the Company’s information systems and a contribution of $6 to The Clorox Company Foundation.

Advertising costs increased 3% in fiscal year 2005 as a result of spending to support established brands and new product launches.

Advertising costs decreased 6% in fiscal year 2004, which reflected a shift in spending from advertising to trade promotions.

Operating profit increased 5% in fiscal year 2005. Operating profit margin, which is the ratio of operating profit to net sales, declined approximately 20 basis points in fiscal year 2005 driven primarily by a lower gross profit margin.

Operating profit increased 2% in fiscal year 2004 compared to fiscal year 2003. Operating profit margin declined approximately 40 basis points primarily due to a decrease in gross profit margin during the year, partially offset by lower advertising costs.

NON-OPERATING EXPENSES AND INCOME TAXES

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Restructuring and asset impairment costs	$36	$11	$33	221%	(65)%
Interest expense	79	30	28	168	7
Other (income), net	(23)	(9)	(8)	168	2
Income taxes on continuing operations	212	262	257	(19)	2

Restructuring and asset impairment costs of $36 in fiscal year 2005 included $26 for asset impairment and $6 for severance and other costs related to the second phase of the Glad supply chain restructuring. The Company also recorded asset impairment charges and severance costs of $4 related to manufacturing operations in the International segment.

Restructuring and asset impairment costs of $11 in fiscal year 2004 included $10 for asset impairment and $1 for severance costs related to the first phase of the Glad supply chain restructuring.

Restructuring and asset impairment costs of $33 in fiscal year 2003 related primarily to a $30 goodwill impairment charge for the Company’s business in Argentina. This charge was driven by economic and currency instability in the local market and significant changes in competitor actions that resulted in a change to the Company’s marketing strategy.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

Interest expense increased $49 in fiscal year 2005, driven primarily by interest costs associated with the offering of $1,650 in senior notes in connection with the Henkel share exchange. There was no significant change in the interest expense in fiscal year 2004.

Other income, net of $23 in fiscal year 2005 included $25 related to the gain on the exchange and equity earnings from the Company’s investment in Henkel Iberica, which was transferred to Henkel as part of the share exchange. In addition, the Company recorded an $11 foreign currency transaction gain in the fourth quarter of fiscal year 2005 (Note 15). Partially offsetting these gains were losses of $16 from the Company’s investment in low-income housing partnerships (Note 7).

Other income, net of $9 in fiscal year 2004 included $17 of equity earnings (of which $11 related to the investment in Henkel Iberica), $9 related to favorable legal settlements, and $4 of interest income. These gains were partially offset by expenses of $14 for environmental remediation and monitoring at a former plant site in Michigan (Note 19) and $7 related to the amortization of intangible assets.

Other income, net of $8 in fiscal year 2003 included $9 of equity earnings (of which $2 related to the investment in Henkel Iberica), an $8 gain on the sale of land, and a $6 gain from the sale of the Black Flag® insecticide business. These gains were partially offset by expenses of $11 from the amortization of intangibles, and a $4 loss from the sale of the Jonny Cat® cat litter business.

The effective tax rate on continuing operations was 29.1%, 34.9% and 35.8% in fiscal years 2005, 2004 and 2003, respectively. The lower rate in fiscal year 2005 was primarily due to the release of tax accruals related to the tax settlement with the IRS (refer to the “Contingencies” section for further discussion) and to the nontaxable gain on the exchange of the equity investment in Henkel Iberica. These two benefits were partially offset by the tax on earnings to be repatriated under the American Jobs Creation Act. The lower rate in fiscal year 2004 was primarily due to lower taxes on foreign activities.

EARNINGS FROM DISCONTINUED OPERATIONS

	2005	2004	2003
Gain on exchange	$550	$—	$—
Earnings from exchanged businesses	37	87	84
Reversal of deferred taxes from exchanged businesses	6	—	—
Losses from Brazil operations	—	(4)	(26)
Income tax expense on discontinued operations	(14)	(24)	(26)
Total earnings from discontinued operations	$579	$59	$32
Diluted earnings per share from discontinued operations	$3.23	$0.28	$0.15

The gain on share exchange, earnings from exchanged businesses and reversal of deferred taxes were related to the Company’s transaction with Henkel. Losses from Brazil operations in fiscal years 2004 and 2003 were related to the Company’s decision to exit its Brazil business and included a pretax impairment charge of $23 in fiscal year 2003 (Note 2).

Diluted earnings per share from discontinued operations increased in fiscal year 2005 primarily due to the gain on the Henkel share exchange. Diluted earnings per share from discontinued operations increased in fiscal year 2004 primarily due to the impairment charge recorded related to the discontinuation of the Brazil operations in fiscal year 2003.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

SEGMENT RESULTS

HOUSEHOLD GROUP — NORTH AMERICA

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Net sales	$2,038	$1,986	$1,995	3%	—
Earnings from continuing operations before income taxes	633	634	613	—	3%

Fiscal Year 2005 versus Fiscal Year 2004:  Volume and net sales increased while earnings from continuing operations before income taxes declined slightly during fiscal year 2005. Volume growth of 4% was driven primarily by increased shipments of established products and new product launches. The variance between volume and sales growth was due to higher trade-promotion spending to support new product launches and unfavorable product mix. The slight decline in earnings from continuing operations before income taxes was primarily due to higher advertising expenses to support established products and new product launches, trade-promotion spending, and higher raw material costs, offsetting the favorable impact of increased sales and cost savings.

Shipments of laundry and homecare products increased 7%, driven by increased shipments of established brands including Clorox disinfecting wipes, and new product launches including the Clorox BathWand cleaning system, Clorox disinfecting bathroom cleaner and the fiscal year 2004 launch of Clorox ToiletWand cleaning system.

Shipments of Brita U.S. products declined 4% during fiscal year 2005 primarily due to decreased sales promotion, partially offset by the product launch of Brita AquaView™.

Shipments of automotive care products decreased 5%, driven by overall decreased category market demand, partially offset by the Armor All gels new product launch.

Fiscal Year 2004 versus Fiscal Year 2003:  Volume and earnings from continuing operations before income taxes increased while net sales remained flat during fiscal year 2004. The increase in volume of 1% was driven primarily by new product launches, increased shipments of established products and distribution gains in new channels. The variance between volume and net sales was due to unfavorable product mix. The increase in earnings from continuing operations before income taxes was primarily due to reduced levels of advertising expense.

Shipments of laundry and homecare products increased 3%, driven by the introduction of the Clorox ToiletWand disposable cleaning system and Clorox Bleach Pen gel. Additionally, increased shipments of Clorox disinfecting wipes and Tilex® products were driven by effective advertising campaigns and merchandising programs. These volume gains were partially offset by lower shipments of the Clorox ReadyMop® mopping system and Pine-Sol® cleaners due to fewer merchandising events.

Total volume for Brita water-filtration products increased 6%, driven by growth in faucet-mount products and pour-through systems, primarily due to increased merchandising.

Volume increases in the segment were partially offset by volume declines of 7% in the segment’s automotive care business, primarily due to discontinuing private label fuel additives and increased competitive activity.

SPECIALTY GROUP

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Net sales	$1,788	$1,677	$1,549	7%	8%
Earnings from continuing operations before income taxes	435	417	442	4	(5)

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

Fiscal Year 2005 versus Fiscal Year 2004:  Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2005. Increases in volume of 3% and net sales of 7% were driven primarily by new product launches, increased shipments of established products, and price increases. The increase in earnings from continuing operations before income taxes was primarily due to volume growth, cost savings and price increases, partially offset by an asset impairment charge due to the Glad business supply chain restructuring initiative and increased raw material, manufacturing and logistics costs.

Shipments of Glad products increased 7% during fiscal year 2005. This gain was primarily driven by increased shipments of Glad trash bags, due to the product launch of Glad ForceFlex in fiscal year 2005, and continued growth of Glad Press ’n Seal sealable plastic wrap, launched in fiscal year 2004.

Shipments of food products decreased 1%, driven by category softness, partially offset by new product line extensions including the launch of three new K C Masterpiece food items. Shipments of cat litter increased 2% in fiscal year 2005, driven by record shipments of Scoop Away and Fresh Step scoopable cat litters, partially offset by competitive promotional activity.

Shipments of Kingsford charcoal products declined 1%, driven primarily due to poor weather.

Fiscal Year 2004 versus Fiscal Year 2003:  The segment’s volume and net sales grew during fiscal year 2004, while earnings from continuing operations before income taxes declined. Growth in net sales was primarily driven by volume gains of 8%. Earnings from continuing operations before income taxes decreased due to charges of $11 for the Glad supply chain restructuring initiative, increased expenses associated with third-party production of some Match Light charcoal products and higher commodity costs. Research and development costs also increased during fiscal year 2004, primarily to support launches of new Glad products. Partially offsetting these cost increases were increased volume and cost savings.

Shipments of Glad products increased 9% due to the launch of Glad Press ’n Seal sealable wrap, and increased shipments of trash bags and GladWare containers resulting from increased merchandising activity. These volume gains were slightly offset by decreased shipments of food bags due to category softness.

Shipments of food products increased 11% behind Hidden Valley salad dressings and K C Masterpiece barbeque products. This volume growth was driven by the launch of three new Hidden Valley salad dressing flavors and two new K C Masterpiece barbecue products, and increased distribution and marketing support.

Shipments of cat litter grew 6%, driven by Scoop Away and Fresh Step scoopable cat litters. Shipments of seasonal products grew 7%, driven primarily by strong shipments of Kingsford charcoal due to increased merchandising, distribution growth and increased advertising and marketing support.

INTERNATIONAL

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Net sales	$562	$499	$442	13%	13%
Earnings from continuing operations before income taxes	119	115	55	3	111

Fiscal Year 2005 versus Fiscal Year 2004:  Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2005. Volume growth of 11% was driven by economic, category and share growth in Latin America, primarily within the laundry and homecare businesses, and increased shipments of cleaning products in Asia Pacific. The variance between sales and volume growth was driven by favorable foreign exchange rates and price increases in Latin America. The increase in earnings from continuing operations before income taxes was driven by volume growth, price increases and cost savings, partially offset by increased raw material costs.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

Fiscal Year 2004 versus Fiscal Year 2003:  Year-over-year growth in fiscal year 2004 in volume, net sales and earnings from continuing operations before income taxes was principally due to the overall economic recovery in Latin America, the Company’s continued focus on its strategic core brands, favorable foreign exchange rates, and impairment charges that occurred in fiscal year 2003.

The volume increase of 5% during fiscal year 2004 was driven by gains in Latin America and Asia Pacific. The Company’s investment in its core brands contributed to volume and sales growth in Latin America. Volume increases in Asia Pacific also contributed to the segment’s sales growth, due primarily to the launch of new products in Australia, and stronger sales in the bags and wraps category.

The 111% increase in fiscal year 2004 earnings from continuing operations before income taxes was due to a $30 asset impairment charge in fiscal year 2003 for Argentina, volume and net sales growth, pricing and cost cutting initiatives in the Latin America and Asia Pacific businesses, partially offset by higher promotional activities across all countries in Latin America and incremental advertising spending in Latin America and Asia Pacific to support new product launches and core brands. Gross margins and pretax earnings in Latin America have benefited from the restructuring initiated in fiscal year 2002, strategic initiatives to reduce low-margin products, as well as continuing cost-reduction efforts during fiscal year 2004.

CORPORATE, INTEREST AND OTHER

				% Change
	2005	2004	2003	2005 to 2004	2004 to 2003
Losses from continuing operations before income taxes	$(458)	$(414)	$(392)	11%	6%

Fiscal Year 2005 versus Fiscal Year 2004:  The losses from continuing operations before income taxes attributable to Corporate, Interest and Other increased by $44, or 11%, in fiscal year 2005, primarily due to higher interest costs associated with the offering of $1,650 in senior notes in connection with the Henkel share exchange.

Fiscal Year 2004 versus Fiscal Year 2003:  Losses from continuing operations before income taxes attributable to Corporate, Interest and Other increased by $22, or 6%, in fiscal year 2004, due primarily to higher amortization of $12 related to the Company’s information systems and additional environmental expenses.

FINANCIAL POSITION AND LIQUIDITY

The Company’s financial position and liquidity remained strong during fiscal year 2005, driven by continued strong cash flows and effective working capital management, resulting in ready access to capital markets at competitive rates. The Company resumed making share repurchases in the fourth quarter of fiscal year 2005 to offset the impact of fiscal year stock option exercises, a repurchase program that had been temporarily suspended pending the completion of the Henkel share exchange.

As discussed further on page A-13 under the heading “Contingencies,” the Company reached a settlement agreement with the IRS in April 2005, which resulted in tax payments of $94 in fiscal year 2005 and $150 in the first quarter of fiscal year 2006. During fiscal year 2006, the Company expects to repatriate approximately $200 of foreign earnings under the terms of the American Jobs Creation Act (the “Act”). The Company expects that the tax savings allowed under the Act, along with the cash made available at the parent company level by the Company’s foreign locations, will be used for reinvestment in qualifying activities.

The following table summarizes the cash activities of continuing operations:

	2005	2004	2003
Cash provided by continuing operations	$728	$844	$760
Cash used for investing by continuing operations	(154)	(234)	(201)
Cash used for financing by continuing operations	(552)	(596)	(627)

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

OPERATING ACTIVITIES

Net cash provided by continuing operations decreased by 14% to $728 in fiscal year 2005 from $844 in fiscal year 2004, primarily due to the $94 of tax payments referenced above, partially offset by an increase in earnings from continuing operations. In addition to the settlement of income tax contingencies, significant working capital changes between June 30, 2005 and 2004 included a decline in receivables due to improved collections and shorter customer payment terms, a decline in payable and accrued liability balances driven by the timing of payments, and an increase in inventory levels, which was primarily driven by higher commodity costs.

Net cash provided by continuing operations increased 11% in fiscal year 2004 due to strong earnings from continuing operations and decreases in working capital. Decreases in the cash effects of working capital changes during fiscal year 2004 were driven by increases in tax contingency accruals, partially offset by increases in inventories due to new product launches, and a build in charcoal inventories to normal seasonal levels. The Company also contributed $41 to its pension plans, which decreased cash provided by operations.

Net cash provided by continuing operations was $760 in fiscal year 2003 due to strong net earnings from continuing operations and the timing of tax payments, partially offset by $55 of pension contributions.

INVESTING ACTIVITIES

Capital expenditures were $151 in fiscal year 2005, $170 in fiscal year 2004 and $203 in fiscal year 2003. Fiscal year 2005 capital spending as a percentage of net sales of 3% was within the Company’s current goal of 4% or less. Fiscal year 2004 and 2003 included capital expenditures related to the Company’s implementation of an enterprise resource planning and customer relationship data processing system of $45 and $91, respectively. The Company completed the implementation by June 30, 2004.

FINANCING ACTIVITIES

CAPITAL RESOURCES AND LIQUIDITY

In December 2004, the Company issued $1,650 in private placement senior notes in connection with the Henkel share exchange as discussed in the Executive Overview. The senior notes consist of $500 aggregate principal amount of floating-rate senior notes due December 2007, $575 aggregate principal amount of 4.20% senior notes due January 2010 and $575 aggregate principal amount of 5.00% senior notes due January 2015. The floating-rate senior notes incur interest at a rate equal to three-month LIBOR plus 0.125%, reset quarterly. The interest rate at June 30, 2005 for the floating-rate senior notes was 3.53%. The Company used the full amount of the net proceeds from the offering to repay a portion of the amount outstanding under its commercial paper program used to finance the cash contribution made in connection with the share exchange with Henkel. In April 2005, the Company completed an exchange offering that allowed debt holders to exchange the private placement senior notes for senior notes registered under the Securities Act of 1933, as amended. The Company anticipates increased levels of future cash outflows to service the principal and interest payments of these new senior notes.

The Company continues to maintain strong credit ratings as of June 30, 2005, as shown in the table below, and was in compliance with all restrictive covenants and limitations as of June 30, 2005.

	Short-Term	Long-Term
Standard and Poor’s	A-2	A–
Moody’s	P-2	A3
Fitch	F2	A–

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

The Company’s credit facilities as of June 30 were as follows:

	2005	2004
Domestic credit facilities:
Credit line, scheduled to expire in December 2009	$1,300	$—
Credit line, scheduled to expire in June 2005	—	600
Credit line, scheduled to expire in March 2007	—	350
Foreign and other credit lines	16	12
Total	$1,316	$962

At June 30, 2005, there were no borrowings under the $1,300 credit agreement, which is available for general corporate purposes and to support additional commercial paper issuance. During the quarter ended December 31, 2004, the $600 and $350 credit facilities were cancelled. In addition, as of June 30, 2005, the Company had $14 available for borrowing under foreign and other credit lines.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its strong credit ratings, and its expected ability to generate positive cash flows from operations in the future, the Company believes that it will have the funds necessary to meet all of its financing requirements and other fixed obligations as they come due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

VENTURE AGREEMENT

In January 2003, the Company entered into an agreement with P&G to form a business relationship (the “Venture Agreement”) related to the Company’s Glad plastic bags, wraps and containers business. For the first five years of the agreement, P&G had an option to purchase an additional 10% interest in the profit, losses and cash flows of the Glad business, as defined, at pre-determined prices. In January 2005, P&G paid the Company $133 to exercise this option to increase its interest from 10% to 20%, which is the maximum investment P&G can make under the Venture Agreement. The Company recorded a corresponding $133 increase to other liabilities in its third fiscal quarter to reflect the contractual requirement to purchase P&G’s interest at the termination of the agreement. In addition, the Company established a $34 deferred tax asset in the third quarter of fiscal year 2005 related to this option exercise.

SHARE REPURCHASES AND DIVIDEND PAYMENTS

The Company has two share repurchase programs, consisting of an open-market program, which has a total authorization of $1,700, and a program to offset the impact of share dilution related to the exercise of stock options (“evergreen program”), which has no authorization limit. Due mainly to the acquisition of 61.4 million of the Company’s shares in the transaction with Henkel, there were no repurchases under the open-market program during fiscal year 2005 and no repurchases under the evergreen program until the fourth quarter of 2005. The total number of shares repurchased to-date under the open-market program was 22 million shares at a cost of $932, leaving $768 of authorized repurchases remaining under that program as of June 30, 2005. Share repurchases under the evergreen program were $160 (3 million shares) during fiscal year 2005.

On November 17, 2004, the Company announced an increase in the quarterly dividend rate from $0.27 per share to $0.28 per share. Dividends paid in fiscal year 2005 were $201 or $1.10 per share. The Company’s June 30, 2005, Consolidated Balance Sheet has also been updated to include dividends of $42 that were declared in May 2005 and paid in August 2005. The share exchange transaction with Henkel will result in a reduction of future dividend payments due to the lower number of shares outstanding.

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

CONTRACTUAL OBLIGATIONS

The Company had contractual obligations payable or maturing (excluding commercial paper borrowings, planned funding of pensions and other post-retirement benefits) in the following fiscal years:

At June 30, 2005	2006	2007	2008	2009	2010	Thereafter	Total
Operating leases	$23	$23	$21	$16	$12	$55	$150
Purchase obligations	187	38	32	11	4	4	276
Capital requirements for low-income housing partnerships	5	2	2	1	—	—	10
Long-term debt maturities including interest payments (1)	102	249	580	71	635	1,016	2,653
Net terminal obligation pursuant to Venture Agreement	—	—	—	—	—	258	258
Total contractual obligations	$317	$312	$635	$99	$651	$1,333	$3,347

(1)	The interest rate in effect as of June 30, 2005 was used to estimate the future interest payments on the floating rate debt.

Purchase obligations are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include firm commitments for raw material purchases and contract manufacturing services, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts.

OFF-BALANCE SHEET ARRANGEMENTS

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks, pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. The Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal, and other matters and have terms with varying expiration dates.

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company made certain representations of fact as of the closing date of the exchange transaction and certain representations and warranties regarding future performance designed to preserve the tax-free status of the exchange transaction. In general, the Company agreed to be responsible for Henkel’s taxes on the transaction if the Company’s actions result in a breach of the representations and warranties in a manner that causes the share exchange to fail to qualify for tax-free treatment. Henkel has agreed to similar obligations. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification as the agreement does not specify a maximum amount and the Company does not know Henkel’s tax basis in the shares exchanged in the exchange transaction nor the effective tax rate that would be applied, although the Company believes Henkel’s tax basis in the shares exchanged is low. The Company does note, however, that the potential tax exposure, if any, could be very significant as the value of the subsidiary stock transferred to Henkel in the exchange transaction was approximately $2,800. Although the agreement does not specify an indemnification term, any exposure under the agreement would be limited to taxes assessed prior to the

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

expiration of the statute of limitations period for assessing taxes on the share exchange transaction. Based on the nature of the representations and warranties as well as other factors, the Company has not accrued any liability under this indemnity.

The Company is a party to a $22 letter of credit issued to one of its insurance carriers. The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2005.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $33 and $29 at June 30, 2005 and 2004, respectively, for its share of the related aggregate future remediation cost, of which $8 was accrued during the year ended June 30, 2005. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2005 and 2004. The Company is subject to a cost-sharing arrangement with another party for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality (“MDEQ”), which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is also subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employment and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The IRS has completed its audit of the Company’s 1997 through 2000 tax returns. The audit of the 2001 and 2002 tax years is now in progress. In April 2005, the Company reached an agreement with the IRS resolving certain tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company is paying $247 in federal and state taxes and interest related to the years 1997 through 2004. After considering tax savings from increased state tax and interest deductions, net federal and state taxes and interest total $228. Of the $247 in federal and state taxes and interest, the Company paid $94 in the third and fourth quarters of fiscal year 2005 and paid the majority of the balance, approximately $150, in the first quarter of fiscal year 2006. The Company had previously accrued for this contingency. In the third quarter of fiscal year 2005, the Company released approximately $23 in tax accruals related to this matter.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, commodity prices, interest rate risk and other types of market risk. In the normal course of business, the Company manages its exposure to market risk using a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps,

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

forward purchase, options and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

SENSITIVITY ANALYSIS

For fiscal year 2005, the Company’s exposure to market risk was estimated using sensitivity analysis, which illustrates the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, market rates or prices. The results of the sensitivity analysis for foreign currency derivative contracts and commodity derivative contracts are summarized below. Actual changes in foreign exchange rates or market prices may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly offset by an inverse change in the value of the underlying hedged items.

The Company periodically assesses and takes action to mitigate its exposure to interest rate risk, and as of June 30, 2005, the Company had no outstanding interest rate contracts.

FOREIGN CURRENCY DERIVATIVE CONTRACTS

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward and option contracts. The Company’s foreign currency transactional exposures exist primarily with the Canadian Dollar and certain other currencies. Based on a hypothetical decrease (or increase) of 10% in the value of the U.S. Dollar against the currencies that the Company has derivative instruments for at June 30, 2005, the Company would incur foreign currency losses (or gains) of $3.

COMMODITY DERIVATIVE CONTRACTS

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include resin, chlor-alkali, linerboard, diesel, solvent, jet fuel and soybean oil. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term contracts and commodity futures and swap contracts. The commodity price sensitivity analysis includes commodity futures, swaps, and option contracts affected by commodity price risk. Based on a hypothetical decrease (or increase) of 10% in commodity prices, the estimated fair value of the Company’s commodity derivative contracts would decrease (or increase) by $7, resulting in decreases (or increases) to accumulated other comprehensive income and net earnings of $5 and $2, respectively for fiscal year 2005.

In fiscal year 2004, the Company discontinued hedge accounting treatment for its resin commodity contracts since the contracts no longer met the accounting requirements for a cash flow hedge. These contracts are used as an economic hedge of resin prices and changes in the fair value of these contracts are recorded in other (income) expense.

NEW ACCOUNTING STANDARDS

SHARE-BASED PAYMENT

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123-R, “Share-Based Payment.” This Statement addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of the company, such as stock options, or (b) liabilities, such as those related to performance units, that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. The Company currently accounts for stock options using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby stock options are granted at market price and no compensation cost is recognized, and discloses the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R, which is effective for the Company beginning in the first quarter of fiscal year 2006, eliminates the ability to account for share-based compensation transactions using APB Opinion

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

No. 25, and generally requires that such transactions be accounted for using prescribed fair-value-based methods. SFAS No. 123-R permits public companies to adopt its requirements using one of two methods: (a) a “modified prospective” method in which compensation costs are recognized beginning with the effective date based on the requirements of SFAS No. 123-R for all share-based payments granted or modified after the effective date, and based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123-R that remain unvested on the effective date or (b) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits companies to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all periods presented or prior interim periods of the year of adoption.

In March 2005, the U.S. Securities & Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, which provides additional guidance on the implementation of SFAS No. 123-R for public companies. Among other topics related to share-based payment, SAB No. 107 includes guidance on equity compensation valuation methods, income statement classification and presentation, capitalization of compensation costs, and income tax accounting. The Company has decided to adopt SFAS No. 123-R using the modified prospective method under which the Company currently expects to record a reduction to net income ranging from $21 to $24 or $0.14 to $0.16 per diluted share in fiscal year 2006, which includes the incremental accounting impact from the issuance of stock options and performance units. The Company plans to continue to use the Black-Scholes option pricing model to determine the fair value of awards.

OTHER NEW ACCOUNTING STANDARDS AND DEVELOPMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations.” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the results of operations of a component of an entity that either has been disposed of or classified as held for sale should be reported in discontinued operations if: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction, and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. EITF Issue No. 03-13 addresses how companies should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from its ongoing operations and the types of continuing involvement that constitute “significant” continuing involvement. The consensus ratified in EITF Issue No. 03-13 is effective for a component of an entity that is disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004 or earlier, at the option of the company, if disposed of or classified as held for sale within the company’s fiscal year that includes the date of consensus ratification. Based on the guidance in EITF Issue No. 03-13, the Company has classified the operating results of its insecticides and Soft Scrub businesses, which were transferred as part of the share exchange transaction with Henkel, as discontinued operations for all periods presented herein.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of Accounting Research Bulletin No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting that requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred on or after July 1, 2005. The adoption of this standard is currently not expected to have a material impact on the consolidated financial statements.

In October 2004, the American Jobs Creation Act (“the Act”) was signed into law. The Act provides a special deduction with respect to income of certain U.S. manufacturing activities and a one-time 85% dividends-received deduction for certain foreign earnings that are repatriated, as defined in the Act. The Company is currently evaluating the impact of the manufacturing deduction, which should affect its consolidated financial statements as early as fiscal year 2006. In the quarter ended March 31, 2005, the Company completed its evaluation of the effects of the Act on its plans for repatriation. The Company recognized incremental income tax expense of $12 in fiscal year 2005, which represents the net tax on foreign earnings accumulated through June 30, 2005 that are expected to

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

be repatriated in fiscal year 2006. The Company anticipates repatriation of approximately $200 in fiscal year 2006, with a resulting tax provision increase of $4 in fiscal year 2006.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for coupon and promotion programs, foreign currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies, and other external market and economic conditions. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are the ones that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

REVENUE RECOGNITION

Sales are recognized as revenue when the risk of loss and title pass to the customer, generally at the time of shipment for domestic sales and at the time of customer receipt for international sales, and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade promotions, coupons and other discounts.

The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include introductory marketing funds, cooperative marketing programs, shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics, and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company has accrued liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales.

Costs recognized as revenue reductions for established brands’ on-going trade-promotion and coupon programs are estimated based upon the Company’s and industry historical experience and current trends. Estimating the costs of such programs for certain new products can be more difficult and subject to additional judgment, because the Company must rely on its assumptions as to the success of the new product and make estimates when it does not have experience with similar new products nor readily available historical information.

The Company allocates trade-promotion funds for each customer. Promotional payments and off-invoice allowances are given to customers based upon program participation and results throughout the year and are deducted from fund allocations. The Company tracks trade spending and accrues for the estimated incurred but unpaid portion of trade-promotion events. The determination of trade spending liabilities requires the Company to use judgment for estimates which include current and past trade-promotional spending patterns, status of trade-promotional activities, and interpretation of historical spending trends by customer and category. If the Company’s June 30, 2005 accrual estimates were to differ by 10%, the impact on net sales would be approximately $7.

VALUATION OF INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT

The carrying values of goodwill, trademarks and other indefinite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates,

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when the carrying value of a reporting unit exceeds the fair value of that reporting unit. An impairment charge is recorded for the difference between the carrying value and the fair value of the reporting unit, which is determined based on the net present value of estimated future cash flows. The Company tests its intangible assets annually in the third fiscal quarter unless there are indications during an interim period that assets may have become impaired. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts may signal that an asset has become impaired.

The Company performed its annual review of intangible assets in the third quarter of fiscal year 2005 and determined that there were no instances of impairment. Business valuations of the Colombia and Venezuela reporting units were performed, as these businesses operate under continuing economic and political uncertainties. The fair value for Colombia was only slightly in excess of the carrying amount. The Company is closely monitoring any events, circumstances, or changes in the businesses that might imply a reduction in the fair value and might lead to an impairment.

Property, plant and equipment and definite-lived intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company’s impairment review is based on an undiscounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate. The Company conducts annual reviews for idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying value of the asset exceeds its future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the asset’s carrying value and its fair market value. Depending on the asset, fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. During fiscal year 2005, the Company recorded pretax asset impairment charges of $26 related to the supply chain restructuring initiative for the Glad business (refer to Note 3 of the Notes to Consolidated Financial Statements for further discussion).

The estimates and assumptions used in the impairment analysis are consistent with the business plans and estimates that the Company uses to manage its business operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement. Future outcomes may also differ. If the Company’s products fail to achieve estimated volume and pricing targets, market conditions unfavorably change or other significant estimates are not realized, then the Company’s revenue and cost forecasts may not be achieved, and the Company may be required to recognize additional impairment charges.

EMPLOYEE BENEFITS

The Company has various individual and group compensation programs, including performance unit programs, an incentive compensation program, and a profit sharing element of The Clorox Company 401(k) plan. Company contributions to the 401(k) plan and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. Payments to participants under the three existing performance unit grants are subject to the Company’s stock achieving specified market performance compared to selected peer companies. The Company compares actual performance against these targets on a periodic basis and accrues for incentive compensation costs when it becomes probable that the targets will be achieved.

The Company’s three performance unit grants vest in September of 2005, 2006 and 2007, respectively. These grants provide for the issuance of Company stock to certain senior management if the Company’s stock performance meets specified hurdle rates based on comparisons with the performance of a selected peer group of companies. In fiscal year 2005, the Company determined that it was likely that certain hurdle rates will be met related to the grant vesting

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

in September 2005 and began accruing a liability for the estimated expense. The Company continues to monitor the status of the grants vesting in September 2006 and 2007; the Company has not yet recorded a liability related to these grants because the vesting dates extend too far into the future to reasonably estimate whether the hurdle rates will be achieved. Based on the June 30, 2005 market price of the Company’s stock, the expense for the remaining unvested performance unit grants would be $13.

The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. The Company’s contributions to the profit sharing component above 3% of eligible employee earnings are discretionary and are based on achieving financial targets including sales, operating margin, and ROIC. The Company accrues for these costs quarterly based on estimated annual results. At June 30, 2005, the Company accrued $18 for such costs and anticipates making a profit sharing contribution to the 401(k) plan in the first quarter of fiscal year 2006.

The Company reported pension assets and (liabilities) of $2 and ($119) at June 30, 2005 and $119 and ($42) at June 30, 2004. The net change in pension liability resulted from the accumulated benefit obligations exceeding the market value of plan assets for the qualified plans at June 30, 2005. This resulted in a charge to other comprehensive income of $118, net of deferred income taxes. The accumulated benefit obligation increased by $105 primarily due to a decrease in the discount rate assumption from 6.50% to 5.00%. The total market value of retirement plan assets increased by $5 during fiscal year 2005. Refer to Note 17 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2005, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 6.50%. The use of a different discount rate or long-term rate of return on plan assets can significantly impact pension expense. For example, as of June 30, 2005, a decrease of 1% in the discount rate would increase pension expense and the pension liability by approximately $5 and $58, respectively, and a 1% decrease in the long-term rate of return on plan assets would increase pension expense by $3. The Company also has defined benefit pension plans for eligible Canadian and Australian employees and different assumptions may be used in the determination of pension expense for those plans, as appropriate.

INCOME TAXES

The Company’s effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of a realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from prior impairment charges and to the Company’s ability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company establishes accruals for certain tax contingencies when, despite the belief that the Company’s tax return positions are fully supported, the Company believes that certain positions are likely to be challenged and that the Company’s positions may not be fully sustained. The tax contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Company’s effective tax rate includes the impact of tax contingency accruals as considered

MANAGEMENT’S DISCUSSION & ANALYSIS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

appropriate by management. The fiscal year 2005 results were favorably affected by a reduction in tax contingency accruals primarily related to the settlement of a significant tax issue with the IRS.

A number of years may elapse before a particular matter, for which the Company has accrued, is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. In the United States, the IRS has completed its audits of fiscal years 1997 through 2000 and is now auditing fiscal years 2001 and 2002. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes its tax contingency accruals are adequate to address known tax contingencies. Favorable resolution of such contingencies could be recognized as a reduction to the Company’s effective tax rate in the period of resolution. Unfavorable settlement of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution. The Company’s tax contingency accruals are presented in the balance sheet within accrued liabilities.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested in accordance with APB Opinion No. 23, “Accounting for Income Taxes, Special Areas.” The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. Change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. The American Jobs Creation Act provides a one-time 85% dividends-received deduction for certain foreign earnings that are repatriated, as defined in the Act. To take advantage of the 85% dividends-received deduction, many of the Company’s foreign subsidiaries ceased to invest their undistributed earnings indefinitely beginning in the third quarter of fiscal year 2005. The Company anticipates repatriation of approximately $200 in fiscal year 2006, with a resulting tax provision increase of $4 in that year.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes and other parts of this report, including statements about future volume, sales, costs, cost savings, earnings, plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed in this document. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the section entitled “Risk Factors” in Part One of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, as updated from time to time in the Company’s SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the Company’s costs, including changes in exposure to commodity costs; the Company’s actual cost performance; risks inherent in litigation and international operations; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the Company’s joint venture with P&G regarding the Company’s Glad plastic bags, wraps and containers business (the “Joint Venture”); the success of new products and product pricing changes; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the Company’s strategy; and environmental, regulatory, product liability and intellectual property matters. In addition, the Company’s future performance is subject to risks particular to the share exchange transaction with Henkel, including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, P&G’s increased equity in the business relationship with the Company’s Glad business or otherwise, or interest cost increases greater than management expects, could adversely affect the Company’s earnings.

The Company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company
Years ended June 30	2005	2004	2003
Dollars in millions, except per-share amounts

Net sales	$4,388	$4,162	$3,986
Cost of products sold	2,493	2,331	2,171

Gross profit	1,895	1,831	1,815
Selling and administrative expenses	551	543	523
Advertising costs	435	420	446
Research and development costs	88	84	75
Restructuring and asset impairment costs	36	11	33
Interest expense	79	30	28
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	(25)	(11)	(2)
Other, net	2	2	(6)
Earnings from continuing operations before income taxes	729	752	718
Income taxes on continuing operations	214	262	257
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	(2)	—	—
Earnings from continuing operations	517	490	461
Discontinued operations:
Gain on exchange	550	—	—
Earnings from exchanged businesses	37	87	84
Reversal of deferred taxes from exchanged businesses	6	—	—
Losses from Brazil operations	—	(4)	(26)
Income tax expense on discontinued operations	(14)	(24)	(26)
Earnings from discontinued operations	579	59	32
Net earnings	$1,096	$549	$493

Earnings per common share
Basic
Continuing operations	$2.92	$2.31	$2.11
Discontinued operations	3.28	0.28	0.15
Basic net earnings per common share	$6.20	$2.59	$2.26

Diluted
Continuing operations	$2.88	$2.28	$2.08
Discontinued operations	3.23	0.28	0.15
Diluted net earnings per common share	$6.11	$2.56	$2.23

Weighted average common shares outstanding (in thousands)
Basic	176,586	211,683	218,174
Diluted	179,176	214,371	220,692

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company
As of June 30	2005	2004
Dollars in millions, except per-share amounts

Assets
Current assets
Cash and cash equivalents	$293	$232
Receivables, net	411	460
Inventories	323	301
Other current assets	63	50

Total current assets	1,090	1,043

Property, plant and equipment, net	999	1,052

Goodwill, net	743	742

Trademarks and other intangible assets, net	599	633

Other assets	186	364

Total assets	$3,617	$3,834

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Notes and loans payable	$359	$289
Current maturities of long-term debt	2	2
Accounts payable	347	310
Accrued liabilities	614	643
Income taxes payable	26	24
Total current liabilities	1,348	1,268

Long-term debt	2,122	475

Other liabilities	618	377

Deferred income taxes	82	174

Stockholders’ (deficit) equity
Common stock: $1.00 par value; 750,000,000 shares authorized; 249,826,934 shares issued; and 151,683,314 and 212,988,540 shares outstanding at June 30, 2005 and 2004, respectively	250	250
Additional paid-in capital	328	301
Retained earnings	3,684	2,846
Treasury shares, at cost: 98,143,620 and 36,838,394 shares at June 30, 2005 and 2004, respectively	(4,463)	(1,570)
Accumulated other comprehensive net losses	(336)	(274)
Unearned compensation	(16)	(13)

Stockholders’ (deficit) equity	(553)	1,540

Total liabilities and stockholders’ (deficit) equity	$3,617	$3,834

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
The Clorox Company

	Common Stock				Treasury Shares
	Shares (000)	Amount	Additional Paid-in Capital	Retained Earnings	Shares (000)	Amount	Accumulated Other Comprehensive Net Losses	Unearned Compensation	Total	Total Comprehensive Income
Dollars in millions, except per-share amounts
Balance at June 30, 2002	249,827	$250	$222	$2,270	(26,817)	$(1,070)	$(296)	$(10)	$1,366
Comprehensive income
Net earnings				493					493	$493
Translation adjustments							48		48	48
Tax effect on translation adjustments							(94)		(94)	(94)
Translation related to impairment charges							13		13	13
Change in valuation of derivatives, net of tax of $(4)							(5)		(5)	(5)
Minimum pension liability adjustments, net of tax							(5)		(5)	(5)
Total comprehensive income										$450
Dividends paid ($0.88 per share)				(193)					(193)
Employee stock plans			33	(5)	2,333	49		1	78
Treasury stock purchased					(11,666)	(486)			(486)
Balance at June 30, 2003	249,827	250	255	2,565	(36,150)	(1,507)	(339)	(9)	1,215
Comprehensive income
Net earnings				549					549	$549
Translation adjustments, net of tax of $1							3		3	3
Change in valuation of derivatives, net of tax of $2							(4)		(4)	(4)
Minimum pension liability adjustments, net of tax							66		66	66
Total comprehensive income										$614
Dividends paid ($1.08 per share)				(229)					(229)
Employee stock plans			46	(39)	4,275	157		(4)	160
Treasury stock purchased					(4,963)	(220)			(220)
Balance at June 30, 2004	249,827	250	301	2,846	(36,838)	(1,570)	(274)	(13)	1,540
Comprehensive income
Net earnings				1,096					1,096	$1,096
Share Exchange with Henkel KGaA					(61,387)	(2,843)			(2,843)
Translation adjustments resulting from the Henkel KGaA exchange, net of tax of $(10)							21		21	21
Other translation adjustments, net of tax of $(2)							29		29	29
Change in valuation of derivatives, net of tax of $(3)							6		6	6
Minimum pension liability adjustments, net of tax							(118)		(118)	(118)
Total comprehensive income										$1,034
Dividends paid ($1.10 per share)				(201)					(201)
Dividends accrued ($0.28 per share)				(42)					(42)
Employee stock plans			27	(15)	2,831	110		(3)	119
Treasury stock purchased					(2,750)	(160)			(160)
Balance at June 30, 2005	249,827	$250	$328	$3,684	(98,144)	$(4,463)	$(336)	$(16)	$(553)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company
Years ended June 30	2005	2004	2003
Dollars in millions
Operations:
Earnings from continuing operations	$517	$490	$461
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	190	195	189
Deferred income taxes	(45)	26	98
Restructuring and asset impairment activities	38	11	30
Gain on exchange of Henkel Iberica, S.A.	(20)	—	—
Net loss on disposition of assets	6	5	(4)
Other	34	29	36
Changes in:
Receivables, net	33	8	19
Inventories	(17)	(37)	(10)
Other current assets	5	—	(1)
Accounts payable and accrued liabilities	59	72	(44)
Income taxes payable	22	86	41
Settlement of income tax contingency (Note 16)	(94)	—	—
Pension contributions to qualified plans	—	(41)	(55)
Net cash provided by continuing operations	728	844	760
Net cash provided by discontinued operations	37	55	43
Net cash provided by operations	765	899	803
Investing Activities:
Capital expenditures	(151)	(170)	(203)
Businesses acquired	—	(13)	—
Proceeds from the sale of businesses	—	—	15
Low-income housing contributions	(9)	(17)	(15)
Other	6	(34)	2
Net cash used for investing by continuing operations	(154)	(234)	(201)
Net cash (used for) provided by investing by discontinued operations	—	(2)	8
Net cash used for investing activities	(154)	(236)	(193)
Financing Activities:
Notes and loans payable, net	68	(75)	30
Long-term debt borrowings	1,635	8	8
Long-term debt repayments	—	(215)	(27)
Proceeds from option exercise pursuant to Venture Agreement (Note 11)	133	—	—
Treasury stock acquired from related party, Henkel KGaA (Note 2)	(2,119)	(65)	—
Treasury stock purchased from non-affiliates	(160)	(155)	(486)
Cash dividends paid	(201)	(229)	(193)
Issuance of common stock for employee stock plans	93	111	41
Other	(1)	24	—
Net cash used for financing by continuing operations	(552)	(596)	(627)
Net cash (used for) provided by financing by discontinued operations	—	(9)	10
Net cash used for financing activities	(552)	(605)	(617)
Effect of exchange rate changes on cash and cash equivalents	2	2	2
Net increase (decrease) in cash and cash equivalents	61	60	(5)
Cash and cash equivalents:
Beginning of year	232	172	177
End of year	$293	$232	$172
Supplemental cash flow information:
Cash paid for:
Interest, net of amounts capitalized	$81	$31	$30
Income taxes, net of refunds	335	81	126
Non-cash investing and financing activities:
Venture Agreement
Equipment and technologies obtained	$—	$—	$125
Terminal obligation recorded	—	—	125
Share Exchange Agreement
As part of the Share Exchange Agreement, the Company obtained 61,386,509 shares of its common stock in exchange for businesses valued at $745 and cash (Note 2).
Dividends declared but not paid	$42	—	—

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company is principally engaged in the production, marketing and sales of consumer products through grocery stores, mass merchandisers, and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation. In addition, as described in Note 2, all periods presented include the financial results of the operating businesses exchanged with Henkel KGaA (“Henkel”) in November 2004 as discontinued operations.

USE OF ESTIMATES

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, future product volume and pricing estimates, future cost trends, pension and post-employment benefits, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, potential income tax assessments and tax strategies. Actual results could materially differ from estimates and assumptions made.

NEW ACCOUNTING STANDARDS & DEVELOPMENTS

SHARE-BASED PAYMENT

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123-R, “Share-Based Payment.” This Statement addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of the company, such as stock options, or (b) liabilities, such as those related to performance units, that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. The Company currently accounts for stock options using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby stock options are granted at market price and no compensation cost is recognized, and discloses the pro forma effect on net earnings assuming compensation cost had been recognized in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.”

SFAS No. 123-R, which is effective for the Company beginning in the first quarter of fiscal year 2006, eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, and generally requires that such transactions be accounted for using prescribed fair-value-based methods. SFAS No. 123-R permits public companies to adopt its requirements using one of two methods: (a) a “modified prospective” method in which compensation costs are recognized beginning with the effective date based on the requirements of SFAS No. 123-R for all share-based payments granted after the effective date and based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123-R that remain unvested on the effective date or (b) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits companies to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all periods presented or prior interim periods of the year of adoption.

In March 2005, the U.S. Securities & Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, which provides additional guidance on the implementation of SFAS No. 123-R for public companies. Among other topics related to share-based payment, SAB No. 107 includes guidance on equity compensation valuation methods, income statement classification and presentation, capitalization of compensation costs, and income tax accounting. The Company has decided to adopt SFAS No. 123-R using the modified prospective method under which the Company currently expects to record a reduction to net income ranging from $21 to $24 or $0.14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

to $0.16 per diluted share in fiscal year 2006, which includes the incremental accounting impact from the issuance of stock options and performance units. The Company plans to continue to use the Black-Scholes option pricing model to determine the fair value of awards.

OTHER NEW ACCOUNTING STANDARDS AND DEVELOPMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) regarding EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations.” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the results of operations of a component of an entity that either has been disposed of or classified as held for sale should be reported in discontinued operations if: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction, and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. EITF Issue No. 03-13 addresses how companies should evaluate whether the operations and cash flows of a disposed component have been or will be eliminated from its ongoing operations and the types of continuing involvement that constitute “significant” continuing involvement. The consensus ratified in EITF Issue No. 03-13 is effective for a component of an entity that is disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004 or earlier if disposed of or classified as held for sale within the company’s fiscal year that includes the date of consensus ratification. Based on the guidance in EITF Issue No. 03-13, the Company has classified the operating results, gain on exchange and certain transitional services related to its insecticides and Soft Scrub® businesses, which were transferred as part of the share exchange transaction with Henkel, as discontinued operations (Note 2).

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting that requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred on or after July 1, 2005. The Company’s adoption of this standard is currently not expected to have a material impact on the consolidated financial statements.

In October 2004, the American Jobs Creation Act (“the Act”) was signed into law. The Act provides a special deduction with respect to income of certain U.S. manufacturing activities and a one-time 85% dividends-received deduction for certain foreign earnings that are repatriated, as defined in the Act. The Company is currently evaluating the impact of the manufacturing deduction, which should affect its consolidated financial statements as early as fiscal year 2006. In December 2004, the FASB issued FASB Staff Position 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” In the quarter ended March 31, 2005, the Company completed its evaluation of the effects of the Act on its plans for repatriation. The Company recognized incremental income tax expense of $12 in fiscal year 2005, which represents the net tax on foreign earnings accumulated through June 30, 2005 that are expected to be repatriated in fiscal year 2006. The Company anticipates repatriation of approximately $200 in fiscal year 2006, with a resulting tax provision increase of $4 in that year.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

INVENTORIES

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The following table provides estimated useful lives of property, plant and equipment by asset classification:

Classification	Expected Useful Lives
Land improvements	10 to 30 years
Buildings	10 to 40 years
Machinery and equipment	3 to 15 years
Computer equipment	3 years
Capitalized software costs	3 to 7 years
Furniture and fixtures	5 to 10 years
Transportation equipment	5 to 10 years

Property, plant and equipment to be held and used is reviewed periodically for possible impairment. The Company’s impairment review is based on an estimate of the undiscounted cash flow at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the carrying value of the asset and its fair market value. Depending on the asset, fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

IMPAIRMENT REVIEW OF INTANGIBLE ASSETS

The carrying values of goodwill, trademarks and other intangible assets are reviewed annually for possible impairment. The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when the carrying value of the reporting unit exceeds the fair value of that reporting unit. An impairment charge is recorded for the difference between the carrying value and the fair value of the reporting unit, which is determined based on the net present value of estimated future cash flows. The Company tests its intangible assets annually in the third fiscal quarter unless there are indications during an interim period that assets may have become impaired. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts, may signal that an asset has become impaired.

EMPLOYEE BENEFITS

The Company has qualified and non-qualified defined benefit plans that cover substantially all domestic employees and certain international employees and provides health care benefits for domestic employees who meet age, participation and length of service requirements at retirement. The Company accounts for its defined benefit and retirement health care plans using actuarial methods required by SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, and rate of compensation increase. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the statement of earnings effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns, and therefore are expected to result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the participants. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company follows the accounting guidance as specified in SFAS No. 112, “Employers Accounting for Postemployment Benefits,” for the recognition of certain disability benefits. The Company recognizes an actuarial based obligation at the onset of disability for certain benefits provided to individuals after employment but before retirement that include medical, dental, vision, life and other.

The Company also has various individual and group incentive compensation programs, including a performance unit program, a bonus program, and a profit sharing element of the Company 401(k) plan. Company contributions to the profit sharing element of the 401(k) plan and payments to managerial staff for the annual bonus program are based on Company performance targets including sales growth, operating margins and return on invested capital (“ROIC”). ROIC is generally defined as net operating profit after taxes, excluding certain costs and expenses, divided by average invested capital. Payments to officers under the three existing performance unit programs are subject to the Company’s stock achieving specified market performance compared to selected peer companies. The Company compares actual performance against these targets on a periodic basis and accrues for incentive compensation costs when it becomes probable that the targets will be achieved.

ENVIRONMENTAL COSTS

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

RESTRUCTURING LIABILITIES

The Company recognizes liabilities and expenses associated with exit and disposal costs when facilities are partially or completely closed. Employee termination and severance costs are recognized at the time the severance plan is approved, the amount of termination and severance costs can be estimated and the impacted group of employees is notified, provided the group will not be retained to render service beyond a minimum retention period. Other qualified exit and disposal costs are recognized and measured at fair value in the period in which the related liability is incurred.

REVENUE RECOGNITION

Sales are recognized as revenue when the risk of loss and title pass to the customer, generally at the time of shipment for domestic sales and at the time of customer receipt for international sales, and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade promotions, coupons and other discounts. Estimated shipping and handling costs are considered in establishing product prices billed to customers and reflected in net customer sales. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include introductory marketing funds, cooperative marketing programs, shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics, and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales.

The Company provides for an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $5 and $8 at June 30, 2005 and 2004, respectively. The Company’s (recovery) provision for doubtful accounts was $(2), $(1) and $4 in fiscal years 2005, 2004 and 2003, respectively.

COST OF PRODUCTS SOLD

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2005, 2004 and 2003 were $13, $15 and $18, respectively, of which $12, $14, and $18 were classified as cost of products sold, and the remainder was classified as selling and administrative expenses, respectively.

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions, and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

ADVERTISING

The Company expenses advertising costs in the period incurred.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company establishes accruals for certain tax contingencies when, despite the belief that the Company’s tax return positions are fully supported, the Company believes that certain positions are likely to be challenged and that the Company’s positions may not be fully sustained. The tax contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Company’s tax contingency accruals are reflected as a component of accrued liabilities.

A number of years may elapse before a particular matter, for which the Company has recognized an accrual, is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

its tax contingency accruals are adequate to address known tax contingencies. Favorable resolution of such contingencies could be recognized as a reduction to the Company’s effective tax rate in the period of resolution. Unfavorable settlement of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution.

U.S. income tax expense and foreign withholding taxes are provided on remittances of foreign earnings and on unremitted foreign earnings that are not indefinitely reinvested. Where unremitted foreign earnings are indefinitely reinvested, no provision for federal and state tax expense is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, such as with the anticipated repatriation of dividends under the American Jobs Creation Act, the Company accrues an expense in the current period for income taxes attributable to that remittance.

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense. Assets and liabilities of foreign operations are translated into U.S. Dollars using the exchange rates in effect at the balance sheet reporting date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of accumulated other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign earnings from certain countries and joint ventures that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to accumulated other comprehensive net losses.

NET EARNINGS PER COMMON SHARE

Basic net earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding each period on an unrounded basis. Diluted net earnings per common share is computed by dividing net earnings by the diluted weighted average number of common shares outstanding during each period on an unrounded basis. Diluted net earnings per common share reflects the earnings dilution that would occur from the issuance of in-the-money common shares related to stock options, restricted stock and performance units.

DERIVATIVE INSTRUMENTS

The Company’s use of derivative instruments, principally swap, futures, forward, and option contracts, is limited to non-trading purposes and is designed to manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are economic hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures. Exposure to counterparty credit risk is considered low because these agreements have been entered into with major institutions with strong credit ratings.

Most interest rate swaps and commodity purchase and foreign exchange contracts are designated as fair value or cash flow hedges of long-term debt, raw material purchase obligations or foreign currency denominated debt instruments, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) the designation of the hedge to an underlying exposure, (b) whether overall risk is being reduced and, (c) if there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge transaction and the type of hedge transaction. For fair value hedge transactions, changes in fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash flow hedge transactions, changes in fair value of derivatives are reported as a component of other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

1.    Summary of Significant Accounting Policies (Continued)

comprehensive income. The Company also has contracts not designated as hedges for accounting purposes and recognizes changes in the fair value of these contracts in other (income) expense.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts. Due to the lack of available market price quotations, the Company’s resin commodity contracts are valued using a model which employs forward price curves provided by external sources. The determination of the resin forward curve is based on many economic factors, including technology, labor, material and capital costs, capacity, and supply and demand.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation using the intrinsic value method, whereby stock options are granted at market price and no compensation cost is recognized. SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” prescribe the accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to use the intrinsic value method of accounting for its stock options and has adopted the disclosure requirements of SFAS Nos. 123 and 148. Restricted stock awards are amortized as compensation expense on a straight-line basis over the related vesting periods based on the share’s market value on the date of grant. Unearned compensation cost on restricted stock awards is recorded as a reduction to stockholders’ equity. The Company will adopt the provisions of SFAS 123-R effective July 1, 2005.

If compensation expense for the Company’s various stock option plans had been determined based upon estimated fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, the Company’s pro forma net earnings, and basic and diluted earnings per common share would have been as follows for the fiscal years ended June 30:

	2005	2004	2003
Net earnings:
As reported	$1,096	$549	$493
Fair value-based expense, net of tax	(18)	(19)	(21)
Pro forma	$1,078	$530	$472
Net earnings per common share:
Basic
As reported	$6.20	$2.59	$2.26
Pro forma	6.10	2.50	2.16
Diluted
As reported	$6.11	$2.56	$2.23
Pro forma	6.02	2.47	2.14

2.    Henkel Transactions and Discontinued Operations

SHARE EXCHANGE AGREEMENT

On November 22, 2004, the Company completed the exchange of its ownership interest in a subsidiary for Henkel’s interest in Clorox common stock. Prior to the completion of the exchange, Henkel owned approximately 61.4 million shares, or about 29%, of the Company’s outstanding common stock. The parties agreed that the Company would provide exchange value equal to $46.25 per share of Company stock being acquired in the exchange. The subsidiary transferred to Henkel contained Clorox’s existing insecticides and Soft Scrub cleanser businesses (jointly, the “Operating Businesses”), its 20% interest in the Henkel Iberica, S.A. (“Henkel Iberica”) joint venture, and $2,095 in cash.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

2.    Henkel Transactions and Discontinued Operations (Continued)

Upon closing, the Company recognized a gain of $570 and reversed a total of $8 of deferred income taxes. The gain reflects an aggregate fair value of $745 for the exchanged Operating Businesses and Henkel Iberica, and was based on specified working capital balances that would exist at the closing date. As the specified working capital balances exceeded the actual balances at the closing date by $11, the Company was obligated to pay Henkel approximately $11 by the end of the third quarter of fiscal year 2005. The fair value of the businesses was determined through arms-length negotiations supported by traditional valuation methodologies that included discounted cash flow calculations and sales and earnings multiples.

In addition, the Company paid $13 of transaction costs related to the share exchange during the second quarter, including $9 that was charged to the gain and $4 that was attributed to treasury shares.

The transaction was structured to qualify as a tax-free exchange under Section 355 of the Internal Revenue Code. The Company initially funded the transaction with commercial paper and subsequently refinanced a portion of the commercial paper borrowings by issuing $1,650 in senior notes.

DISCONTINUED OPERATIONS

Based on the guidance in EITF Issue No. 03-13, the Company has classified the financial results of the Operating Businesses, which were transferred as part of the share exchange transaction with Henkel as discontinued operations for all periods presented herein. In order to facilitate the share exchange, certain transitional services are being provided by the Company to Henkel, including some interim production of insecticides and Soft Scrub for periods of approximately one year (the “Assessment Period”). The purpose of these services is to provide short-term assistance to Henkel in assuming the operations of the Operating Businesses. The Company’s cash inflows and outflows from these services are expected to be insignificant after the Assessment Period. The Company’s share of the financial results of Henkel Iberica are included as a component of other (income) expense. Other than the transitional services being provided, the Company has no material ongoing relationship with Henkel, and Henkel’s right to representation on the Company’s board of directors has ended.

The following table presents the net sales and earnings from the exchanged Operating Businesses related to the Henkel Share Exchange Agreement:

	2005	2004	2003
Net sales	$87	$162	$158
Income from discontinued operations before income taxes	$37	$87	$84
Income tax expense	(8)	(31)	(31)
Earnings from discontinued operations	$29	$56	$53

The following table presents the net assets of the businesses exchanged as of the closing date, November 22, 2004 and June 30, 2004:

	11/22/2004	6/30/2004
Current assets, net of current liabilities of $5 and $21	$8	$31
Property, plant and equipment, net	9	9
Goodwill, net	15	15
Trademarks and other intangible assets, net	31	31
Equity investment in Henkel Iberica	69	62
Other assets	3	3
Deferred income tax assets (liabilities)	1	(6)
Net assets exchanged	$136	$145

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

2.    Henkel Transactions and Discontinued Operations (Continued)

BRAZIL BUSINESS

In fiscal year 2003, the Company announced its intent to exit its business in Brazil, a reporting unit included in the International segment, due to the poor economic and market conditions and the Company’s lack of business scale in that country. The Company has closed its offices in Brazil and has sold nearly all of the remaining assets of this business, which is classified as a discontinued operation. There were no sales or other significant financial results during fiscal year 2005 from the Brazil business. The following table presents the net sales and earnings (losses) from the Brazil business:

	2004	2003
Net sales	—	$27
Losses from discontinued operations before income taxes	$(4)	$(3)
Asset impairment charges	—	(23)
Income tax benefits	7	5
Earnings (losses) from discontinued operations	$3	$(21)

3.    Restructuring and Asset Impairment

Restructuring and asset impairment charges were $36, $11 and $33 in fiscal years 2005, 2004 and 2003, respectively.

	2005	2004	2003
Restructuring:
Severance	$6	$1	$—
Plant closure and other	1	—	—
Total restructuring	7	1	—
Asset impairment:
Machinery and equipment	29	10	—
Goodwill and other intangibles (including deferred translation and deferred charges)	—	—	33
Total asset impairment	29	10	33
Total restructuring and asset impairment expense	$36	$11	$33
Accrued restructuring at beginning of year	$3	$6	$14
Restructuring expense	7	1	—
Payments	(8)	(4)	(8)
Accrued restructuring at end of year	$2	$3	$6

During fiscal years 2005 and 2004, the Company recorded restructuring and asset impairment charges of $32 and $11 in conjunction with the Glad® supply chain restructuring. The restructuring involved closing a manufacturing facility and distributing the remaining production between Glad’s North American plants and third-party suppliers to optimize available capacity and operating costs. The charges in fiscal year 2005 included asset impairment charges of $26, employee severance of approximately $5, and lease termination fees of $1. The Company also recorded incremental operating costs of $7 associated primarily with equipment and inventory transfer charges. The charges in fiscal year 2004 consisted of asset impairment charges of $10 for certain manufacturing equipment and $1 of employee severance costs.

In fiscal year 2005, the Company also recorded asset impairment charges and severance costs of $4 related to manufacturing operations in the International segment. The fair values of all impaired assets were determined based on the estimated selling values of assets in similar conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

3.    Restructuring and Asset Impairment (Continued)

During fiscal year 2003, the Company recorded $33 of restructuring and asset impairment costs, which was driven primarily by a $30 goodwill impairment charge related to the Company’s business in Argentina, of which $8 was recorded as a reduction to goodwill, $9 to deferred charges and $13 to deferred translation. The impairment charges were driven by the continued unsettled conditions in the local market and significant changes in competitor actions that resulted in a change to the Company’s marketing strategy for Argentina.

4.    Inventories

Inventories at June 30 were comprised of the following:

	2005	2004
Finished goods	$256	$243
Raw materials and packaging	76	68
Work in process	6	3
LIFO allowances	(9)	(9)
Allowances for obsolescence	(6)	(4)
Total	$323	$301

The last-in, first-out (“LIFO”) method was used to value approximately 43% and 44% of inventories at June 30, 2005, and 2004, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (“FIFO”) method. If the carrying value of LIFO inventories had been determined using the FIFO method, inventory amounts would have increased by approximately $9 at both June 30, 2005 and 2004. The effect on earnings of the liquidation of any LIFO layers was not material for the fiscal years ended June 30, 2005, 2004 and 2003.

Changes in the allowance for inventory obsolescence were as follows:

	2005	2004	2003
Beginning of year	$(4)	$(3)	$(12)
Inventory obsolescence	(16)	(14)	(8)
Deductions for inventory write-offs	14	13	17
End of year	$(6)	$(4)	$(3)

5.    Property, Plant and Equipment

The components of property, plant and equipment at June 30 were as follows:

	2005	2004
Land and improvements	$96	$93
Buildings	487	480
Machinery and equipment	1,245	1,255
Computer hardware	120	113
Capitalized software costs	235	219
Construction in progress	69	50
	2,252	2,210
Less: accumulated depreciation and amortization	(1,253)	(1,158)
Net balance	$999	$1,052

Depreciation and amortization expense related to property, plant and equipment was $170, $167 and $147 in fiscal years 2005, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

6.    Goodwill, Trademarks, and Other Intangible Assets

Changes in the carrying amount of goodwill for the fiscal years ended June 30, 2005 and 2004, by operating segment are summarized below. Goodwill is reported net of accumulated amortization of $345 and $357 at June 30, 2005 and 2004, respectively.

	Household Group	Specialty Group	International	Corporate	Total
Balance at June 30, 2003 (as reported)	$125	$381	$155	$69	$730
Segment realignment (Note 18)	298	(298)	—	—	—
Balance at June 30, 2003 (as realigned)	423	83	155	69	730
Acquisitions and sales	—	—	6	—	6
Translation adjustments and other	(2)	—	8	—	6
Balance at June 30, 2004	421	83	169	69	742
Henkel exchange	—	(15)	—	—	(15)
Translation adjustments and other	5	—	11	—	16
Balance at June 30, 2005	$426	$68	$180	$69	$743

Changes in trademarks and other intangible assets for the fiscal years ended June 30, 2005 and 2004 are summarized below. The intangible assets, which are subject to amortization, are reported net of accumulated amortization of $164 and $152 at June 30, 2005 and 2004, respectively, of which $38 and $28, respectively, related to technology. The estimated amortization expense for these intangible assets is $11 for each of the fiscal years 2006, 2007, 2008, 2009 and 2010.

	Trademarks and other intangible assets subject to amortization
	Technology	Other	Sub-Total	Trademarks not subject to amortization	Total
Net balance at June 30, 2003	$105	$31	$136	$515	$651
Acquisitions	1	—	1	2	3
Translation adjustments and other	—	(4)	(4)	(2)	(6)
Amortization	(9)	(6)	(15)	—	(15)
Net balance at June 30, 2004	97	21	118	515	633
Henkel exchange	—	—	—	(32)	(32)
Translation adjustments and other	—	1	1	9	10
Amortization	(10)	(2)	(12)	—	(12)
Net balance at June 30, 2005	$87	$20	$107	$492	$599
Weighted average life (in years)	13	19	14		14

The Company performed its annual review of intangible assets in the third fiscal quarter and no instances of impairment were identified. Business valuations of the Colombia and Venezuela reporting units were performed, as these businesses operate under continuing economic and political uncertainties. The fair value for Colombia was only slightly in excess of the carrying amount. The Company is closely monitoring any events, circumstances, or changes in the businesses that might imply a reduction in the fair value and might lead to additional impairments. The Company will continue to test annually for impairment in the third fiscal quarter unless there are indications during an interim period that intangible assets may have become impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

7.    Other Assets

Other assets were comprised of the following at June 30:

	2005	2004
Pension benefit assets	$2	$119
Equity investments in:
Henkel Iberica	—	62
Other entities	47	45
Investment in low-income housing partnerships	33	51
Investment in insurance contracts	49	47
Non-qualified retirement plan assets	18	21
Other	37	19
Total	$186	$364

PENSION BENEFIT ASSETS

The Company reported a net pension liability at June 30, 2005 compared to net pension assets at June 30, 2004. The pension liability resulted from the accumulated benefit obligations exceeding the market value of plan assets for the qualified plans as of June 30, 2005. This resulted in a charge to other comprehensive income of $118, net of deferred income taxes.

EQUITY INVESTMENTS

The Company holds various equity investments in a number of consumer products businesses, most of which operate outside the United States. The most significant of these investments was a 20 percent joint venture interest in Henkel Iberica, a subsidiary of Henkel, which was a related party of the Company until November 2004. Under the terms of the Share Exchange Agreement (Note 2), the investment was transferred to Henkel in November 2004. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its joint venture agreements that would require any future cash contributions or disbursements arising out of a variable interest entity or equity investment, except for the investment in low-income housing partnerships described in the following paragraph.

INVESTMENT IN LOW-INCOME HOUSING PARTNERSHIPS

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 55 low-income housing partnerships, which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provide the Company with low-income housing tax credits, which are accounted for in accordance with EITF Issue 94-1, “Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects.” Tax benefits, net of equity in the (losses) of the low-income housing partnerships, were $(4), $8, and $14 in fiscal years 2005, 2004 and 2003, respectively. The Company’s estimated future capital requirements for the partnerships are approximately $5, $2, $2, and $1 in fiscal years 2006, 2007, 2008, and 2009, respectively. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits, the tax benefits of partnership losses and proceeds from the disposition of rental properties. The risk of these tax credits being unavailable to the Company is considered very low. For the combined group of low-income housing partnerships in which the Company invests, the aggregate underlying assets and liabilities were approximately $449 and $536 as of June 30, 2005. The Company does not consolidate the investment in low-income housing partnerships.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

7.    Other Assets (Continued)

In the third quarter of fiscal year 2005, the Company recorded a $13 pretax charge ($9 after tax) in other (income) expense to recognize certain partnership operating losses realized in prior fiscal years. The aggregate charge accumulated over the approximate 14-year period during which the Company invested in the partnerships. The Company does not believe these losses are material to the periods in which they should have been reflected or were and, therefore, recorded the entire charge in the third quarter of fiscal year 2005.

INVESTMENT IN INSURANCE CONTRACTS

The Company invests in life insurance policies and records the cash surrender value of the contracts, net of any policy loans, at fair value. Any change in the cash surrender value is reflected in other (income) expense.

NON-QUALIFIED RETIREMENT PLAN ASSETS

The majority of the non-qualified retirement plan assets at June 30, 2005 are held in a trust owned life insurance policy, whose investment assets are a separately-managed portfolio administered by an insurance company. The assets held under this insurance policy are recorded at estimated fair value with changes in estimated value recorded in net earnings.

8.    Accrued Liabilities

Accrued liabilities at June 30 consisted of the following:

	2005	2004
Taxes	$281	$377
Trade and sales promotion	107	122
Compensation and employee benefit costs	85	88
Interest and other	141	56
Total	$614	$643

In the first quarter of fiscal year 2006, the Company paid $150 as part of a tax settlement agreement reached in fiscal year 2005 (Note 16). The payment was applied to the accrued taxes balance.

9.    Debt

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2005	2004
Commercial paper	$357	$286
Notes payable	—	3
Foreign borrowings	2	—
Total	$359	$289

The weighted average interest rate for notes and loans payable was 2.4%, 1.1% and 2.3% for fiscal years 2005, 2004 and 2003, respectively. The carrying value of notes and loans payable at June 30, 2005 and 2004 approximated the fair value of such debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

9.    Debt (Continued)

Long-term debt at June 30 included the following:

	2005	2004
Senior unsecured notes and debentures:
Floating rate, $500 due December 2007	$500	$—
4.20%, $575 due January 2010, including premiums	577	—
5.00%, $575 due January 2015	575	—
6.125%, $300 due February 2011, including premiums	317	321
7.25%, $150 due March 2007	150	150
Foreign bank loans	—	6
Other	5	—
Total	2,124	477
Less: current maturities	(2)	(2)
Long-term debt	$2,122	$475

The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 4.7%, 5.8% and 3.1% for fiscal years 2005, 2004 and 2003, respectively. The estimated fair value of long-term debt, including current maturities, was $2,146 and $493 at June 30, 2005 and 2004, respectively.

In December 2004, the Company issued $1,650 in private placement senior notes in connection with the share exchange with Henkel (Note 2). The senior notes consist of $500 aggregate principal amount of floating-rate senior notes due December 2007, $575 aggregate principal amount of 4.20% senior notes due January 2010 and $575 aggregate principal amount of 5.00% senior notes due January 2015. The floating-rate senior notes incur interest at a rate equal to three-month LIBOR plus 0.125%, reset quarterly. The interest rate at June 30, 2005 for the floating-rate senior notes was 3.53%. The Company used the full amount of the net proceeds from the offering to repay a portion of the amount outstanding under its commercial paper program used to finance the cash contribution made in connection with the share exchange with Henkel. In April 2005, the Company completed an exchange offering that allowed debt holders to exchange private placement senior notes for senior notes registered under the Securities Act of 1933, as amended.

Credit facilities as of June 30 were as follows:

	2005	2004
Domestic credit facilities:
Credit line, scheduled to expire in December 2009	$1,300	$—
Credit line, scheduled to expire in June 2005	—	600
Credit line, scheduled to expire in March 2007	—	350
Foreign and other credit lines	16	12
Total	$1,316	$962

At June 30, 2005, there were no borrowings under the $1,300 credit agreement, which is available for general corporate purposes and to support additional commercial paper issuances. During the quarter ended December 31, 2004, the $600 and $350 credit facilities were cancelled. In addition, as of June 30, 2005, the Company had $14 available for borrowing under foreign and other credit lines.

Debt maturities as of June 30, 2005 are $2, $152, $500, $0, $575 and $875 in fiscal years 2006, 2007, 2008, 2009, 2010, and thereafter, respectively. The Company was in compliance with all restrictive covenants and limitations as of June 30, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

10.    Fair Value of Financial Instruments

The Company’s derivative financial instruments were recorded at fair value in the consolidated balance sheets as assets at June 30 as follows:

	2005	2004
Current assets:
Commodity purchase contracts	$7	—
Foreign exchange contracts	—	$1
Other assets:
Commodity purchase contracts	5	3

In fiscal year 2004, the Company discontinued hedge accounting treatment for its resin commodity contracts since the contracts no longer met the accounting requirements for a cash flow hedge. These contracts are used as an economic hedge of resin prices and changes in the fair value of these contracts are recorded to other (income) expense. The pretax effect on net earnings from these contracts was a gain of $2 in both fiscal year 2005 and 2004. All instruments accorded hedge accounting treatment are considered effective.

In fiscal year 2004, the Company terminated the interest rate swap agreements associated with its senior unsecured note maturing in February 2011. The fair value of these swaps, which totaled $24 upon termination, is being recognized in net earnings on a straight-line basis over the remaining life of the note.

The Company uses commodity futures, swap, and option contracts to fix the price of a portion of its raw material requirements. Contract maturities, which extend to fiscal year 2007, are matched to the length of the raw material purchase contracts. Realized contract gains and losses are reflected as adjustments to the cost of the raw materials. The estimated amount of existing pretax net gains for commodity contracts in accumulated other comprehensive net income that is expected to be reclassified into net earnings during the year ending June 30, 2006 is $6.

The Company also enters into certain foreign-currency related derivative contracts with no specific hedge designations. These contracts, which have been entered into to manage a portion of the Company’s foreign exchange risk, are accounted for by adjusting the carrying amount of the contracts to market value and recognizing any gain or loss in other (income) expense.

The notional and estimated fair values of the Company’s derivative instruments are summarized below as of June 30:

	2005		2004
	Notional	Fair Value	Notional	Fair Value
Derivative Instruments
Foreign exchange contracts	$32	—	$36	$1
Commodity purchase contracts	73	$12	43	3
Commodity option contracts	—	—	2	—

The carrying values of cash, short-term investments, accounts receivable and accounts payable approximate their fair values at June 30, 2005 and 2004 due to the short maturity and nature of those balances. See Note 9 for fair values of notes and loans payable and long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

11.    Other Liabilities

Other liabilities consisted of the following at June 30:

	2005	2004
Venture agreement net terminal obligation	$258	$125
Retirement healthcare benefits	88	82
Qualified and nonqualified pension plans	119	42
Deferred compensation plans	61	50
Environmental remediation	33	29
Long term disability post employment obligation	21	19
Other	38	30
Total	$618	$377

VENTURE AGREEMENT

On January 31, 2003, the Company entered into an agreement with The Procter & Gamble Company (“P&G”) to form a venture related to the Company’s Glad plastic bags, wraps and containers business. P&G contributed production and research and development equipment, licenses to use a range of current and future trademarks, and other proprietary technologies to the Company in exchange for an interest in the profits and losses, and cash flows, as contractually defined, of the Glad business. P&G is also providing and being reimbursed for research and development support to the Glad business for the first ten years of the venture, subject to renewal options. At inception of the agreement, the production and research and development equipment, and the technologies contributed by P&G were valued and recorded at $29 and $96, respectively. The production and research and development equipment is being depreciated on a straight-line basis over useful lives ranging from two to ten years and intangible assets are being amortized on a straight-line basis over a twelve-year period. The Company also recorded $125 as a net terminal obligation liability at inception of the agreement, which reflected the initial fair value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement.

In January 2005, P&G paid the Company $133 to exercise its option to increase its interest from 10% to 20%, which is the maximum investment P&G is allowed under the venture agreement. The Company recorded a corresponding $133 increase to other liabilities in the third quarter of fiscal year 2005 to reflect the contractual requirement to purchase P&G’s interest at the termination of the agreement. This obligation is being adjusted to fair value on an annual basis. In addition, the Company established a $34 deferred tax asset in the third quarter of fiscal year 2005 related to this option exercise.

During the period ended December 31, 2003, all profits, losses and cash flows, as contractually defined, of the Glad business were allocated to the Company. During calendar year 2004, profits, losses, and cash flows, as contractually defined, of the Glad business were allocated 95% to the Company and 5% to P&G. For all subsequent calendar year periods, the allocation is 80% to the Company and 20% to P&G.

The agreement can be terminated under certain circumstances including, at the option of P&G, a change in control of the Company, or, at either party’s option, the sale of the Glad business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by a pre-determined valuation procedure. Following termination, the Glad business will retain the exclusive intellectual property licenses contributed by P&G for the licensed products marketed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

12.    Stockholders’ (Deficit) Equity

The Company has two share repurchase programs, consisting of an open-market program, which has a total authorization of $1,700, and a program to offset the impact of share dilution related to the exercise of stock options (“evergreen program”), which has no authorization limit. Due mainly to the acquisition of approximately 61.4 million of the Company’s shares in the transaction with Henkel (Note 2), there were no repurchases under the open-market program during fiscal year 2005. The total number of shares repurchased as of June 30, 2005 under the open-market program was 22 million shares at a cost of $932, leaving $768 of authorized repurchases remaining under that program. Share repurchases under the evergreen program were $160 (3 million shares) in fiscal year 2005.

Accumulated other comprehensive net losses at June 30, 2005, 2004, and 2003 included the following net-of-tax losses (gains):

	2005	2004	2003
Currency translation	$(217)	$(267)	$(270)
Derivatives	5	(1)	3
Minimum pension liabilities	(124)	(6)	(72)
Total	$(336)	$(274)	$(339)

For fiscal years 2005, 2004 and 2003, the Company recorded charges (benefits) to deferred taxes of $72, $(41), and $44, respectively, which were related to its minimum pension liability adjustments and were reflected as components of total comprehensive income.

13.    Stock Compensation Plans

At June 30, 2005, the Company had various non-qualified stock-based compensation programs, which include stock options, performance units and restricted stock awards. The 1996 Stock Incentive Plan (“1996 Plan”) and the 1993 Directors’ Stock Option Plan are the only plans with stock awards currently available for grant as of June 30, 2005. The Company is authorized to grant up to 26 million common shares under the 1996 Plan, of which 7 million common shares are remaining and could be granted in the future. The Company is authorized to grant up to 400,000 common shares under the 1993 Directors’ Stock Option Plan, of which 37,000 common shares are remaining and could be granted in the future. Stock awards outstanding under the Company’s plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over periods from one to seven years and expire no later than ten years after the grant date.

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, performance units and restricted stock awards under all the Company’s existing non-qualified stock-based compensation programs at June 30, 2005:

Number of shares to be issued upon exercise (in thousands)	12,776
Weighted-average exercise price	$38
Number of shares remaining for future issuance (in thousands)	6,756

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

13.    Stock Compensation Plans (Continued)

The status of the Company’s stock option plans at June 30 is summarized below:

	Number of Shares	Weighted-Average Exercise Price
	(in thousands)
Outstanding at June 30, 2002	15,212	$33
Granted	2,009	41
Exercised	(2,202)	25
Cancelled	(424)	41

Outstanding at June 30, 2003	14,595	35
Granted	2,337	45
Exercised	(3,982)	29
Cancelled	(395)	43

Outstanding at June 30, 2004	12,555	38
Granted	2,398	53
Exercised	(2,686)	35
Cancelled	(576)	49

Outstanding at June 30, 2005	11,691	42
Options exercisable at:
June 30, 2003	9,208	$32
June 30, 2004	8,173	35
June 30, 2005	7,229	36

The Company accounts for stock-based compensation using the intrinsic value method whereby the options are granted at market price, and therefore no compensation costs are recognized. Pro forma disclosures of net earnings, basic and diluted earnings per common share reflecting the Company’s financial results if compensation expense for the various stock option plans had been determined based upon fair values at the grant date are presented in Note 1.

The weighted-average fair value per share of each option granted during fiscal years 2005, 2004 and 2003, estimated as of the grant date using the Black-Scholes option pricing model, was $14.33, $12.64 and $11.59, respectively.

The following assumptions were used to estimate the fair value of fiscal year 2005, 2004 and 2003 option grants:

	2005	2004	2003
Dividend yield	2.06%	2.45%	2.11%
Expected volatility	29.2%	33.1%	35.0%
Risk-free interest rate	3.1% to 5.4%	2.5% to 4.0%	2.1% to 4.1%
Expected life	4 to 6 years	4 to 6 years	5 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

13.    Stock Compensation Plans (Continued)

Summary information about the Company’s stock options outstanding at June 30, 2005 is as follows (number of shares in thousands):

		Options Outstanding		Options Exercisable
Range of Exercise Price	Weighted-Average Remaining Contractual Life in Years	Outstanding	Weighted-Average Exercise Price	Exercisable	Weighted-Average Exercise Price
$13–$20	0.2	59	$18	59	$18
20– 27	0.9	838	22	838	22
27– 34	3.2	41	33	41	33
34– 40	5.3	5,506	37	5,123	37
40– 47	7.8	2,278	45	773	44
47– 54	9.0	2,228	53	65	50
54– 61	7.2	378	55	285	54
61– 67	1.7	363	67	45	67
$13–$67	6.1	11,691	$42	7,229	$36

The Company’s performance unit grants provide for the issuance of common stock to certain senior management if the Company’s stock performance meets specified hurdle rates based on comparisons with the performance of a selected peer group of companies. In fiscal year 2005, the Company determined that it was likely that certain hurdle rates will be met related to the grant vesting in September 2005 and began accruing a liability for the estimated payment. The Company continues to monitor the status of the remaining grants; however, the Company has not yet recorded a liability related to these units because the vesting dates extend too far into the future to reasonably estimate whether the hurdle rates will be achieved. Based on the June 30, 2005 market price of the Company’s stock, the expense for the remaining unvested performance unit grants would be $13. Compensation expense related to the performance unit grants was $6, $0, and $7 for fiscal years 2005, 2004 and 2003, respectively. Compensation expense related to the Company’s restricted stock programs was $6 for each of the fiscal years 2005, 2004 and 2003.

14.    Leases and Other Commitments

The Company leases transportation equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases and the Company’s existing contracts will expire by 2019. The Company expects that in the normal course of business, existing contracts will be renewed or replaced by other leases. The following is a schedule of future minimum rental payments required under the Company’s existing non-cancelable lease agreements:

Fiscal Year	Future Minimum Rental Payments
2006	$23
2007	23
2008	21
2009	16
2010	12
Thereafter	55
Total	$150

Rental expense for all operating leases was $46, $68 and $56 in fiscal years 2005, 2004 and 2003, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2014. Future minimum rentals to be received under these leases total $8 and do not exceed $1 in any one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

14.    Leases and Other Commitments (Continued)

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include firm commitments for raw material and contract packing purchases, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. As of June 30, 2005, the Company’s purchase obligations totaled $187, $38, $32, $11, $4 and $4 for fiscal years 2006 through 2010, and thereafter, respectively.

15.    Other (Income) Expense

The major components of other (income) expense for the fiscal years ended June 30 were:

	2005	2004	2003
Henkel Iberica:
Gain on exchange	$(20)	$—	$—
Equity in earnings	(5)	(11)	(2)
	(25)	(11)	(2)
Interest income	(10)	(4)	(3)
Foreign exchange (gains) losses, net	(8)	—	2
Equity in earnings of other unconsolidated affiliates	(5)	(6)	(7)
Low-income housing partnerships losses (Note 7)	16	—	—
Amortization of trademarks and other intangible assets	4	7	11
Other, net	5	5	(9)
	2	2	(6)
Total other (income) expense	$(23)	$(9)	$(8)

The Company recorded an $11 benefit ($8 after tax) to other (income) expense in the fourth quarter of fiscal year 2005 to recognize certain currency transaction gains which accumulated over a four-year period in a foreign subsidiary. The Company does not believe the foreign currency transaction gains are material to the periods in which they should have been reflected or were and therefore, recorded the entire benefit in the fourth quarter of fiscal year 2005.

16.    Income Taxes

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2005	2004	2003
Current
Federal	$209	$186	$122
State	24	19	12
Foreign	26	32	23
Total current	259	237	157
Deferred
Federal	(62)	29	95
Federal — American Jobs Creation Act	12	—	—
State	(5)	(4)	7
Foreign	8	—	(2)
Total deferred	(47)	25	100
Total	$212	$262	$257

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

16.    Income Taxes (Continued)

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2005	2004	2003
United States	$587	$639	$642
Foreign	142	113	76
Total	$729	$752	$718

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2005	2004	2003
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	1.7	1.9	1.7
Tax differential on foreign earnings	(0.6)	(1.2)	(1.0)
Net adjustment of prior year federal and state tax accruals	(2.9)	0.5	0.1
Change in valuation allowance	(1.4)	(0.4)	0.8
Low-income housing tax credits	(0.9)	(1.1)	(1.9)
Other differences	(1.8)	0.2	1.1
Effective tax rate	29.1%	34.9%	35.8%

Applicable U.S. income and foreign withholding taxes have not been provided on approximately $18 of undistributed earnings of certain foreign subsidiaries at June 30, 2005 since these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $4. The Company anticipates repatriating earnings from certain foreign subsidiaries under the American Jobs Creation Act. Applicable U.S. income and foreign withholding taxes have been or will be provided on these earnings in the periods in which they are repatriated.

The tax benefit related to the Company’s stock option plans is recorded as an increase to additional paid-in capital when realized. In fiscal years 2005, 2004 and 2003, the Company realized tax benefits of approximately $22, $32 and $16, respectively. Stock option tax benefits are reflected as a component of operating cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

16.    Income Taxes (Continued)

The components of deferred tax assets and liabilities at June 30 are shown below:

	2005	2004
Deferred tax assets
Minimum pension funding obligation	$75	$3
Compensation and benefit programs	55	38
Basis difference related to Venture Agreement (Note 11)	34	—
Net operating loss and tax credit carryforwards	26	38
Tax effect of deferred translation	—	12
Other	33	27
Subtotal	223	118
Valuation allowance	(33)	(39)
Total deferred tax assets	190	79
Deferred tax liabilities
Fixed and intangible assets	(173)	(191)
Low-income housing partnerships	(24)	(26)
Tax effect of deferred translation	(2)	—
Other	(50)	(29)
Total deferred tax liabilities	(249)	(246)
Net deferred tax liabilities	$(59)	$(167)

The net deferred tax assets and liabilities included in the consolidated balance sheet at June 30 were as follows:

	2005	2004
Current deferred tax assets	$16	$7
Noncurrent deferred tax assets	8	—
Current deferred tax liabilities	(1)	—
Noncurrent deferred tax liabilities	(82)	(174)
Net deferred tax liabilities	$(59)	$(167)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances as of June 30, 2005 and 2004 were $33 and $39, respectively, and have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2005	2004
Valuation allowance at beginning of year	$(39)	$(97)
Impairment	—	49
Other	6	9
Valuation allowance at end of year	$(33)	$(39)

The valuation allowance reduction for fiscal year 2004 impairment losses is the result of a reassessment of deferred tax assets for certain Argentina intangibles originally impaired in fiscal year 2002. A private ruling was received from Argentine tax authorities during fiscal year 2004 indicating the Company had no tax basis in these intangibles. The Company previously carried a 100% valuation allowance on the deferred tax assets for these intangibles.

As of June 30, 2005, the Company had income tax credit carryforwards in foreign jurisdictions of $2, which have expiration dates between fiscal years 2006 and 2010. Tax benefits from foreign net operating loss carryforwards of $22 have expiration dates between fiscal years 2006 and 2015. Additionally, tax benefits from foreign net operating loss carryforwards of $2 may be carried forward indefinitely.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

16.    Income Taxes (Continued)

The IRS has completed its audit of the Company’s 1997 through 2000 tax returns. The audit of the 2001 and 2002 tax years is now in progress. In April 2005, the Company reached an agreement with the IRS resolving certain tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company is paying $247 in federal and state taxes and interest related to the years 1997 through 2004. After considering tax savings from increased state tax and interest deductions, net federal and state taxes and interest total $228. Of the $247 in federal and state taxes and interest, the Company paid $94 (excluding $6 of tax benefits) in the third and fourth quarters of fiscal year 2005 and paid the majority of the balance, approximately $150, in the first quarter of fiscal year 2006. The Company had previously accrued for this contingency. In the third quarter of fiscal year 2005, the Company released approximately $23 in tax accruals related to this matter.

17.    Employee Benefit Plans

RETIREMENT INCOME PLANS

The Company has qualified and non-qualified defined benefit plans that cover substantially all domestic employees and certain international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of marketable equity and debt security investments. The Company made a discretionary qualified domestic pension contribution of $37 to its domestic qualified retirement income plans in fiscal year 2004. The Company has also contributed $1 and $4 to its foreign retirement income plans for fiscal years 2005 and 2004, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate. In fiscal year 2006, Clorox does not expect to make any significant contributions to its domestic and foreign pension plans.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (“APBO”) was 10% for medical and 15% for prescription drugs for fiscal year 2005. These rates have been assumed to gradually decrease by 1% for each year until an assumed ultimate trend of 5% is reached in 2010 for medical and 2016 for prescription drugs. The healthcare cost trend rate assumption has a significant effect on the amounts reported. The effect of a one percentage point increase or decrease in the assumed healthcare cost trend rate on the total service and interest cost components and the postretirement benefit obligation was less than $1 as of June 30, 2005, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

17.    Employee Benefit Plans (Continued)

Summarized information for the Company’s retirement income and healthcare plans as of and for the fiscal year ended June 30:

	Retirement Income		Retirement Health Care
	2005	2004	2005	2004
Change in benefit obligations
Benefit obligation at beginning of year	$404	$387	$77	$76
Service cost	13	12	2	2
Interest cost	26	24	5	5
Employee contributions to deferred compensation plans	7	8	—	—
Actuarial loss (gain)	112	3	6	(3)
Benefits paid	(32)	(30)	(6)	(3)
Benefit obligation at end of year	530	404	84	77

Change in plan assets
Fair value of assets at beginning of year	334	272	—	—
Actual return on plan assets	29	45	—	—
Employer contributions to qualified and nonqualified plans	8	47	6	3
Benefits paid	(32)	(30)	(6)	(3)
Fair value of plan assets at end of year	339	334	—	—
Unfunded status	(191)	(70)	(84)	(77)
Unrecognized prior service cost	(3)	(4)	(10)	(12)
Unrecognized loss	220	118	12	7
Prepaid (accrued) benefit cost	$26	$44	$(82)	$(82)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$2	$119	$—	$—
Accrued benefit liability	(175)	(84)	(82)	(82)
Accumulated other comprehensive net losses, before deferred tax benefits	199	9	—	—
Net amount recognized	$26	$44	$(82)	$(82)

The projected benefit obligation, accumulated benefit obligation (“ABO”) and fair value of plan assets for those retirement income plans with an ABO in excess of plan assets were $460, $445, and $326, respectively, as of June 30, 2005 and $47, $46 and $4, respectively, as of June 30, 2004. The ABO for all retirement income plans was $457 and $353 as of June 30, 2005 and 2004. The Company uses a June 30 measurement date for its significant benefit plans.

At June 30, 2005 and 2004, the Company had additional minimum pension liabilities of $199 and $9, respectively, which were included in accumulated other comprehensive net losses, with an offset to other liabilities. These balances represent the excess of the accumulated benefit obligation over the market value of plan assets. At June 30, 2005 and 2004 the Company recorded deferred taxes of $75 and $3 associated with the additional minimum pension liabilities with an offset to accumulated other comprehensive net losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

17.    Employee Benefit Plans (Continued)

	Retirement Income			Retirement Health Care
	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost
Service cost	$13	$12	$11	$2	$2	$2
Interest cost	26	24	24	5	5	5
Expected return on plan assets	(28)	(29)	(30)	—	—	—
Plan adjustments	—	—	11	—	—	(4)
Amortization of unrecognized items	8	6	(2)	(2)	(1)	(1)
Total net periodic benefit cost	$19	$13	$14	$5	$6	$2

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic qualified retirement income plan at June 30 are:

		% of Plan Assets at June 30
	% Target Allocation	2005	2004
Asset Category
U.S. equity	57	58	60
International equity	18	18	16
Fixed income	25	24	24
Total	100%	100%	100%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation. The discount rate assumption is determined annually based on the Moody’s Aa-rated long-term bonds, which approximate the timing and cash outflows of the Company’s defined benefit payments. The target asset allocation was determined based on the risk tolerance characteristics of the plan and, at times, may be adjusted to achieve the Company’s overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 and the net periodic pension and other postretirement benefit expenses (income) for the fiscal year ended June 30, are as follows:

	Retirement Income		Retirement Health Care
	2005	2004	2005	2004
Benefit Obligation
Discount rate
Range	5.00% to 5.25%	5.50% to 6.50%	5.00% to 5.25%	6.25% to 6.50%
Weighted average	5.01%	6.48%	5.01%	6.49%
Rate of compensation increase
Range	3.50% to 5.50%	3.50% to 5.50%	n/a	n/a
Weighted average	4.17%	4.17%	n/a	n/a
Expected return on plan assets
Range	6.50% to 8.25%	6.50% to 8.25%	n/a	n/a
Weighted average	8.18%	8.19%	n/a	n/a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

17.    Employee Benefit Plans (Continued)

	Retirement Income
	2005	2004	2003
Net periodic expense (income)
Discount rate
Range	5.50% to 6.50%	4.75% to 6.25%	5.75% to 7.25%
Weighted average	6.49%	6.24%	7.23%
Rate of compensation increase
Range	3.50% to 5.50%	3.50% to 5.50%	3.50% to 5.50%
Weighted average	4.17%	4.17%	4.16%
Expected return on plan assets
Range	6.50% to 8.25%	6.50% to 8.25%	6.50% to 9.50%
Weighted average	8.18%	8.19%	9.41%

	Retirement Health Care
	2005	2004	2003
Net periodic expense (income)
Discount rate
Range	6.25% to 6.50%	6.25% to 6.50%	6.25% to 6.75%
Weighted average	6.49%	6.49%	6.27%

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Retirement Income	Retirement Health Care
2006	$30	$7
2007	31	7
2008	32	7
2009	32	6
2010	34	6
Fiscal years 2011–2015	168	31

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

DEFINED CONTRIBUTION PLANS

The Company has defined contribution plans for most of its domestic employees. The cost of those plans is based on the Company’s profitability and level of participants’ deferrals qualifying for match. The plans include The Clorox Company 401(k) Plan, which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. Company contributions to the profit sharing component above 3% of employee eligible earnings are discretionary and are based on Company performance targets including sales growth, operating margins, and ROIC. The aggregate cost of the defined contribution plans was $22, $26 and $38 in fiscal years 2005, 2004 and 2003, respectively, including $18, $22 and $33, respectively, of discretionary contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $2, $2 and $2 in fiscal years 2005, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

18.    Segment Reporting

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision makers. Certain information presented below for prior years has been reclassified to conform to the current year’s presentation, including the reclassifications necessary to reflect the realignment of business responsibilities for the Company’s senior leadership, which was effective in January 2005. Intersegment sales are insignificant. The operating segments include:

•	Household Group — North America, formerly known as Household Products — North America: Includes U.S. bleach, cleaning, water-filtration and professional products; the automotive-care business; and all products marketed in Canada. The automotive-care business and professional products were previously included in the Specialty Products segment. The Soft Scrub business, previously part of the Household Products — North America segment, is included in discontinued operations.

•	Specialty Group, formerly known as Specialty Products: Includes the plastic bags, wraps and containers businesses marketed in the United States, charcoal, cat litter and food products. The plastic bags, wraps and containers businesses were previously included in the Household Products — North America segment. The domestic insecticide business, previously part of the Specialty Products segment, is included in discontinued operations.

•	International, formerly known as Household Products — Latin America/Other: Includes operations outside the United States and Canada, excluding the European automotive-care business. The international insecticide business and Henkel Iberica, both previously part of the Household Products — Latin America/Other segment, are included in discontinued operations.

Corporate includes certain non-allocated administrative costs, amortization of trademarks and other intangible assets, interest income, interest expense, foreign exchange gains and losses, and other non-operating income and expense. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances, and other investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

18.    Segment Reporting (Continued)

	Fiscal Year	Household Group	Specialty Group	International	Corporate	Total Company
Net sales	2005	$2,038	$1,788	$562	$—	$4,388
	2004	1,986	1,677	499	—	4,162
	2003	1,995	1,549	442	—	3,986

Earnings (losses) from continuing operations before income taxes	2005	633	435	119	(458)	729
	2004	634	417	115	(414)	752
	2003	613	442	55	(392)	718

Equity in earnings of affiliates	2005	—	—	13	(1)	12
	2004	—	—	17	—	17
	2003	—	—	9	—	9

Identifiable assets	2005	1,360	862	549	846	3,617
	2004	1,355	908	660	911	3,834

Capital expenditures	2005	39	61	9	42	151
	2004	30	61	6	73	170
	2003	29	55	7	112	203

Depreciation and amortization	2005	42	64	9	75	190
	2004	40	63	11	81	195
	2003	43	54	10	82	189

Significant non-cash charges included in earnings from continuing operations before income taxes:
Asset impairment costs	2005	—	26	3	—	29
	2004	—	10	—	—	10
	2003	—	—	33	—	33

The aggregate net pretax gain on divestitures in fiscal year 2003 was $2 and was included in the Specialty Group segment. There were no divestitures in fiscal year 2004 or 2005. The $20 gain recorded on the exchange of Henkel Iberica was included in the Corporate segment.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 27%, 25% and 25% of consolidated net sales in fiscal years 2005, 2004 and 2003, respectively, and occurred primarily within the Household Group and Specialty Group segments. No other customers exceeded 6% of consolidated net sales in any year.

Sales of Glad trash bags represented approximately 12% and 10%, respectively, of total Company net sales in fiscal year 2005 and 2004. Sales of Clorox liquid bleach represented approximately 11% and 12%, respectively, of total Company net sales in fiscal year 2005 and 2004. No other product line exceeded 10% of net sales in either fiscal year 2005 or 2004. Other than Clorox liquid bleach, no other product line exceeded 10% of net sales in fiscal year ended June 30, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

18.    Segment Reporting (Continued)

Net sales and long-lived assets by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2005	$3,692	$696	$4,388
	2004	3,547	615	4,162
	2003	3,433	553	3,986

Long-lived assets	2005	883	116	999
	2004	937	115	1,052

19.    Other Contingencies

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $33 and $29 at June 30, 2005 and 2004, respectively, for its share of the related aggregate future remediation cost, of which $8 was accrued during the year ended June 30, 2005. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2005 and 2004. The Company is subject to a cost-sharing arrangement with another party for this matter, under which Clorox has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality (“MDEQ”), which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is also subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

20.    Guarantees

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks, pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. The Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal, and other matters and have terms with varying expiration dates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

20.    Guarantees (Continued)

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company made certain representations of fact as of the closing date of the exchange transaction and certain representations and warranties regarding future performance designed to preserve the tax-free status of the exchange transaction. In general, the Company agreed to be responsible for Henkel’s taxes on the transaction if the Company’s actions result in a breach of the representations and warranties in a manner that causes the share exchange to fail to qualify for tax-free treatment. Henkel has agreed to similar obligations. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification as the agreement does not specify a maximum amount and the Company does not know Henkel’s tax basis in the shares exchanged in the exchange transaction nor the effective tax rate that would be applied, although the Company believes Henkel’s tax basis in the shares exchanged is low. The Company does note, however, that the potential tax exposure, if any, could be very significant as the value of the subsidiary stock transferred to Henkel in the exchange transaction was approximately $2,800. Although the agreement does not specify an indemnification term, any exposure under the agreement would be limited to taxes assessed prior to the expiration of the statute of limitations period for assessing taxes on the share exchange transaction. Based on the nature of the representations and warranties as well as other factors, the Company has not accrued any liability under this indemnity.

The Company is a party to a $22 letter of credit issued to one of its insurance carriers. The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2005.

21.    Earnings per Share

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per common share is as follows for the fiscal years ended June 30:

	2005	2004	2003
Basic	176,586	211,683	218,174
Stock options and other	2,590	2,688	2,518
Diluted	179,176	214,371	220,692

Stock options to purchase 502,326, 832,815, and 1,045,413 shares of common stock for the fiscal years ended June 30, 2005, 2004 and 2003, respectively, were not included in the computation of diluted net earnings per common share because the exercise price of the stock options was greater than the average market price of the common shares and therefore the effect would be antidilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

22.    Unaudited Quarterly Data

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2005
Net sales	$1,048	$1,000	$1,086	$1,254	$4,388
Cost of products sold	591	569	632	701	2,493
Earnings from continuing operations (1)(2)(3)(4)	$109	$136	$116	$156	$517
Earnings from discontinued operations, net of tax	14	563	2	—	579
Net earnings (5)	$123	$699	$118	$156	$1,096

Per common share (6):
Net earnings
Basic
Continuing operations	$0.51	$0.73	$0.76	$1.02	$2.92
Discontinued operations	0.07	3.00	0.01	—	3.28
Net earnings	$0.58	$3.73	$0.77	$1.02	$6.20
Diluted
Continuing operations	$0.50	$0.72	$0.75	$1.00	$2.88
Discontinued operations	0.07	2.96	0.01	—	3.23
Net earnings	$0.57	$3.68	$0.76	$1.00	$6.11
Dividends paid	$0.27	$0.27	$0.28	$0.28	$1.10
Dividends accrued (7)	—	—	—	$0.28	$0.28
Market price (NYSE)
High	$54.93	$59.45	$63.48	$66.04	$66.04
Low	48.90	53.20	56.80	55.15	48.90
Year-end					55.72

(1)	In the first quarter of fiscal year 2005, the Company recorded pretax asset impairment charges of $27 related to the supply chain restructuring initiative for the Glad business, part of the Specialty Group operating segment.

(2)	The Company released approximately $23 in tax accruals in the third quarter as a result of reaching settlement on an income tax contingency, thereby reducing income tax expense on continuing operations.

(3)	In the third quarter, the Company recorded a $9 after tax charge to recognize certain low-income housing partnership operating losses realized in prior fiscal years. The aggregate charge accumulated over the approximate 14-year period during which the Company invested in the partnerships.

(4)	The Company recorded an $8 after tax benefit in the fourth quarter of fiscal year 2005 to recognize certain currency transaction gains which accumulated over a four-year period in a foreign subsidiary.

(5)	Upon closing of the Henkel exchange transaction in the second quarter, the Company recognized a total gain of $570 and reversed a total of $8 of deferred income taxes. Of the total gain recognized, $550 relates to the Operating Businesses and is included in discontinued operations and $20 relates to Henkel Iberica and is included in continuing operations. Of the total deferred tax reversal, $6 relates to the Operating Businesses and is included in discontinued operations and $2 relates to Henkel Iberica and is included in continuing operations.

(6)	On November 22, 2004, the Company acquired 61.4 million shares of its common stock from Henkel as part of the share exchange.

(7)	At June 30, 2005, the Company accrued $42 of dividends declared in May 2005 and paid in August 2005. In the first quarter of fiscal year 2005, the Company paid $58 of dividends which should have been accrued at June 30, 2004. The Company does not believe the accrual was material to the period to which it relates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Clorox Company
(Dollars in millions, except per-share amounts)

22.    Unaudited Quarterly Data (Continued)

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2004
Net sales	$1,006	$920	$1,051	$1,185	$4,162
Cost of products sold	577	527	584	643	2,331
Earnings from continuing operations (1)	$115	$101	$115	$159	$490
Earnings from discontinued operations, net of tax (2)	14	8	11	26	59
Net earnings	$129	$109	$126	$185	$549

Per common share:
Net earnings
Basic
Continuing operations	$0.54	$0.48	$0.55	$0.75	$2.31
Discontinued operations	0.07	0.04	0.05	0.12	0.28
Net earnings	$0.61	$0.52	$0.60	$0.87	$2.59
Diluted
Continuing operations	$0.54	$0.47	$0.54	$0.74	$2.28
Discontinued operations	0.06	0.04	0.05	0.12	0.28
Net earnings	$0.60	$0.51	$0.59	$0.86	$2.56
Dividends paid	$0.27	$0.27	$0.27	$0.27	$1.08
Market price (NYSE)
High	$46.52	$49.16	$50.95	$54.29	$54.29
Low	41.60	44.44	46.50	48.73	41.60
Year-end					53.78

(1)	Earnings from continuing operations for the fourth quarter include pretax restructuring and asset impairment charges of $11.

(2)	The Company recognized $5 of income tax benefits in earnings from discontinued operations in the fourth quarter of fiscal year 2004, which includes $3 (or $0.02 per diluted share based upon average shares outstanding during the fourth quarter) of income tax benefits related to losses incurred in the first three quarters of fiscal year 2004.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2005 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young, LLP has audited the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2005.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There was no change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005. Our audits also included the financial statement schedule in Exhibit 99-2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Clorox Company’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 26, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 26, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that The Clorox Company maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that The Clorox Company maintained effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005 and our report dated August 26, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 26, 2005

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

Years ended June 30	2005	2004	2003	2002	2001
Dollars in millions, except per-share data and percentages
OPERATIONS
Net sales	$4,388	$4,162	$3,986	$3,859	$3,697
Cost of products sold	2,493	2,331	2,171	2,222	2,228
Gross profit	1,895	1,831	1,815	1,637	1,469
Selling and administrative expenses	551	543	523	516	472
Advertising costs	435	420	446	381	336
Research and development costs	88	84	75	64	67
Restructuring and asset impairment costs	36	11	33	184	59
Interest expense	79	30	28	38	88
Other (income) expense, net	(23)	(9)	(8)	(23)	46
Earnings from continuing operations before income taxes	729	752	718	477	401
Income taxes on continuing operations	214	262	257	173	124
Reversal of deferred taxes from equity investment in Henkel Iberica S.A.	(2)	—	—	—	—
Earnings from continuing operations	517	490	461	304	277
Earnings from discontinued operations, net of tax (1)	579	59	32	18	48
Cumulative effect of change in accounting principle	—	—	—	—	(2)
Net earnings	$1,096	$549	$493	$322	$323
Change in net sales	5%	4%	3%	4%	–2%
Change in net earnings	100%	11%	53%	—	–18%

COMMON STOCK
Weighted average shares outstanding (in thousands)
Basic	176,586	211,683	218,174	231,849	236,149
Diluted	179,176	214,371	220,692	234,704	239,483
Earnings (loss) per common share
Basic
Continuing operations	$2.92	$2.31	$2.11	$1.31	$1.18
Discontinued operations	3.28	0.28	0.15	0.08	0.20
Cumulative effect of change in accounting principle	—	—	—	—	(0.01)
Basic net earnings per common share	$6.20	$2.59	$2.26	$1.39	$1.37
Diluted
Continuing operations	$2.88	$2.28	$2.08	$1.29	$1.16
Discontinued operations	3.23	0.28	0.15	0.08	0.20
Cumulative effect of change in accounting principle	—	—	—	—	(0.01)
Diluted net earnings per common share	$6.11	$2.56	$2.23	$1.37	$1.35
Dividends paid	$1.10	$1.08	$0.88	$0.84	$0.84
Dividends accrued	$0.28	—	—	—	—

OTHER DATA
Property, plant and equipment, net	$999	$1,052	$1,072	$992	$1,036
Capital expenditures	151	170	203	174	190
Long-term debt	2,122	475	495	678	685
Total assets	3,617	3,834	3,652	3,524	4,028
Stockholders’ (deficit) equity	(553)	1,540	1,215	1,366	1,933

(1)	In fiscal year 2003, the Company announced its intent to sell its business in Brazil. In fiscal year 2005, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KG&A’s interest in Clorox common stock.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES ($ MILLION)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2005	(8)			2	1	(5)
Year ended June 30, 2004	(10)			1	1	(8)
Year ended June 30, 2003	(15)	(4)			9	(10)

Allowance for inventory obsolescence
Year ended June 30, 2005	(4)	(16)			14	(6)
Year ended June 30, 2004	(3)	(14)			13	(4)
Year ended June 30, 2003	(12)	(8)			17	(3)

Valuation allowance on deferred tax assets
Year ended June 30, 2005	(39)		(4)	10		(33)
Year ended June 30, 2004	(97)			58		(39)
Year ended June 30, 2003	(66)	(31)				(97)

Accrued environmental remediation
Year ended June 30, 2005	(29)	(8)			4	(33)
Year ended June 30, 2004	(17)	(14)			2	(29)
Year ended June 30, 2003	(17)	(2)			2	(17)

LIFO allowance
Year ended June 30, 2005	(9)					(9)
Year ended June 30, 2004	(8)	(1)				(9)
Year ended June 30, 2003	(11)			3		(8)

Accrued restructuring
Year ended June 30, 2005	(3)	(7)			8	(2)
Year ended June 30, 2004	(6)	(1)			4	(3)
Year ended June 30, 2003	(14)				8	(6)

THE CLOROX COMPANY
RETURN ON INVESTED CAPITAL

Dollars in millions	FY05		FY04		FY03		FY02		FY01
Gross profit	$1,895		$1,831		$1,815		$1,637		$1,469
Selling and administrative expenses	551		543		523		516		472
Advertising costs	435		420		446		381		336
Research and development costs	88		84		75		64		67
Operating profit	821		784		771		676		594
Restructuring and intangible amortization in operating profit	15		8		4		(4)		39
Adjusted operating profit	836		792		775		672		633
After tax adjusted operating profit	543		516		508		480		430
Average invested capital (1)	3,898		3,819		3,658		3,841		4,157
Return on invested capital	13.9%		13.5%		13.9%		12.5%		10.3%
change versus prior year	+40	bps	–40	bps	+140	bps	+220	bps	n/a

(1)	Average Invested Capital includes total assets less current liabilities (excluding short-term debt) adjusted to add back goodwill amortization, impairment and restructuring charges.